                                                               EXHIBIT 99.2
                             INDEX TO EXHIBIT 99.2

Management's Discussion and Analysis:

  - Summary of Selected Financial Data                                        21

  - Overview                                                                  22

  - Performance Targets                                                       22

  - Results of Operations                                                     23

  - Pro Forma Lines of Business Results                                       28

  - Credit Risk Management                                                    31

  - Market Risk Management                                                    40

  - Operating Risk Management                                                 45

  - Capital and Liquidity Risk Management                                     45

  - Accounting Developments                                                   47

  - Comparison Between 1994 and 1993                                          48

Management's Report on Responsibility for Financial Reporting                 50

Report of Independent Accountants                                             50

Consolidated Financial Statements                                             51

Notes to Consolidated Financial Statements                                    55

Supplemental Schedules:

   Quarterly Financial Information                                            82

   Average Consolidated Balance Sheets, Interest and Rates                    83

   Chemical Bank and Chase Manhattan Bank, N.A.

     Consolidated Balance Sheets                                              84

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS
Summary of Selected Financial Data

(in millions, except per share and ratio data)
As of or for the year ended December 31,                     1995          1994         1993       1992       1991
- --------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net Interest Income                                       $  8,202      $  8,312      $  8,291   $  8,117   $  7,380
Provision for Losses                                           758         1,050         2,254      2,585      2,430
Provision for Loans Held for Accelerated Disposition            --            --           566         --         --
Noninterest Revenue                                          6,758         6,701         7,181      5,420      5,074
Noninterest Expense                                          9,390        10,002         9,828      8,801      9,097
Income Before Income Tax Expense and Effect of
  Accounting Changes                                         4,812         3,961         2,824      2,151        927
Income Tax Expense                                           1,842         1,475           798        428        257
Income Before Effect of Accounting Changes                   2,970         2,486         2,026      1,723        670
Net Effect of Changes in Accounting Principles(a)              (11)           --           368         --         --
Net Income                                                $  2,959      $  2,486      $  2,394   $  1,723   $    670
- --------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income Before Effect of Accounting Changes-Primary        $   6.23      $   5.02      $   4.00   $   3.65   $   1.35
Income Before Effect of Accounting Changes-Fully-Diluted      6.07          4.97          3.96       3.61       1.34
Net Income Per Share-Primary                                  6.20          5.02          4.85       3.65       1.35
Net Income Per Share-Fully-Diluted                            6.04          4.97          4.79       3.61       1.34
Book Value at December 31,                                   41.81         37.37         36.10      31.84      30.36
Market Value at December 31,                                 58.75         35.88         40.13      38.63      21.25
Cash Dividends Declared(b)                                    1.94          1.64          1.37       1.20       1.05
- --------------------------------------------------------------------------------------------------------------------
PRO FORMA(c)
Net Income                                                $  2,899      $  2,589      $  2,266   $  1,564   $  1,111
Net Income Per Common Share-Primary                           6.06          5.26          4.55       3.25       2.71
Net Income Per Common Share-Fully-Diluted                     5.91          5.20          4.51       3.22       2.68
Return on Average Common Stockholders' Equity                15.80%        14.51%        13.73%     10.58%      8.74%
- --------------------------------------------------------------------------------------------------------------------
TOTAL AT YEAR-END
Loans                                                     $150,207      $142,231      $137,117   $144,568   $152,022
Total Assets                                               303,989(d)    285,383(d)    251,948    235,502    237,115
Deposits                                                   171,534       166,462       169,786    161,397    164,467
Long-Term Debt                                              12,825        13,061        13,833     13,711     12,350
Total Stockholders' Equity                                  20,836        18,873        19,101     16,353     12,598
- --------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on Average Total Assets                                 .96%(d)       .87%(d)       .97%       .72%       .28%
Return on Average Common Stockholders' Equity                16.15         13.86         14.62      11.88       4.35
Return on Average Total Stockholders' Equity                 15.06         13.06         13.44      11.29       5.32
Common Dividend Payout                                          29            30            26         33         96
Efficiency Ratio(e)                                             63            64            60         62         66
- --------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Tier 1 Leverage(f)                                            6.68%         6.63%         7.35%      6.79%      5.01%
Tier 1 Risk-Based Capital Ratio(f)                            8.22          8.05          8.06       7.01       5.14
Total Risk-Based Capital Ratio(f)                            12.27         12.23         12.35      11.22       9.25
- --------------------------------------------------------------------------------------------------------------------

(a) On January 1, 1995, The Chase Manhattan Corporation (the "Corporation") adopted Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") for the accounting for other postretirement benefits relating to the Corporation's foreign plans. On January 1, 1993, the Corporation adopted SFAS 106 for its domestic plans, which resulted in a pre-tax charge of $685 million, and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which resulted in an income tax benefit of $1053 million.
(b) The 1991 amount excludes cash dividends of $.29 per share of Class B Common Stock. The Class B Common Stock was converted into the Corporation's Common Stock in the first quarter of 1992. (c) The pro forma section presents the earnings on a fully-taxed basis and excludes the impact of changes in accounting principles, restructuring charges, charges related to assets held for accelerated disposition and gains on the sales of such assets, gains on emerging markets past-due interest bond sales and foreclosed property expense. (d) On January 1, 1994, the Corporation adopted Financial Accounting Standards Board ("FASB") Interpretation No. 39 ("FASI 39"). Excluding the gross-up impact of FASI 39, the return on average assets for 1995 and 1994 was 1.07% and 0.95%, respectively. (e) Excluding the items discussed in (c) above. (f) Risk-based capital and leverage ratios exclude the assets and off-balance sheet financial instruments of the Corporation's securities subsidiaries, as well as the Corporation's investment in these subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS


- --------------------------------------------------------------------------------
On March 31, 1996, The Chase Manhattan Corporation ("Chase") merged with and into Chemical Banking Corporation ("Chemical"). Upon consummation of the merger, Chemical changed its name to "The Chase Manhattan Corporation" (the "Corporation"). The merger was accounted for as a pooling of interests and, accordingly, the information included in this annual report of the Corporation presents the combined results of Chase and Chemical as if the merger had been in effect for all periods presented. Certain forward-looking statements contained herein are subject to risks and uncertainties. The Corporation's actual results may differ materially from those set forth in such forward-looking statements. Reference is made to the Corporation's reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.

- --------------------------------------------------------------------------------
- - OVERVIEW

The Corporation reported record net income of $2,959 million for 1995, an increase of 19% from net income of $2,486 million in 1994. The Corporation's primary earnings per share were $6.20 in 1995, an increase of 24% from $5.02 in 1994. On a fully-diluted basis, earnings per share were $6.04 in 1995, compared with $4.97 for the prior year. Reported return on average common stockholders' equity increased to 16.15% in 1995 from 13.86% in 1994. The 1995 results were characterized by improving performance trends, demonstrated expense management and a disciplined use of capital.

   Net income on a pro forma basis was $2,899 million in 1995, an increase of 12% from comparable earnings of $2,589 million in 1994. Pro forma primary earnings per share were $6.06 in 1995, an increase of 15% from $5.26 in 1994, while fully-diluted earnings per share were $5.91 in 1995, compared with $5.20 for the prior year. The pro forma results represent earnings on a fully-taxed basis and exclude the impact of changes in accounting principles, restructuring charges, charges related to assets held for accelerated disposition and gains on the sales of such assets, gains on emerging markets past-due interest bond sales and foreclosed property expense.

   The merger of Chase and Chemical created a premier global financial services company that is the largest banking institution in the United States, with over $300 billion in assets, an estimated 25 million retail customers and leadership positions in corporate banking, global finance and other major business lines. The combination of the two companies represents a unique strategic fit, with complementary product capabilities and market coverage and with the scale necessary to support expansion and technological enhancements in all major products and markets.

   Under the terms of the merger agreement, approximately 183 million shares of common stock were issued in exchange for all of the outstanding shares of Chase's common stock (based on an exchange ratio of 1.04 shares of the Corporation's common stock for each share of Chase's common stock). All of Chase's series of preferred stock were exchanged on a one-for-one basis for a corresponding series of the Corporation's preferred stock having substantially the same terms as the Chase preferred stock so converted.

[GRAPH NUMBER 1]
[GRAPH NUMBER 2]

- --------------------------------------------------------------------------------
- - PERFORMANCE TARGETS

On March 21, 1996, the Corporation announced revised estimates of merger-related costs and anticipated savings as well as financial targets for the Corporation following the merger on March 31, 1996. The Corporation estimates that annual cost savings from the merger to be $1.7 billion, of which 30 percent is expected to be realized by the end of 1996, 70 percent by year-end 1997 and the total by the end of 1998. These annual cost savings are expected to be realized without job eliminations beyond those previously announced in August 1995.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries


- --------------------------------------------------------------------------------
   In connection with the merger, $1.9 billion of one-time merger-related costs have been identified, of which $1.65 billion (approximately $1.0 billion on an after-tax basis) was taken as a restructuring charge on March 31, 1996. The remaining $250 million will be substantially incurred over the next two years as these costs do not qualify for immediate recognition under a recently issued accounting pronouncement. The $1.9 billion of merger-related costs reflect severance expenses associated with the elimination of approximately 12,000 positions from a combined staff at the merger announcement date of approximately 75,000 located in 39 states and 52 countries and expenses associated with the elimination of redundant offices and operations. The impact of the merger charge is not reflected in the 1995 results.

   In connection with the merger, the Corporation announced longer-term financial targets of double-digit operating earnings per share growth in each of the three years through 1998, an efficiency ratio in the low 50 percent range and a return on average common shareholders' equity of 18 percent or higher by the end of 1998. For 1996, the operating goals for the Corporation are as follows:

   - Earnings per share growth in excess of 15 percent
   - Efficiency ratio in the high 50 percent range
   - Operating revenue growth of 5 to 7 percent
   - Noninterest expenses of approximately $9.1 billion
   - Return on average common stockholders' equity of 17 percent

- --------------------------------------------------------------------------------
- - RESULTS OF OPERATIONS

NET INTEREST INCOME
Year Ended December 31, (in millions)                    1995         1994
- --------------------------------------------------------------------------------
Net Interest Income:
  Domestic                                             $  6,402     $  6,431
  Overseas                                                1,800        1,881
- --------------------------------------------------------------------------------
Total Net Interest Income                                 8,202        8,312
Taxable-Equivalent Adjustment                                45           49
- --------------------------------------------------------------------------------
Net Interest Income-Taxable-Equivalent Basis(a)        $  8,247     $  8,361
- --------------------------------------------------------------------------------
Average Interest-Earning Assets:
  Domestic                                             $176,058     $163,022
  Overseas                                               68,449       64,248
- --------------------------------------------------------------------------------
Total Average Interest-Earning Assets                  $244,507     $227,270
- --------------------------------------------------------------------------------
Net Yield on Interest-Earning Assets:
  Domestic                                                 3.66%        3.97%
  Overseas                                                 2.64         2.94
- --------------------------------------------------------------------------------
Consolidated Net Yield on Interest-Earning Assets          3.37%        3.68%
- --------------------------------------------------------------------------------

(a) Reflected on a taxable equivalent basis in order to permit comparisons of yields on tax-exempt and taxable assets.

   Reported net interest income for 1995 was $8,202 million, compared with $8,312 million in 1994. The reduction in 1995 net interest income from 1994 reflects a higher level of credit card receivable securitizations and the sale of certain New Jersey operations in the fourth quarter, which reduced net interest income by $94 million and $33 million, respectively. Excluding the impact of these factors, the improvement in 1995 was primarily due to an increase in interest-earning assets (led by growth in consumer loans) and higher levels of trading-related net interest income, partially offset by narrower spreads.

   The interest rate spread, which is the difference between the average rate on interest-earning assets and the average rate on interest-bearing liabilities, was 2.58% for 1995, compared with 3.02% for 1994. The net yield on interest-earning assets, which is the average rate for interest-earning assets less the average rate paid for all sources of funds, including the impact of interest-free funds, was 3.37% in 1995, compared with 3.68% in 1994. The declines in 1995 principally reflected narrower loan spreads due to increased pressure on loan pricings, the impact of higher interest rates on wholesale funding, and the securitization of credit card receivables. These factors were partially offset by an increased contribution from noninterest-bearing funds due to an increase in compensating balances as a result of higher short-term interest rates in 1995.

                            [GRAPH NUMBER 3]

                            [GRAPH NUMBER 4]

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
   The following table reflects the composition of interest-earning assets as a percentage of total earning assets, as well as the interest rate spread and the net yield on interest-earning assets, for the periods indicated.

AVERAGE INTEREST-EARNING ASSET MIX
Year Ended December 31, (in billions)                 1995             1994
- --------------------------------------------------------------------------------
Consumer Loans                                  $ 69.5    28%    $ 59.6    26%
Commercial Loans                                  77.0    32       77.1    34
- --------------------------------------------------------------------------------
Total Loans                                      146.5    60      136.7    60
Securities                                        36.7    15       33.3    15
Liquid Interest-Earning Assets                    61.3    25       57.3    25
- --------------------------------------------------------------------------------
Total Interest-Earning Assets                   $244.5   100%    $227.3   100%
- --------------------------------------------------------------------------------
Interest Rate Spread                              2.58%            3.02%
- --------------------------------------------------------------------------------
Consolidated Net Yield on
  Interest-Earning Assets                         3.37%            3.68%
- --------------------------------------------------------------------------------

   The Corporation's average total loans in 1995 were $146.5 billion, compared with $136.7 billion in 1994. The increase reflected the continued growth in consumer loans (principally from residential mortgage and credit card activities) and commercial lending, partially offset by a reduction in the commercial real estate portfolio.

   The growth in interest-earning assets was funded by a $14.4 billion increase in interest-bearing liabilities. For 1995, average interest-bearing liabilities were $209.0 billion, compared with $194.6 billion for 1994, principally due to a higher level of foreign interest-bearing deposits and Federal funds purchased and securities sold under repurchase agreements. The Corporation utilizes repurchase agreements as a source of short-term funding for trading-related positions and for its securities portfolio.

   The negative impact on net interest income from nonperforming loans in 1995 was $94 million, compared with $106 million in 1994, reflecting the continued reduction in the level of the Corporation's nonperforming loans.

   For additional information on average balances and net interest income, see Average Consolidated Balance Sheet, Interest and Rates on page 83.

   Management anticipates that, given its current expectations for interest rate movements in 1996, the Corporation's net interest income in 1996 will be approximately 3 to 4 percent higher than in 1995 (prior to the impact of securitizations to be undertaken during 1996).

PROVISION FOR LOSSES

The provision for losses in 1995 was $758 million, a decline of 28% from $1,050 million in 1994, reflecting a significant improvement in the Corporation's credit quality and an increase in commercial loan recoveries. Management anticipates that the provision for losses in 1996 will increase over the 1995 level due to a lower level of commercial loan recoveries and higher credit card charge-offs. For a discussion of the Corporation's net charge-offs, see page 33.

                                [GRAPH NUMBER 5]

NONINTEREST REVENUE

Noninterest revenue totaled $6,758 million in 1995, an increase of $57 million when compared with 1994. The 1995 results reflected a 7% increase in fees and commissions, principally from corporate finance and syndication activities and credit card revenue, partially offset by declines in trading revenue and lower other revenue. Other revenue declined in 1995 due to the absence of nonrecurring gains that were included in the 1994 results.

   The following table presents the components of noninterest revenue for the periods indicated.

Year Ended December 31, (in millions)                    1995              1994
- --------------------------------------------------------------------------------
Corporate Finance and Syndication Fees                  $  796            $  593
Trust and Investment Management Fees                     1,018             1,056
Credit Card Revenue                                        834               754
Service Charges on Deposit Accounts                        417               408
Fees for Other Financial Services                        1,453             1,413
- --------------------------------------------------------------------------------
Total Fees and Commissions                               4,518             4,224
Trading Revenue                                          1,016             1,173
Securities Gains                                           132                65
Other Revenue                                            1,092             1,239
- --------------------------------------------------------------------------------
Total Noninterest Revenue                               $6,758            $6,701
- --------------------------------------------------------------------------------

FEES AND COMMISSIONS

Total fees and commissions were $4,518 million in 1995, a 7% increase from $4,224 million in 1994.

   Corporate finance and syndication fees include revenue from managing and syndicating loan arrangements; providing financial advisory services in connection with leveraged buyouts, recapitalizations and mergers and acquisitions; and arranging private placements and underwriting public debt and equity securities. Corporate finance and syndication fees in 1995 reached a record level of $796 million, a 34% increase from the prior year, principally reflecting increases in global investment banking activities, especially loan syndications and new issues of high-yield securities.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------
During 1995, the Corporation acted as agent or co-agent for approximately $533 billion of syndicated credit facilities, compared with $392 billion in 1994, a reflection of the Corporation's large client base and strong emphasis on distribution.

   Trust and investment management fees are primarily generated from services provided to corporate, institutional and private banking clients on a global basis. The Corporation's corporate and institutional trust area provides customers with a full range of services such as trustee and securities processing and custody, as well as investment advisory and administrative functions for customers' pension and other employee benefit plans. The Corporation's Global Asset Management and Private Banking area provides asset management to institutions, as well as investment management, personal trust, custody and a full range of financial services to high-net worth individuals. The Corporation's families of proprietary mutual funds, the Vista Family of Mutual Funds and The Hanover Funds, are managed within the Global Asset Management and Private Banking area. As of December 31, 1995, the Corporation directly managed in excess of $100 billion of assets.

   Trust and investment management fees were $1,018 million, a decline of 4% from the 1994 level largely due to the absence of $46 million in fees in 1995 related to the joint venture with Mellon Bank Corporation. As a result of the shareholder services joint venture between the Corporation and Mellon Bank Corporation, effective January 1, 1995, revenues and expenses of the affected business units were reflected on an equity basis within other revenue. Partially offsetting this decline was business growth and revenue from the securities processing businesses acquired from the U.S. Trust Corporation ("U.S. Trust") in September 1995. Investment management fees in 1995 remained consistent with that of the prior year, as an increase in assets under management was offset by pricing pressures affecting the business.

                                [GRAPH NUMBER 6]

   Credit card revenue increased $80 million from the 1994 level due to an increased volume of retail credit card receivables from a growing cardholder base, as well as increased fees related to the securitization of $4.75 billion in credit card outstandings in 1995. For a further discussion of the credit card portfolio and related securitization activity, see pages 34-35.

   Fees for other financial services for 1995 were $1,453 million, an increase of $40 million from a year ago. The following table reflects the components of fees for other financial services for the periods indicated.

Year Ended December 31, (in millions)                            1995       1994
- --------------------------------------------------------------------------------
Commissions on Letters of Credit and Acceptances                $  350    $  334
Fees in Lieu of Compensating Balances                              281       314
Mortgage Servicing Fees                                            212       180
Loan Commitment Fees                                               123       116
Other                                                              487       469
- --------------------------------------------------------------------------------
Total Fees for Other Financial Services                         $1,453    $1,413
- --------------------------------------------------------------------------------

   Mortgage servicing fees increased $32 million in 1995 reflecting a higher level of mortgage servicing volume resulting from the acquisitions of Margaretten Financial Corporation ("Margaretten") in July 1994, and American Residential Holding Corporation ("AmRes") in September 1994, as well as additions to the portfolio from purchases of servicing portfolios and mortgage originations during 1995. The Corporation's residential mortgage servicing portfolio increased $13.8 billion to $132.1 billion in 1995. For a further discussion on the Corporation's mortgage banking activities, see the residential mortgage section on page 34.

   The improvement in other fees for 1995 reflected higher brokerage commissions of $17 million, due to higher transaction volume at the Corporation's discount brokerage firm, Brown and Company.

   Fees in lieu of compensating balances decreased by $33 million in 1995 when compared with 1994. Customers often pay for cash management or other banking services by maintaining noninterest-bearing deposits. As interest rates increase, the required compensating balance for a given level of service will decrease. As a result, during 1995, when short-term interest rates were higher than in 1994, a greater volume of customers maintained a compensating balance in lieu of paying a fee for services.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
TRADING REVENUE

The following table sets forth the components of total trading-related revenue for 1995 and 1994. Net interest income related to trading activities should be reviewed in conjunction with the trading revenue amounts in the following table.

Year Ended December 31, (in millions)                       1995           1994
- --------------------------------------------------------------------------------
Trading Revenue                                            $1,016         $1,173
Net Interest Income Impact(a)                                 442            166
- --------------------------------------------------------------------------------
Total Trading-Related Revenue                              $1,458         $1,339
- --------------------------------------------------------------------------------
Product Diversification:
  Interest Rate Contracts(b)                               $  445         $  492
  Foreign Exchange Contracts(c)                               584            431
  Debt Instruments and Other(d)                               429            416
- --------------------------------------------------------------------------------
Total Trading-Related Revenue                              $1,458         $1,339
- --------------------------------------------------------------------------------

(a) Net interest income attributable to trading activities includes accruals on interest-earning and interest-bearing trading-related positions as well as a management allocation reflecting the funding cost or benefit associated with trading positions.
(b) Includes interest rate swaps, cross-currency interest rate swaps, foreign exchange forward contracts, interest rate futures, and forward rate agreements and related hedges.
(c) Includes foreign exchange spot and option contracts.
(d) Includes U.S. and foreign government and government agency securities, corporate debt securities, emerging markets debt instruments, debt-related derivatives, equity securities, equity derivatives, and commodity derivatives.

   The $47 million decrease in revenue from interest rate contracts during 1995 was primarily due to unexpected volatility in certain European and U.S. interest rate markets. During 1995, combined foreign exchange revenue increased $153 million, benefiting from anticipated volatility in the currency markets and from the Corporation's market-making activities, which increase during periods of volatility. The 1994 foreign exchange amount reflects a $70 million loss resulting from unauthorized foreign exchange transactions involving the Mexican peso. Revenue in 1995 from combined debt instruments and other was consistent with the prior year, as modest decreases in certain of the Corporation's activities were more than offset by modest increases in other activities, reflecting the diversification of the Corporation's trading activities.

   Trading revenues are affected by many factors including volatility of currencies and interest rates, the volume of transactions executed by the Corporation on behalf of its customers, the Corporation's success in proprietary positioning, the credit standing of the Corporation, and the steps taken by central banks and governments that affect financial markets. The Corporation expects its trading revenues will fluctuate as these factors will vary from period to period.

OTHER NONINTEREST REVENUE

The following table presents securities gains and the composition of other revenue for 1995 and 1994.

Year Ended December 31, (in millions)                      1995            1994
- --------------------------------------------------------------------------------
Securities Gains                                          $  132          $   65
- --------------------------------------------------------------------------------
Other Revenue:
  Revenue from Equity-Related Investments                 $  626          $  577
  Net Gains (Losses) on Emerging Markets
    Securities Sales                                         (49)            233
  Gains on the Sale of Nonstrategic Businesses                85              84
  Accelerated Disposition Gains                               --             104
  Residential Mortgage Origination/Sales Activities          179              34
  All Other Revenue                                          251             207
- --------------------------------------------------------------------------------
  Total Other Revenue                                     $1,092          $1,239
- --------------------------------------------------------------------------------

   Securities gains were $132 million in 1995, an increase of $67 million from 1994. The higher level of securities gains, all of which resulted from sales from the available-for-sale portfolio, were made in connection with the Corporation's asset/liability management ("ALM") activities. For further discussion of the Corporation's securities, see Note Four of the Notes to Consolidated Financial Statements.

   The Corporation's other revenue was $1,092 million in 1995, compared with $1,239 million in 1994. Revenue from equity-related investments, which includes income from venture capital activities and emerging markets investments, was $626 million in 1995, an increase of 8% from 1994. At December 31, 1995, the Corporation had equity-related investments with a carrying value of $2.7 billion. Average revenue from equity-related investments was approximately $150 million per quarter, based upon revenues during the last eight quarterly periods. The Corporation believes that equity-related investments will continue to make contributions to the Corporation's earnings, although the timing of the recognition of gains from such activities is unpredictable and revenues from such activities could vary significantly from period to period.

   The 1995 results included net losses of $49 million related to the disposition of emerging markets available-for-sale securities. Such dispositions are part of the Corporation's ongoing efforts to manage its exposure in its available-for-sale portfolio. The 1994 results included net gains of $233 million from sales of emerging markets securities.

   Gains on the sale of nonstrategic businesses included $85 million in 1995 from the sale of the investment in Far East Bank and Trust Company. The 1994 results included gains of $55 million from the sale of Chase Bank of Arizona and $29 million from the sale of the deposit-taking business of Chase Bank of Florida.

   Residential mortgage origination/sales activities in 1995 increased by $145 million from 1994 results primarily due to a more favorable interest rate environment in 1995 and the inclusion of a full year of revenue relating to the aforementioned acqui-

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------
sitions of Margaretten and AmRes in July and September 1994, respectively. Also contributing to the increase was the impact of the adoption in 1995 of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). For a further discussion of SFAS 122, see Note One of the Notes to Consolidated Financial Statements.

   All other revenue includes the Corporation's share of net income from its interest in CIT which, after purchase accounting adjustments, was $77 million in 1995, an increase from $73 million in 1994. On December 15, 1995, the Corporation sold half of its 40% interest in CIT.

NONINTEREST EXPENSE

Noninterest expense in 1995 was $9,390 million, compared with $10,002 million in 1994. Excluding restructuring charges and foreclosed property expense in both years, noninterest expense for 1995 decreased by $37 million from the 1994 level.

   The improvement from the prior year reflects the benefits of:

- - Certain expense-reduction initiatives (the Actions to Improve Earnings Per Share and the Voluntary Retirement and other productivity initiatives) announced by each of the predecessor institutions in 1994.

- - Lower FDIC premium expense of $133 million reflecting a reduction in the FDIC assessment rate.

- - The sale of the southern and central New Jersey banking operations of Chemical New Jersey Holdings to PNC Bank Corp.

- - The shareholder services joint venture with Mellon Bank Corporation.

   The decrease in noninterest expense from 1994 was partially offset by:

- - The inclusion of a full year of noninterest expense relating to Margaretten and AmRes, both of which were acquired in the second half of 1994.

- - The acquisition of the securities processing businesses of U.S. Trust in September 1995.

   The following table presents the components of noninterest expense for the periods indicated.

Year Ended December 31, (in millions)                         1995        1994
- --------------------------------------------------------------------------------
Salaries                                                     $4,208      $ 3,978
Employee Benefits                                               899          883
Occupancy Expense                                               897          968
Equipment Expense                                               755          724
Foreclosed Property Expense                                     (75)          50
Restructuring Charge                                             15          465
Other Expense                                                 2,691        2,934
- --------------------------------------------------------------------------------
Total Noninterest Expense                                    $9,390      $10,002
- --------------------------------------------------------------------------------

   The Corporation's efficiency ratio improved to 63.2% in 1995 compared with 64.2% in 1994. The computation of the efficiency ratio (noninterest expense as a percentage of the total of net interest income and noninterest revenue) excludes any restructuring charges, charges related to assets held for accelerated disposition and gains on the sales of such assets, emerging markets past-due interest bond sales and foreclosed property expense.

                                [GRAPH NUMBER 7]

SALARIES AND EMPLOYEE BENEFITS

The increase in salaries in 1995 was primarily due to higher incentive costs as a result of improved earnings for most businesses and a competitive recruiting environment for specialized skills in selected businesses. Also contributing to the increase in salaries was the vesting of various stock-based incentive awards due to the improvement in the predecessor institutions' stock prices during 1995, the continued growth in the Corporation's securities underwriting business, and the additional staff costs resulting from the Margaretten, AmRes and U.S. Trust acquisitions. Partially offsetting these increases were the impact of personnel reductions undertaken in 1995.

   The following table presents the Corporation's full-time equivalent employees at the dates indicated.

December 31,                                                   1995        1994
- --------------------------------------------------------------------------------
Domestic Offices                                              60,904      65,678
Foreign Offices                                               11,792      12,226
- --------------------------------------------------------------------------------
Total Full-Time Equivalent Employees                          72,696      77,904
- --------------------------------------------------------------------------------

   At December 31, 1995, there were approximately 2,800 positions eliminated from the 3,700 positions targeted for elimination, and 1,200 voluntary retirements accepted from offers extended to 2,600 eligible employees, as part of both predecessor institutions' expense reduction programs.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
OCCUPANCY AND EQUIPMENT EXPENSE

Occupancy expense was $897 million in 1995, a decrease of $71 million from 1994. The decline from 1994 is largely the result of the consolidation of operational and branch facilities and other expense-reduction initiatives.

   Equipment expense in 1995 was $755 million, compared with $724 million in 1994. For 1995, the higher level of equipment expense was due to continued technology enhancements to support the Corporation's investment in certain key businesses (in particular its trading, consumer banking, trust, and transactions and information service businesses).

FORECLOSED PROPERTY EXPENSE

Foreclosed property expense was a credit of $75 million in 1995, compared with an expense of $50 million in 1994, reflecting the significant progress made in reducing the Corporation's real estate portfolio as a result of improved real estate market conditions. The 1995 amount included proceeds received on the sale of certain foreclosed properties previously written down.

RESTRUCTURING CHARGE

In connection with the merger, $1.9 billion of one-time merger-related costs have been identified, of which $1.65 billion were recorded on March 31, 1996. The remaining $250 million will be substantially incurred over the next two years as these costs do not qualify for immediate recognition under a recently issued accounting pronouncement. These costs will be reflected in the restructuring charge caption when incurred. The $1.9 billion of merger-related costs reflect severance and other termination-related costs to be incurred in connection with anticipated staff reductions (approximately $600 million), costs in connection with planned dispositions of certain facilities, premises and equipment (approximately $700 million), and other merger-related expenses, including costs to eliminate redundant back office and other operations of Chemical and Chase and other expenses related directly to the merger (approximately $600 million). Management does not anticipate that this restructuring charge will have a material impact on the Corporation's future liquidity.

   During 1995, the Corporation recorded a $15 million restructuring charge primarily related to exiting a futures brokerage business.

   During 1994, a restructuring charge of $260 million was taken by the Corporation in connection with a program to improve earnings per share. Additionally, a charge of $157 million was incurred relating to a voluntary retirement program and for other productivity initiatives, such as exiting from certain consumer activities overseas, regionalizing foreign operations, and for further streamlining of the domestic infrastructure. The Corporation also recorded a restructuring charge of $48 million in 1994, related to the closing of 50 New York branches and a staff reduction of 650. For a further discussion of the Corporation's restructuring charges, see Note Fifteen of the Notes to Consolidated Financial Statements.

OTHER EXPENSE

The following table presents the components of other expense for the periods indicated.

Year Ended December 31, (in millions)                         1995         1994
- --------------------------------------------------------------------------------
Other Expense:
  Professional Services                                      $  559       $  564
  Marketing Expense                                             372          371
  FDIC Assessments                                              117          250
  Telecommunications                                            333          294
  Amortization of Intangibles                                   182          192
  All Other                                                   1,128        1,263
- --------------------------------------------------------------------------------
Total Other Expense                                          $2,691       $2,934
- --------------------------------------------------------------------------------

   FDIC assessments declined $133 million during 1995 reflecting a reduction in the FDIC assessment rate. All other expense, which includes various smaller expense categories such as stationery and other supplies, postage, shipping, travel and insurance, decreased by 11% in 1995 when compared with 1994, reflecting the Corporation's sourcing and other expense-reduction initiatives. Partially offsetting these declines was higher telecommunications expense in 1995 when compared with 1994.

INCOME TAXES

The following table presents the Corporation's income tax expense and effective tax rate for the periods indicated.

Year Ended December 31, (in millions)                            1995      1994
- --------------------------------------------------------------------------------
Income Tax Expense                                              $1,842    $1,475
Effective Tax Rate                                                38.3%     37.2%
- --------------------------------------------------------------------------------

   For additional information, refer to Note Sixteen of the Notes to Consolidated Financial Statements.

- --------------------------------------------------------------------------------
- - PRO FORMA LINES OF BUSINESS RESULTS

Profitability of the Corporation is tracked with an internal management information system that produces lines-of-business performance for all sectors. The current presentation of the lines-of-business results is based on existing management accounting policies at both Chemical and Chase. A uniform set of management accounting policies is being developed and will be implemented in 1996 (to ensure that the reported results reflect the economics of their businesses). Lines-of-business results will continue to be subject to further restatement as appropriate whenever there are refinements in management reporting policies,

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------
changes to the management organization or to reflect future changes in internal management reporting.

   Guidelines exist for assigning expenses that are not directly incurred by businesses, such as overhead and taxes, as well as for allocating shareholders' equity and the provision for losses, utilizing a risk-based methodology. Also incorporated in the guidelines is a process for matching assets and liabilities with similar maturity, liquidity and interest characteristics within each business. Noninterest expenses of the Corporation are fully allocated to the business units except for special corporate one-time charges. Management has developed a risk-adjusted capital methodology that quantifies different types of risk - credit, market, and operating/business within various businesses and assigns capital accordingly. Credit risk is computed using a risk-grading system that is consistently applied throughout the Corporation. A long-term expected tax rate is assigned in evaluating the Corporation's businesses.

PRO FORMA LINES OF BUSINESS RESULTS

                                                    Regional and                           Terminal
Year Ended December 31,          Global Bank      Consumer Banking   Global Services (LDC and Real Estate)          Total(a)
(in millions, except ratios)   1995      1994      1995       1994    1995     1994   1995           1994      1995         1994
- ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income          $  2,265   $  2,124 $  5,565   $ 5,711  $  751   $  674 $   95        $   125  $  8,202     $  8,312
Noninterest Revenue             3,218      2,864    2,233     1,994   1,071    1,097     42            512     6,758        6,701
Noninterest Expense             3,057      2,895    4,819     4,972   1,410    1,345     70            118     9,465(b)     9,952(b)
- ---------------------------------------------------------------------------------------------------------------------------------
Operating Margin                2,426      2,093    2,979     2,733     412      426     67            519     5,495        5,061
Credit Provision(c)               292        333    1,073     1,016      --        1    (15)           284       758        1,050
Foreclosed Property Expense        (1)         1      (20)      (10)     --       --    (57)            44       (75)          50
- ---------------------------------------------------------------------------------------------------------------------------------
Income Before Taxes             2,135      1,759    1,926     1,727     412      425    139            191     4,812        3,961
Income Taxes                      791        665      741       675     154      165     64             87     1,842        1,475
- ---------------------------------------------------------------------------------------------------------------------------------
Net Income Before
  Accounting Change             1,344      1,094    1,185     1,052     258      260     75            104     2,970        2,486
Accounting Change (SFAS 106)       --         --       --        --      --       --     --             --       (11)          --
- ---------------------------------------------------------------------------------------------------------------------------------
Net Income                   $  1,344   $  1,094 $  1,185   $ 1,052  $  258   $  260 $   75        $   104  $  2,959     $  2,486
- ---------------------------------------------------------------------------------------------------------------------------------
Average Assets               $178,465   $165,421 $106,980   $99,148  $8,725   $8,457 $7,747        $11,324  $307,385     $287,073
Return on Common Equity         18.5%      15.4%    16.7%     16.1%   18.7%    29.6%     NM             NM     16.2%        13.9%
Return on Average Assets        0.75%      0.66%    1.11%     1.06%   2.96%    3.07%     NM             NM     0.96%        0.87%
Efficiency Ratio(d)             55.8%      58.0%    61.8%     63.9%   77.4%    75.9%     NM             NM     63.2%        64.2%
- ---------------------------------------------------------------------------------------------------------------------------------

(a) Total column includes Corporate sector. See description of Corporate sector on page 31.
(b) Includes restructuring charges of $15 million in 1995 and $465 million in 1994.
(c) The provision is allocated to each sector utilizing a credit risk methodology which is computed using a risk-grading system for that sector's loan portfolio. The difference between the risk-based provision and the Corporation's provision is included in the Corporate sector.
(d) The computation of the efficiency ratio (noninterest expense as a percentage of the total of net interest income and noninterest revenue) excludes the impact of changes in accounting principles, restructuring charges, charges related to assets held for accelerated disposition and gains on the sales of such assets, gains on emerging markets past-due interest bond sales and foreclosed property expense.
NM - Not meaningful.

                                [GRAPH NUMBER 8]
                                [GRAPH NUMBER 9]

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
GLOBAL BANK

The Global Bank provides banking, financial advisory, trading and investment services to corporations and public-sector clients worldwide through a network of offices in 52 countries, including major operations in all key international financial centers. Its network enables the Corporation to identify users and sources of capital on a global basis and to serve the cross-border requirements of clients through integrated delivery across all of its businesses.

   The Global Bank includes a dedicated Global Client Management organization (focusing on corporate clients, credit and general advisory); Global Investment Banking (including acquisition finance, syndicated finance, high yield finance, private placements, leasing, mergers and acquisitions, and other global investment banking activities); Global Markets & International (foreign exchange dealing and trading, derivatives trading (including equity and commodity derivatives) and structuring, risk management, and securities structuring, underwriting, trading and sales, and the Corporation's funding and securities investment activities); Equity Investments; and Global Trade. In addition, the Global Asset Management and Private Banking group serves high net worth individuals worldwide with banking and investment services, including the Hanover Funds, Vista family of mutual funds and Vista unit trust funds. The Global Bank seeks to optimize its risk profile and profitability by emphasizing a client focus and originations, underwriting, distribution and risk management products.

   The Global Bank's net income in 1995 was $1,344 million, an increase of $250 million from 1994. The sector's return on equity in 1995 was 18.5%, compared with 15.4% in 1994. The increase in the 1995 results reflected a 16% increase in fee revenue, a gain related to the sale of the Corporation's investment in Far East Bank and Trust Company and higher securities gains.

   The increase in fee revenue from last year was primarily the result of the Corporation's leading market share in the loan syndication business and higher revenue from high-yield securities underwriting. Total trading-related revenue increased in 1995 when compared with 1994, primarily due to increased foreign exchange revenue as a result of anticipated volatility in the currency markets and from the Corporation's market making activities, which increase during periods of volatility.

REGIONAL AND CONSUMER BANKING

Regional and Consumer Banking includes Credit Cards; Deposits and Investments (consumer banking and commercial and professional banking); Mortgage Banking; National Consumer Finance (home equity secured lending, student lending, and other consumer lending); International Consumer (consumer activities in Asia and Latin America); Middle Market/Community Development (regional commercial banking); Texas Commerce Equity Holdings Inc. ("Texas Commerce") the holding company for Texas Commerce Bank National Association; and the Corporation's franchise in northeastern New Jersey, where it has 39 branches and private banking operations. The Corporation maintains a leading market share position in serving the financial needs of consumers, middle market commercial enterprises and small businesses in the New York metropolitan area. Texas Commerce is a leader in providing financial products and services to businesses and individuals throughout Texas and is the primary bank for more large corporations and middle market companies than any other bank in Texas.

   For 1995, Regional and Consumer Banking's net income was $1,185 million, an increase of $133 million from the prior year. The 1994 results included a $48 million restructuring charge ($28 million after-tax) related to the closing of 50 New York branches and a staff reduction of 650. Excluding the restructuring charge, Regional and Consumer Banking's earnings for 1995 increased by $105 million when compared with 1994 due to lower noninterest expense of $105 million (relating to the reduced FDIC premium expense) and higher noninterest revenue of $239 million. These factors were partially offset by a higher credit provision of $57 million. The higher credit provision in 1995 reflects the substantial growth in credit card outstandings.

   The following table sets forth the significant components of Regional and Consumer Banking's total revenue by business for the periods indicated.

Year Ended December 31, (in millions)                           1995       1994
- --------------------------------------------------------------------------------
Total Revenue:(a)
  Credit Cards                                                 $2,511     $2,553
  Deposits and Investments                                      1,892      1,862
  Mortgage Banking                                                635        564
  National Consumer Finance                                       409        398
  International Consumer                                          208        186
  Middle Market/Community Development                             899        816
  Texas Commerce                                                1,126      1,087
- --------------------------------------------------------------------------------

(a) Insurance products managed within Deposits and Investments but included for reporting purposes in Credit Cards, Mortgage Banking, and National Consumer Finance, generated revenues of $75 million and $52 million in 1995 and 1994, respectively.

   Credit Cards revenue decreased $42 million, or 2%, in 1995, compared with 1994 due to the impact of competitive repricing in 1995. Partially offsetting this unfavorable impact was an increase in Shell MasterCard outstandings and resulting fee growth. The Corporation is a leading provider of credit cards and unsecured revolving credit products in the U.S. with approximately $25.3 billion in managed revolving credit balances in 1995.

   Deposits and Investments had revenue growth of $30 million in 1995, an increase of 2% when compared with 1994. The improvement in 1995 was due mainly to targeted customer segmentation and repricing initiatives. The 1994 results included one-time gains recognized from the sale of regional banks in 1994.

   Mortgage Banking continues to be faced with fierce competition due to industry overcapacity which has adversely affected the 1995 results. Despite these factors, during 1995, Mortgage Banking recorded increased revenues of 13%, when compared with 1994, primarily due to the implementation of SFAS 122 and higher servicing-related revenues as a result of the acquisitions of Margaretten and AmRes.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------
   National Consumer Finance revenues increased $11 million, or 3%, in 1995, when compared with 1994. National Consumer Finance outstandings increased in 1995 by more than 25% over 1994. Despite the increase in outstandings, competitive pricing pressures largely offset the favorable impact from the higher level of outstandings.

   International consumer revenues increased 12% in 1995, compared with 1994, primarily due to increased revenue in Hong Kong as credit card outstandings and the number of accounts increased.

   Middle Market/Community Development revenues increased 10% in 1995, when compared with 1994, due to higher revenues from business services to middle market and small business customers. During 1995, Middle Market experienced favorable deposit spreads and a reduction in the level of nonperforming assets; however, loan spreads and deposit volumes decreased primarily due to heightened competition.

   Texas Commerce revenue increased $39 million, or 4%, in 1995, compared with 1994. The improvement in 1995 was due to higher net interest income resulting from growth in loan volume and more favorable interest rate spreads. Also contributing to the increase in earnings for 1995 was lower foreclosed property expense. The substantial decrease in foreclosed property expense is attributable to the improvement in the Texas real estate market and payments received related to certain foreclosed properties that were previously written down.

GLOBAL SERVICES

Global Services includes custody, cash management, trade services, trust and other fiduciary services. At year-end 1995, the Corporation was custodian or trustee for approximately $2.9 trillion. The strategy for Global Services is to build world class product capabilities in transaction and information services. The results for Global Services were essentially flat in 1995, when compared with 1994. Revenue increased in 1995 due to higher net interest income reflecting deposit balance growth and an increase in income related to treasury management products. These factors were partially offset by a decline in trust revenue. The results for 1995 reflect the acquisition of the securities processing businesses of U.S. Trust in September 1995. Effective January 1, 1995, revenues and expenses of the business units that contributed to the shareholder services joint venture with Mellon Bank Corporation were reflected on an equity basis.

TERMINAL BUSINESSES (LDC AND REAL ESTATE)

Terminal Businesses represent discontinued portfolios that are primarily the refinancing country debt portfolio and the Corporation's nonperforming commercial real estate portfolio, primarily at Chase Manhattan Bank and Chemical Bank. Terminal Businesses had net income of $75 million for 1995, compared with net income of $104 million in 1994, and included losses of $49 million related to the disposition of available-for-sale emerging markets securities in 1995 (compared with gains of $233 million from sales of such securities in 1994). Net interest income decreased $30 million in 1995 due to a decline in loan outstandings. The improvements in credit provision and foreclosed property expense reflects the significant progress made in managing the Corporation's real estate portfolio. Total nonperforming refinancing country debt and real estate assets at December 31, 1995 were $433 million, down $304 million from $737 million at December 31, 1994, as a result of increased liquidity in the real estate markets and successful workout activities.

CORPORATE

Corporate includes the management results attributed to the parent company; the Corporation's investment in CIT; and some effects remaining at the corporate level after the implementation of management accounting policies, including residual credit provision and tax expense. Corporate had net income of $97 million for 1995, which included an $11 million after-tax charge due to the adoption of SFAS 106 for foreign employees and a $6 million writedown associated with certain nonperforming residential mortgages. In 1994, the net loss of $24 million included after-tax restructuring charges of $152 million associated with a program to improve earnings per share and $65 million for a voluntary retirement program, partially offset by a Federal tax benefit of $70 million.

- --------------------------------------------------------------------------------
- - CREDIT RISK MANAGEMENT

Credit risk for both lending-related products and derivative and foreign exchange products represents the possibility that a loss may occur if a borrower or counterparty fails to honor fully the terms of a contract. Under the direction of the Chief Credit Officer, risk policies and guidelines are formulated, approved and communicated throughout the Corporation; and senior credit executives, representing the major lines of business, are responsible for maintaining a sound credit process, addressing risk issues, and reviewing the portfolio.

   The Corporation's credit risk management is an integrated process operating concurrently at the transaction and portfolio levels. For credit origination, business professionals formulate strategies, target markets, and determine acceptable levels of risk. Credit executives work with business originators during the underwriting process to review adherence to risk policies.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
   Portfolio diversification lowers the Corporation's risk profile. In addition to the diversification achieved by the expanse of the Corporation's businesses, the Corporation diversifies by securitizing and selling credit assets such as loans, thereby seeking to avoid unacceptable risk concentrations.

Loan Portfolio: The consumer and commercial segments of the portfolio have different risk characteristics and different techniques are utilized to measure and manage their respective credit risks. The consumer loan risk management process utilizes sophisticated credit scoring and other analytical methods to differentiate risk characteristics. Risk management procedures include monitoring both loan origination credit standards and loan performance quality indicators. The consumer portfolio review process also includes evaluating product-line performance, geographic diversity and consumer economic trends.

   Within the commercial segment, each credit facility is risk graded. Facilities are subject to hold targets based on risk, and are often syndicated in order to lower potential concentration risks. Syndication consists of arranging a credit facility between a borrower and a group of lenders in which each lender assumes a share of the facility, thereby limiting the Corporation's risk with regard to the facility as the syndicated portions are not recorded on the Corporation's consolidated balance sheet. These activities enable the Corporation to function as a financial intermediary between other suppliers and users of funds. In contrast, loan sales occur only after a loan is funded by the Corporation. Such loans are generally sold to maturity and without recourse to the Corporation.

   Real estate problem assets are managed in special units staffed for restructuring, workout and collection. The Corporation reassesses the market value of real estate owned for possible impairment on a continual basis.

   The loan review process includes industry specialists and country risk managers who provide expert insight into the portfolio. Industries and countries are also evaluated in a process which is incorporated into credit-risk decisions through the facility-risk grading system and by direct consultation with originating officers.

   Overseas extensions of credit require not only the normal credit-risk analysis associated with the decision to extend financing to a particular customer, but also an assessment of country risk. Country risk arises from economic, social and political factors that might affect a borrower's ability to repay in the currency of the extension of credit. Cross-border credit exposures are those that borrowers must repay in a currency other than their local currency or to a lender in a different country. One of the major risk factors associated with cross-border credit exposures is the possibility that a country's foreign exchange reserves may be insufficient or unavailable to permit timely repayment by borrowers domiciled in that country, even if the borrowers possess sufficient local currency. In addition, global economic, social and political conditions, local and foreign government actions and associated events can affect business activities in a country and a borrower's ability and/or willingness to repay external debt obligations.

   The Corporation has a country risk assessment process by which it monitors and analyzes the economic, social and political environments in all countries in which it conducts business or in which its borrowers reside. These in-depth assessments, conducted by a team of economists and political analysts, in conjunction with local management, are utilized by the Corporation as part of its system of managing total country exposures.

Derivative and Foreign Exchange Financial Instruments: The Corporation seeks to control the credit risk arising from derivative and foreign exchange transactions through its credit approval process and the use of risk control limits and monitoring procedures. The Corporation uses the same credit procedures when entering into derivative and foreign exchange transactions as it does for traditional lending products. The credit approval process involves evaluating each counterparty's creditworthiness, then, where appropriate, assessing the applicability of off-balance sheet instruments to the risks the counterparty is attempting to manage, and determining if there are specific transaction characteristics which alter the risk profile. Credit limits are calculated and monitored on the basis of potential exposure which takes into consideration current market value and estimates of potential future movements in market values. If collateral is deemed necessary to reduce credit risk, then the amount and nature of the collateral obtained is based on management's credit evaluation of the customer. Collateral held varies but may include cash, investment securities, accounts receivable, inventory, property, plant and equipment, and real estate.

LOAN PORTFOLIO

The Corporation's loans outstanding totaled $150.2 billion at December 31, 1995, an increase of $8.0 billion from the 1994 year-end reflecting growth in both the domestic consumer and the commercial and industrial loan portfolios.

                               [GRAPH NUMBER 10]

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------
   The Corporation's nonperforming assets at December 31, 1995 were $1,664 million, a decrease of $462 million from the 1994 year-end level. The reduction in nonperforming assets reflects the improvement in the Corporation's credit profile as a result of a lower level of loans being placed on nonperforming status, repayments, charge-offs and the Corporation's continuing loan workout and collection activities.

   Total net charge-offs were $840 million in 1995, compared with $1,464 million in 1994. The 1994 amount excluded a $148 million charge related to the decision to designate certain real estate assets as held for accelerated disposition. For a further discussion of nonperforming assets and net charge-offs, see the various credit portfolio sections that follow.

   The following table presents the Corporation's loan and nonperforming asset balances by portfolio at December 31, 1995 and 1994 and the related net charge-off amounts for the periods indicated. Additionally, loans which were past due 90 days and over as to principal or interest but not characterized as nonperforming are also included in the table below.

                                                                                                        Past Due
                                                                                                    90 Days and Over
As of or for the year ended                    Loans         Nonperforming Assets  Net Charge-offs    and Accruing
  December 31, (in millions)               1995      1994     1995          1994   1995      1994   1995        1994
- --------------------------------------------------------------------------------------------------------------------
Domestic Consumer:
  Residential Mortgage(a)                $ 34,060  $ 28,823  $  238        $  190  $ 62     $   60  $ --        $ --
  Credit Card                              17,078    16,994      --            --   675        583   352         343
  Auto Loans                                6,290     7,999      20             7     8          7    13           7
  Other Consumer(b)                        12,003     9,816      19            35   114        118   151         123
- --------------------------------------------------------------------------------------------------------------------
Total Domestic Consumer                    69,431    63,632     277           232   859        768   516         473
- --------------------------------------------------------------------------------------------------------------------
Domestic Commercial:
  Commercial and Industrial                32,276    30,492     496           463    (4)        84    38          38
  Commercial Real Estate(c)                 6,660     7,703     375           422    31        290    66          38
  Financial Institutions                    5,714     5,237       2            11   (12)        12    --          --
- --------------------------------------------------------------------------------------------------------------------
Total Domestic Commercial                  44,650    43,432     873           896    15        386   104          76
- --------------------------------------------------------------------------------------------------------------------
Total Domestic                            114,081   107,064   1,150         1,128   874      1,154   620         549
- --------------------------------------------------------------------------------------------------------------------
Foreign, primarily Commercial              36,126    35,167     343           461   (34)       310    44         181
- --------------------------------------------------------------------------------------------------------------------
Total Loans                              $150,207  $142,231  $1,493        $1,589  $840     $1,464  $664        $730
- --------------------------------------------------------------------------------------------------------------------
Assets Acquired as Loan Satisfactions          --        --     171           537    --         --    --          --
- --------------------------------------------------------------------------------------------------------------------
Total Nonperforming Assets                     --        --  $1,664        $2,126    --         --    --          --
- --------------------------------------------------------------------------------------------------------------------
Assets Held for Accelerated Disposition        --        --  $  412        $  526    --     $  148    --          --
- --------------------------------------------------------------------------------------------------------------------

(a) Consists of 1-4 family residential mortgages.
(b) Consists of installment loans (direct and indirect types of consumer finance) and student loans. There are essentially no credit losses in the student loan portfolio due to the existence of Federal and State government agency guarantees. At December 31, 1995 and 1994, student loans which were past due 90 days and over and still accruing were approximately $107 million and $105 million, respectively.
(c) Represents loans secured primarily by real property, other than loans secured by mortgages on 1-4 family residential properties.

                            [GRAPH NUMBER 11]
                            [GRAPH NUMBER 12]

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
DOMESTIC CONSUMER PORTFOLIO

The domestic consumer loan portfolio consists of one-to-four family residential mortgages, credit cards and other consumer loans. The domestic consumer loan portfolio totaled $69.4 billion at December 31, 1995, an increase of 9% from the prior year-end. As a percentage of the total loan portfolio, consumer loans grew to 46% at the end of 1995, from 45% at December 31, 1994.

Residential Mortgage Loans: Residential mortgage loans at December 31, 1995 were $34.1 billion, an increase of $5.3 billion from the 1994 year-end, primarily reflecting increases in adjustable-rate loan outstandings.

   The following table presents the residential mortgage loan outstandings by geographic region at the dates indicated.

RESIDENTIAL MORTGAGE LOANS BY GEOGRAPHIC REGION

December 31, (in millions)                                       1995      1994
- --------------------------------------------------------------------------------
New York City                                                  $ 3,399   $ 3,438
New York (Excluding New York City)                               4,467     5,284
Remaining Northeast                                              6,210     6,766
- --------------------------------------------------------------------------------
Total Northeast                                                 14,076    15,488
Southeast                                                        3,586     2,379
Midwest                                                          3,154     2,103
Southwest(a)                                                     2,345     2,048
West(b)                                                         10,899     6,805
- --------------------------------------------------------------------------------
Total                                                          $34,060   $28,823
- --------------------------------------------------------------------------------

(a) Includes mortgage loans in the Texas market of $2,179 million and $1,934 million at December 31, 1995 and 1994, respectively.
(b) Includes mortgage loans in the California market of $8,030 million and $4,967 million at December 31, 1995 and 1994, respectively.

   Total nonperforming residential mortgage loans at December 31, 1995 were $238 million, compared with $190 million at December 31, 1994. Total net charge-offs of residential mortgage loans were $62 million in 1995, compared with $60 million in 1994. The percentage of net charge-offs to average residential mortgage loans for 1995 declined to .20% from .22% for the prior year.

   During the 1995 fourth quarter, the Corporation transferred $421 million of residential mortgage loans into the accelerated disposition portfolio. For a further discussion of the transfer, see the Assets Held for Accelerated Disposition section on page 38.

   The Corporation both originates and services residential mortgage loans as part of its mortgage banking activities. After origination, the Corporation typically sells loans to investors, primarily in the secondary market, while retaining the rights to service such loans. In addition to originating mortgage servicing rights, the Corporation also purchases and sells mortgage servicing rights. The Corporation may purchase bulk rights to service a loan portfolio or the Corporation may purchase loans directly and then sell such loans while retaining the servicing rights. As disclosed in Note One of the Notes to Consolidated Financial Statements, the Corporation adopted SFAS 122 in the 1995 second quarter. SFAS 122 requires that when a definitive plan exists to sell or securitize mortgage loans and to retain the servicing rights related thereto, a mortgage banking enterprise should recognize as separate assets the rights to service mortgage loans for others, irrespective of whether those servicing rights are acquired through the purchase or origination of mortgage loans.

   The Corporation's residential mortgage servicing portfolio amounted to $132.1 billion at December 31, 1995, compared with $118.3 billion at December 31, 1994. The following table presents the residential mortgage servicing portfolio activity for 1995 and 1994.

Year Ended December 31, (in billions)                          1995        1994
- --------------------------------------------------------------------------------
Balance at Beginning of Year                                  $118.3      $ 80.9
  Originations                                                  27.6        26.6
  Acquisitions                                                  11.0        37.6
  Repayments                                                   (14.7)      (17.1)
  Sales                                                        (10.1)       (9.7)
- --------------------------------------------------------------------------------
Balance at End of Year                                        $132.1      $118.3
- --------------------------------------------------------------------------------

   Mortgage servicing rights (included in other assets) amounted to $1,242 million at December 31, 1995, compared with $1,120 million at December 31, 1994. The increase reflects the corresponding increase in the Corporation's residential mortgage servicing portfolio, the effects of purchases of servicing portfolios during the first half of 1995, and the recognition of originated mortgage servicing rights as assets beginning in 1995 pursuant to SFAS 122. Capitalized mortgage servicing rights are amortized into income in proportion to, and over the period of, the estimated future net servicing income stream of the underlying mortgage loans. The Corporation utilizes an amortization method based on adjusted cash flows to amortize mortgage servicing rights. The mortgage loans to which the Corporation's servicing rights relate are, to a substantial degree, of recent vintage (i.e., originated in the period 1992 through 1995 when interest rates were relatively low). The Corporation continually evaluates prepayment exposure of the portfolio, adjusting the balance and remaining life of the servicing rights as a result of prepayments, and utilizes derivative contracts to reduce its exposure to such prepayment risks. For a further discussion of derivatives used in connection with mortgage servicing, see page 44.

Credit Card Loans: The Corporation evaluates its credit card exposure based on its "managed receivables" which include credit card receivables on the balance sheet as well as credit card receivables which have been securitized. During 1995, the Corporation securitized $4.8 billion of credit card receivables. There were no new credit card securitizations during 1994; although securitized balances existed in 1994 from securitizations that occurred in 1993 and prior years. At December 31, 1995, the Corporation had $23.7 billion of managed receivables ($17.1 billion of receivables on the balance sheet) compared with $19.7 billion ($17.0 billion on the balance sheet) at year-end 1994, reflecting the continued strong growth in credit card outstandings, principally due to the co-branded Shell MasterCard and other solicitation programs.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

                               [GRAPH NUMBER 13]
                               [GRAPH NUMBER 14]

   The following table presents the Corporation's domestic credit card receivables by geographic region at the dates indicated.

DOMESTIC CREDIT CARD RECEIVABLES BY GEOGRAPHIC REGION

Year Ended December 31, (in millions)                        1995          1994
- --------------------------------------------------------------------------------
New York City                                              $ 1,412       $ 1,553
New York (Excluding New York City)                           1,377         1,516
Remaining Northeast                                          3,448         3,563
- --------------------------------------------------------------------------------
Total Northeast                                              6,237         6,632
Southeast                                                    2,446         2,325
Midwest                                                      3,275         3,375
Southwest(a)                                                 1,673         1,554
West(b)                                                      3,447         3,108
- --------------------------------------------------------------------------------
Total                                                      $17,078       $16,994
- --------------------------------------------------------------------------------

(a) Includes credit card receivables in the Texas market of $1,196 million and $1,119 million at December 31, 1995 and 1994, respectively.
(b) Includes credit card receivables in the California market of $2,383 million and $2,137 million at December 31, 1995 and 1994, respectively.

   Total credit card net charge-offs were $675 million in 1995, an increase of $92 million from the 1994 level, primarily as a result of growth in average outstandings in the credit card portfolio.

   The following table presents the Corporation's average managed credit card receivables (credit card receivables on the balance sheet plus securitized credit card receivables); the amount of these receivables past due 90 days and over and accruing; net charge-offs related to the credit card portfolio; and related ratios for the managed credit card portfolio for the periods presented.

As of or for the year ended December 31,
(in millions)                                                 1995         1994
- --------------------------------------------------------------------------------
Average Managed Credit Card Receivables                     $20,980      $17,341
Past Due 90 Days & Over and Accruing                            538          428
  As a Percentage of Average Credit Card Receivables           2.56%        2.47%
Net Charge-offs                                                 849(a)       745(a)
  As a Percentage of Average Credit Card Receivables           4.05%        4.30%
- --------------------------------------------------------------------------------

(a) Includes $174 million and $162 million, respectively, of net charge-offs related to securitized credit card receivables.

   A higher level of credit card net charge-offs is expected during 1996 as a result of the growth in outstandings experienced during 1995 and further anticipated growth in receivables in 1996, and from anticipated higher levels of delinquencies and personal bankruptcies. Credit card net charge-offs as a percentage of average managed credit card receivables are expected to approximate 4.5% during 1996.

Credit Card Securitization: In a credit card securitization, the Corporation takes a portion of its credit card receivables and packages them into securities. The securitization of credit card receivables does not significantly affect the Corporation's reported net income. The initial gain on the sale of the securitized receivables is recorded at the time of the securitization. Due to the revolving nature of the credit card receivables sold, the recognition of servicing fees results in a pattern of income recognition that is substantially similar to the pattern that would be experienced if the receivables had not been sold.

   The securitization of credit card receivables changes the Corporation's status from that of a lender to that of a loan servicer. There is a change in the classification in which the revenue associated with the securitization is reported in the income statement. For securitized receivables, amounts that would previously have been reported as net interest income and as provision for losses are instead reported as components of noninterest revenue (i.e., as credit card revenue and as other revenue). Because credit losses become a component of the cash flows arising from the securitized transaction, the Corporation's revenues over the terms of a securitization transaction may vary depending upon the credit performance of the securitized receivables. However, the Corporation's exposure to credit losses on the securitized receivables is contractually limited to these cash flows. In 1995, $752 million of previously securitized credit card receivables were returned to the balance sheet. In 1996, an additional $1,375 million of previously securitized credit card receivables are scheduled to return to the balance sheet.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

   The following table outlines the impact of the securitizations of credit card receivables by showing the favorable (unfavorable) change in the reported Consolidated Statement of Income line items.

                                                         Favorable (Unfavorable)
                                                                 Impact
Year Ended December 31, (in millions)                     1995             1994
- --------------------------------------------------------------------------------
Net Interest Income                                      $(360)           $(266)
Provision for Losses                                       170              161
Credit Card Revenue                                        173              105
Other Revenue                                               24               --
- --------------------------------------------------------------------------------
Pre-tax Income Impact of Securitization                  $   7            $  --
- --------------------------------------------------------------------------------

Auto and Other Consumer Loans: These consumer loans consist of installment loans (direct and indirect types of consumer finance), automobile financings and student loans.

   Automobile financing loans were $6.3 billion at the 1995 year-end, compared with $8.0 billion at December 31, 1994. The decrease in automobile financing loans was due mainly to the securitization of $3.0 billion of these loans, partially offset by increased demand during the year. Net charge-offs of auto loans were $8 million in 1995, compared with $7 million in 1994.

   Other consumer loans were $12.0 billion at December 31, 1995, an increase of 22% when compared with $9.8 billion at December 31, 1994. Net charge-offs of other consumer loans were $114 million in 1995, a decrease of $4 million from the 1994 level.

DOMESTIC COMMERCIAL PORTFOLIO

Domestic Commercial and Industrial Portfolio: The domestic commercial and industrial portfolio totaled $32.3 billion at December 31, 1995, compared with $30.5 billion at December 31, 1994. The portfolio consists primarily of loans made to large corporate and middle market customers and is diversified geographically and by industry. The largest industry concentration is oil and gas which approximates $3.2 billion, or 2.1% of total loans. All of the other remaining industries are each less than 2% of total loans.

   The Corporation is a leading participant in loan originations and sales. This activity is comprised of the sale of loans and lending commitments to investors, generally without recourse. These sales include syndication, assignment and participation, and include both short- and medium-term transactions. This loan distribution capability allows the Corporation to compete aggressively and profitably in wholesale lending markets by enabling it to reduce larger individual credit exposures and thereby to price more flexibly than if all loans were held as permanent investments. The Corporation also benefits from increased liquidity. During 1995, the Corporation acted as agent or co-agent for approximately $533 billion in syndicated credit facilities, compared with $392 billion in 1994.

   Nonperforming domestic commercial and industrial loans were $496 million at December 31, 1995, compared with $463 million at December 31, 1994.

   In 1995, the Corporation had net recoveries of domestic commercial and industrial loans of $4 million, compared with net charge-offs of $84 million in 1994. Management believes that the credit quality of the Corporation's commercial and industrial loan portfolio will remain relatively stable in 1996, as compared to 1995 (although it expects to have net charge-offs in its commercial and industrial loan portfolio in 1996 because of lower gross recoveries).

Domestic Commercial Real Estate Portfolio: The domestic commercial real estate portfolio represents loans secured primarily by real property, other than loans secured by one-to-four family residential properties (which are included in the consumer loan portfolio). The domestic commercial real estate loan portfolio totaled $6.7 billion at December 31, 1995, a decline from $7.7 billion at December 31, 1994. The decrease from the 1994 year-end is principally attributable to repayments from borrowers.

   The following table sets forth the major components of the domestic commercial real estate loan portfolio at the dates indicated.

December 31, (in millions)                                    1995         1994
- --------------------------------------------------------------------------------
Commercial Mortgages                                         $5,512       $6,123
Construction Loans                                            1,148        1,580
- --------------------------------------------------------------------------------
Total Domestic Commercial Real Estate Loans                  $6,660       $7,703
- --------------------------------------------------------------------------------

   Commercial mortgages provide financing for the acquisition or refinancing of commercial properties, and typically have terms ranging from two-to-five years. Construction loans are generally originated to finance the construction of real estate projects. When the real estate project has cash flows sufficient to support a commercial mortgage, the loan is transferred from construction status to commercial mortgage status.

   The largest concentration of domestic commercial real estate loans is in the New York/New Jersey and Texas markets, representing 48% and 23%, respectively, of the portfolio. No other state represents more than 5% of the domestic commercial real estate loan portfolio.

   Nonperforming domestic commercial real estate loans were $375 million at December 31, 1995, compared with $422 million at December 31, 1994. The improvement in nonperforming domestic commercial real estate loan levels in 1995 is the result of increased liquidity in the commercial real estate markets coupled with successful workout activities.

   Domestic commercial real estate net charge-offs in 1995 totaled $31 million, compared with $290 million in the prior year (excluding the charge related to the accelerated disposition portfolio). The lower net charge-offs are due in part to the decision in December 1994 to designate certain real estate assets for accelerated disposition, and from a higher level of recoveries as a result of payments received on certain loans which had been previously written down. For a more detailed discussion, see Assets Held for Accelerated Disposition on page 38.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------
Domestic Financial Institutions Portfolio: The domestic financial institutions portfolio includes loans to commercial banks and companies whose businesses primarily involve lending, financing, investing, underwriting, or insurance.
Loans to domestic financial institutions were $5.7 billion at December 31, 1995, or 4% of total loans outstanding at December 31, 1995, compared with $5.2 billion at December 31, 1994. Loans to domestic financial institutions are predominantly secured loans to broker-dealers, domestic commercial banks and domestic branches of foreign banks. The portfolio maintained its strong credit quality during 1995 as the Corporation had net recoveries of $12 million in 1995 compared with net charge-offs of $12 million in 1994.

FOREIGN PORTFOLIO

The foreign portfolio includes commercial and industrial loans, loans to financial institutions, commercial real estate loans, loans to foreign governments and official institutions, and consumer loans. At December 31, 1995, the Corporation's total foreign loans were $36.1 billion, compared with $35.2 billion at December 31, 1994.

   Included in foreign loans were commercial and industrial loans of $20.8 billion at the end of 1995, an increase of $2.4 billion from the 1994 year-end. Total foreign commercial real estate loans at December 31, 1995 were $.8 billion, unchanged from the 1994 year-end.

   Foreign nonperforming loans at December 31, 1995 were $343 million, a decrease from $461 million at December 31, 1994.

   The foreign portfolio experienced net recoveries of $34 million in 1995, compared with net charge-offs of $310 million in 1994. A $291 million charge was incurred in 1994 in connection with the Corporation's final valuation of its emerging markets portfolio, at which time its medium- and long-term outstandings to the various emerging markets countries were adjusted to the estimated net recoverable values of such loans. The remaining emerging markets allowance was transferred to the general allowance for credit losses.

   For year-end loan balances by type of loan included in the foreign portfolio, refer to Note Five of the Notes to Consolidated Financial Statements.

CROSS-BORDER OUTSTANDINGS

The extension of credits denominated in a currency other than that of the country in which a borrower is located, such as dollar-denominated loans made overseas, are called "cross-border" credits.

   The following table lists all countries in which the Corporation's cross-border outstandings exceeded 1% of consolidated assets as of any of the dates specified. The Corporation does not have significant local currency outstandings in the individual countries listed in the following table that are not hedged or funded by local currency borrowings.

CROSS-BORDER OUTSTANDINGS EXCEEDING ONE PERCENT OF TOTAL ASSETS(A)

                                                                                                    Cross-Border
                                                                                          Total     Outstandings
                                                                                   Cross-Border  as a Percentage
(in millions)         At December 31       Public         Banks         Other   Outstandings(b)  of Total Assets
- ----------------------------------------------------------------------------------------------------------------
Japan                           1995       $  905        $2,708        $1,724         $5,337(c)            1.76%
                                1994          248         5,280         1,538          7,066(c)            2.48
                                1993           47         5,585           587          6,219(c)            2.47

Germany                         1995        4,315           339           413          5,067(d)            1.67%
                                1994        1,490           496           883          2,869(d)            1.01
                                1993        2,021           384           576          2,981(d)            1.18

United Kingdom                  1995          192           915         3,314          4,421               1.45%
                                1994          165         1,215         3,024          4,404               1.54
                                1993          156         1,205         2,916          4,277               1.70

Brazil                          1995        1,029           424         1,856          3,309               1.09%
                                1994        1,088           262         1,877          3,227               1.13
                                1993        1,801           259         1,068          3,128               1.24

(a) Outstandings (including loans and accrued interest, interest-bearing deposits with banks, securities, acceptances and other monetary assets, except equity investments) represent those of both the public and private sectors and are presented on a risk basis, i.e., net of written guarantees and tangible liquid collateral when held outside the foreign country. At December 31, 1995 and 1994, outstandings to Korea were $2,809 million and $2,164 million, respectively, which were in excess of .75% of total assets. At December 31, 1994, outstandings to Hong Kong and Mexico were $2,603 million and $2,259 million, respectively, which were in excess of .75% of total assets.

(b) Outstandings exclude equity received in debt-for-equity conversions, which is recorded initially at fair market value and generally accounted for under the cost method. Commitments (outstanding letters of credit, standby letters of credit, guarantees and unused legal commitments) are excluded. At December 31, 1995, off-balance sheet commitments, after adjusting for transfers of risk, amounted to $2,422 million for Japan, $1,690 million for the United Kingdom, $991 million for Germany, and $55 million for Brazil.

(c) The average outstandings to Japan during 1995, 1994 and 1993 (based on quarter-end amounts) were approximately $5.2 billion, $6.5 billion and $5.8 billion, respectively.

(d) The average outstandings to Germany during 1995, 1994 and 1993 (based on quarter-end amounts) were approximately $4.2 billion, $2.8 billion and $1.7 billion, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

   The majority of outstandings to Japan, Germany and Brazil are short-term in nature, which mitigates the credit risk as transactions settle quickly. These outstandings generally represent interbank placements (in the case of Japan) and trading assets (in the case of Germany and Brazil). Due to the short-term nature of interbank placements and trading assets, the Corporation's balances with Japan, Germany and Brazil tend to fluctuate greatly and the amount of outstandings at year-end tends to be a function of timing, rather than representing a consistent trend.

ASSETS HELD FOR ACCELERATED DISPOSITION

In the fourth quarter of 1995, the Corporation transferred $421 million of residential mortgage loans into the Assets Held for Accelerated Disposition portfolio. This was done as part of a decision to accelerate the disposition of residential mortgage loans originally extended several years earlier under a reduced documentation mortgage program that was discontinued.

   In December 1994, the Corporation segregated real estate loans and real estate owned and designated such assets as Assets Held for Accelerated Disposition. In conjunction with this transfer, the Corporation reevaluated its carrying values for these assets to facilitate their rapid disposition and recorded a charge of $148 million to the allowance for credit losses. As a result of these actions, these assets were excluded from the December 31, 1995 and 1994 nonperforming assets category.

   The following table presents the reconciliation of Assets Held for Accelerated Disposition for 1995 and 1994.

                                                                Carrying Value
Year Ended December 31, (in millions)                         1995          1994
- --------------------------------------------------------------------------------
Balance at Beginning of Year                                 $ 526          $ --
  Additions                                                    421           526
  Sales                                                       (535)           --
- --------------------------------------------------------------------------------
Balance at End of Year(a)                                    $ 412          $526
- --------------------------------------------------------------------------------

(a) Includes $412 million and $87 million of loans that were performing at December 31, 1995 and 1994, respectively.

DERIVATIVE AND FOREIGN EXCHANGE FINANCIAL INSTRUMENTS

In the normal course of its business, the Corporation utilizes various derivative and foreign exchange financial instruments to meet the financial needs of its customers, to generate revenues through its trading activities, and to manage its exposure to fluctuations in interest and currency rates.

   Derivative and foreign exchange instruments represent contracts with counterparties where payments are made to or from the counterparty based upon specific interest rates, currency levels, other market rates, or on terms predetermined by the contract. These instruments can provide a cost-effective alternative to assuming and mitigating risk associated with traditional on-balance sheet instruments.

   Derivative and foreign exchange transactions involve, to varying degrees, credit risk and market risk. The effective management of credit and market risk is vital to the success of the Corporation's trading and ALM activities. Because of the changing market environment, the monitoring and managing of these risks is a continual process. For a further discussion of market risk, see the Market Risk Management section on page 40.

   The Corporation believes the true measure of credit risk exposure is the replacement cost of the derivative or foreign exchange product (i.e., the cost to replace the contract at current market rates should the counterparty default prior to the settlement date). This is also referred to as repayment risk or the mark-to-market exposure amount. The notional principal of derivative and foreign exchange instruments is the amount on which interest and other payments in a transaction are based. For derivative transactions, the notional principal typically does not change hands; it is simply a quantity that is used to calculate payments. While notional principal is the most commonly used volume measure in the derivative and foreign exchange markets, it is not a measure of credit or market risk. The notional principal of the Corporation's derivative and foreign exchange products greatly exceeds the possible credit and market loss that could arise from such transactions. As a result, the Corporation does not consider the notional principal to be indicative of its credit or market risk exposure.

   Mark-to-market exposure is a measure, at a point in time, of the value of a derivative or foreign exchange contract in the open market. When the mark-to-market is positive, it indicates the counterparty owes the Corporation and, therefore, creates a repayment risk for the Corporation. When the mark-to-market is negative, the Corporation owes the counterparty. In this situation, the Corporation does not have repayment risk.

   When the Corporation has more than one transaction outstanding with a counterparty, and there exists a legally enforceable master netting agreement with the counterparty, the "net" mark-to-market exposure represents the netting of the positive and negative exposures with the same counterparty. If there is a net negative number, then the Corporation's exposure to the counterparty is considered to be zero. Net mark-to-market is, in the Corporation's view, the best measure of credit risk when there is a legally enforceable master netting agreement between the Corporation and the counterparty.

   Many of the Corporation's contracts are short-term, which mitigates the credit risk as transactions settle quickly. The following table provides the remaining maturities of derivative and foreign exchange contracts outstanding at December 31, 1995. Percentages are based upon remaining contract life of mark-to-market exposure amounts.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

                                        Interest         Foreign
                                            Rate        Exchange
                                       Contracts       Contracts           Total
                                       -----------------------------------------
At December 31,                                             1995
- --------------------------------------------------------------------------------
Less than 3 months                           11%             55%             29%
3 to 6 months                                 8              27              15
6 to 12 months                                8              13              10
1 to 5 years                                 45               5              29
Over 5 years                                 28              --              17
- --------------------------------------------------------------------------------
Total                                       100%            100%            100%
- --------------------------------------------------------------------------------

   The Corporation routinely enters into derivative and foreign exchange transactions with regulated financial institutions, which the Corporation believes have relatively low credit risk. At December 31, 1995, approximately 81% of the mark-to-market exposure of such transactions were with commercial bank and financial institution counterparties most of whom are dealers in these products. Non-financial institutions accounted for only approximately 19% of the Corporation's derivative and foreign exchange mark-to-market exposure.

   The Corporation does not deal, to any significant extent, in derivatives, which dealers of derivatives (such as other banks and financial institutions) consider to be leveraged. As a result, the mark-to-market exposure as well as the notional amount of such derivatives were insignificant at December 31, 1995.

   The following table summarizes the aggregate notional amounts of interest rate and foreign exchange contracts as well as the credit exposure related to these instruments (after taking into account the net effects of master netting agreements) for the dates indicated below.

                                                Notional Amounts(a)    Credit Exposure
December 31, (in billions)                       1995        1994       1995     1994
- --------------------------------------------------------------------------------------
Interest Rate Contracts                        $3,190.4    $2,996.3    $12.8    $10.9
Foreign Exchange Contracts                      1,606.2     1,549.2     12.4     14.6
Stock Index Options and Commodity Contracts        37.7        20.6      1.0      0.8
- -------------------------------------------------------------------------------------
Total                                          $4,834.3    $4,566.1    $26.2    $26.3
- -------------------------------------------------------------------------------------

(a) The notional amounts of exchange-traded interest rate contracts, foreign exchange contracts, and stock index options and commodity contracts were $417.7 billion, $10.6 billion and $5.1 billion, respectively, at December 31, 1995. The credit risk exposure for these contracts was minimal since exchange-traded contracts principally settle daily in cash.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is available to absorb potential credit losses from the entire loan portfolio, as well as derivative and foreign exchange transactions. The Corporation deems its allowance for credit losses at December 31, 1995 to be adequate. Although the Corporation considers that it has sufficient reserves to absorb losses that may currently exist in the portfolio, but are not yet identifiable, the precise loss content is subject to continuing review based on quality indicators, industry and geographic concentrations, changes in business conditions, and other external factors such as competition, legal and regulatory requirements. The Corporation will continue to reassess the adequacy of the allowance for credit losses.

                               [GRAPH NUMBER 15]

   During 1995, 1994 and 1993, the Corporation's actual credit losses arising from derivative and foreign exchange transactions were immaterial. Additionally, at December 31, 1995 and 1994, nonperforming derivatives contracts were immaterial.

   The following tables reflect the activity in the Corporation's allowance for credit losses for the years ended December 31, 1995 and 1994, as well as the allowance coverage ratios.

Year Ended December 31, (in millions)                    1995             1994
- -------------------------------------------------------------------------------
Total Allowance at January 1                           $ 3,894          $ 4,445
  Provision for Losses                                     758            1,050
  Charge-Offs                                           (1,278)          (1,970)
  Recoveries                                               438              506
- -------------------------------------------------------------------------------
  Net Charge-Offs                                         (840)          (1,464)
  Charge for Assets Transferred to Held for
    Accelerated Disposition                                 --             (148)
  Other                                                    (28)(a)           11
- -------------------------------------------------------------------------------
Total Allowance at December 31                         $ 3,784          $ 3,894
- -------------------------------------------------------------------------------

(a) Includes $28 million related to sale of Chemical's banking operations in southern and central New Jersey.

ALLOWANCE COVERAGE RATIOS

December 31,                                                1995           1994
- --------------------------------------------------------------------------------
Allowance for Credit Losses to:
  Loans at Period-End                                        2.52%         2.74%
  Average Loans                                              2.58          2.85
  Nonperforming Loans                                      253.45        245.06

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

- - MARKET RISK MANAGEMENT

Market risk can be defined as the risk of loss resulting from changes in the prices of financial instruments in the markets in which the Corporation participates, such as changes in the value of foreign exchange or fixed income securities. The market risk management function is responsible for the measurement, monitoring and control of market risk, and the communication of risk limits throughout the Corporation in connection with its trading activities and asset/liability management activities.

TRADING ACTIVITIES

The Corporation uses its trading assets and liabilities to meet the financial needs of its customers and to generate revenues through its trading activities. The Corporation seeks to manage the market risks associated with its trading activities through geographic and product diversification. Trading activities are undertaken in more than 20 countries, with the majority of the transactions in the developed countries. The Corporation trades a wide range of products, including foreign exchange, derivatives, commodities and domestic and international securities, including emerging market debt instruments. A more complete description of the classes of debt and equity instruments and risk management instruments used in the Corporation's trading activities, as well as the credit risk and market risk factors involved in such activities, are disclosed in Notes Three and Eighteen of the Notes to Consolidated Financial Statements.

   The Corporation has four fundamental trading activities which generate revenue. The Corporation is primarily engaged in the relatively stable businesses of market-making, sales and arbitrage, while placing less emphasis on the potentially less-stable business of positioning.

Market-making: The Corporation trades with the intention of making a profit based on the spread between bid and ask prices. Market-making, compared with other trading activities, is considered to be a relatively stable business by the Corporation because revenue is related principally to market volumes, rather than to anticipating correctly material changes in the prices of various financial instruments. The Corporation considers market-making to be a key trading activity in its over-the-counter trading businesses.

Sales: The Corporation provides products for its clients at competitive prices. The Corporation considers sales to be a relatively stable business because revenue is related principally to the volume of products sold to the Corporation's worldwide client base.

Arbitrage: The Corporation enters into a risk position and offsets that risk in different, but closely related, markets or instruments. Because of the nature of trading markets, where there are numerous instruments that relate to one another, the Corporation believes it can effectively utilize this strategy. The Corporation considers arbitrage to be a key fundamental of its trading business.

Positioning: The Corporation takes certain positions in a market in anticipation of changes that may occur within such market. This strategy has the lowest stability of all four trading activities and the Corporation's emphasis in this area is less than in the other trading activities.

   Management believes that a risk management process, that encourages risk-taking within defined limits, is integral to creating shareholder value and competitive advantage through effective employment of risk capital. To that end, the Corporation has defined several fundamental risk management principles, including:

- - Formal definition of risk management governance;

- - Measurement of risk in accordance with "value-at-risk" methodologies, as well as non-statistical measures; and

- - Continual evaluation of risk appetite, communicated through risk limits.

   The risk management governance structure at the Corporation begins with the broad oversight responsibilities of the Board of Directors, which approves general risk management policies and reviews aggregate levels of risk, risk capital and returns on risk. A subcommittee of the Board, the Risk Policy Committee, has been delegated the responsibility for the review of the Corporation's risk management policies and control framework and the evaluation of its returns on risk.

   The Corporation's risk management governance structure then extends into the business areas in order to move the focus from oversight to active day-to-day management of risk. The Office of the Chairman's Risk Committee, made up of senior business-line and finance executives of the Corporation, provides direction for the market risk profile of the Corporation, as well as a forum for discussion of those market risk issues that may require increased corporate awareness. Finally, the risk management governance structure extends to the Market Risk Committee, made up of senior business-line managers and managers independent of the business lines, who have direct accountability for all corporate-wide market risk. The Market Risk Committee reviews and approves market risk measurement methodologies, risk limits and risk capital assessments.

   Market risk is measured and monitored on a daily basis through a value-at-risk ("VAR") methodology. VAR is defined as the potential overnight dollar loss from adverse market movements, with 97.5% confidence based on historical prices and market rates. The quantification of market risk through a VAR methodology requires a number of key assumptions including confidence level for losses, number of days of price history, the holding period, the measurement of inter-business correlation, and the treatment of risks outside the VAR methodology, including event risk and liquidity risk. The approach utilized for these other methodological issues varies among institutions.

   Based on actual 1995 trading results, which capture historical correlation among business units, 95% of the variation in the Corporation's daily trading results fell within a $31 million band centered on the daily average amount for the year.

   VAR is not an absolute measure of market risk under all conditions for all products. In addition to VAR calculations, the Corporation performs alternative scenario analyses to estimate the economic impact of sudden market movements on selected portions of the trading portfolio. The results of these analyses, along with the professional judgments of experienced business managers, are used to supplement the VAR methodology and capture additional market-related risks, including concentration, liquidity, event, and historical volatility and correlation reliance risks.

   In addition to VAR limits, the Corporation's overall risk management process incorporates two other types of risk limits: non-statistical limits, and stop-loss advisories. Non-statistical measures include net open positions, basis point values, position concentrations and position turnover. Stop-loss advisories are also used to advise senior management when losses of a certain threshold are sustained from a business activity. The use of non-statistical measures and stop-loss advisories to complement VAR limits reduces the likelihood that potential trading losses will reach the daily VAR limit.

   The Corporation manages the market risk associated with its trading activities on an aggregate basis at the business unit level. Criteria for risk limits include, among other factors, relevant market analysis, market liquidity, prior track record, business strategy, and management experience and depth. Risk limits are reviewed regularly to ensure consistency with the historical and anticipated financial performance of a business, including returns achieved on risk.
                            [GRAPH NUMBER 16]

   The preceding chart contains a histogram of the Corporation's daily market risk-related revenue for 1995. Market risk-related revenue is defined as the daily change in value in marked-to-market trading portfolios plus any trading-related net interest income or other revenue. Net interest income related to funding and investment activity is excluded. The histogram covers the Corporation's major trading units, which constitute approximately 98% of its trading activity.

   For the twelve months ended December 31, 1995, the Corporation posted positive daily market risk-related revenue for 232 out of 260 business trading days for international and domestic units. For 234 of the 260 days, the Corporation's daily market risk-related revenue or losses occurred within the negative $5 million to positive $15 million range, which is representative of the Corporation's emphasis on market-making and sales activities. The two worst losses shown on the histogram were due to unusual volatility in emerging market countries in the first quarter of 1995. The loss in the $30-$35 million range was also sustained in the first quarter of 1995 and resulted from losses in both European interest rate and emerging market activities.

ASSET/LIABILITY MANAGEMENT

The objective of the Corporation's ALM process is to manage and control the sensitivity of the Corporation's income to changes in market interest rates. The process operates under the authority and direction of the Asset and Liability Policy Committee, comprised of the Office of the Chairman and senior business and finance executives. The Committee seeks to ensure that the risk to earnings from adverse movements in interest rates are kept within specified limits deemed acceptable by the Corporation.

   The Corporation's net interest income is affected by changes in the level of market interest rates based upon differences in timing between the contractual maturity or the repricing (the "repricing") of its assets and liabilities. Interest rate sensitivity arises in the ordinary course of the Corporation's banking business as the repricing characteristics of its loans do not necessarily match those of its deposits and other borrowings. This sensitivity can be managed by altering the repricing of the Corporation's assets or liabilities, and with the use of derivative instruments.

   The Corporation, as part of its ALM process, employs a variety of cash and derivative instruments in managing its exposure to fluctuations in market interest rates. The Corporation uses derivative instruments to adjust the interest rate repricing characteristics of specific on-balance sheet assets and liabilities, or groups of assets and liabilities with similar repricing characteristics. Derivative instruments include interest rate swaps, futures,

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

forward rate agreements and options (See Note One of the Notes to Consolidated Financial Statements for a discussion of the Corporation's accounting policy relative to derivative instruments used for asset/liability management).

Risk Management and Control: A key element of the Corporation's ALM process is that it allows the assumption of interest sensitivity at a decentralized level by a limited number of authorized units with close contacts to the markets.

   The Asset and Liability Policy Committee has ultimate responsibility for the Corporation's consolidated interest rate exposure. In managing exposure, the Corporation uses quantifications of net gap exposure, earnings at risk and net interest income simulation.

Measuring Interest Rate Sensitivity: Management uses a variety of techniques to measure its interest rate sensitivity. One such tool is aggregate net gap analysis, an example of which is presented below. Assets and liabilities are placed in gap intervals based on their repricing dates. Assets and liabilities for which no specific repricing dates exist are placed in gap intervals based on management's judgment concerning their most likely repricing behaviors. Derivatives used in interest rate sensitivity management are also included in the applicable gap intervals.

   A net gap for each time period is calculated by subtracting the liabilities repricing in that interval from the assets repricing. A negative gap - more liabilities repricing than assets - will benefit net interest income in a declining interest rate environment and will detract from net interest income in a rising interest rate environment. Conversely, a positive gap - more assets repricing than liabilities - will benefit net interest income if rates are rising and will detract from net interest income in a falling rate environment.

INTEREST SENSITIVITY TABLE

                                                                                                              Over
At December 31, 1995 (in millions)              1-3 Months    4-6 Months   7-12 Months     1-5 Years       5 Years        Total
- -------------------------------------------------------------------------------------------------------------------------------
Assets
  Deposits With Banks                            $   7,064      $    840      $    188      $    277      $     99     $  8,468
  Federal Funds Sold and Securities Purchased
    Under Resale Agreements                         17,461            --            --            --            --       17,461
  Trading Assets                                    52,037            --            --            --            --       52,037
  Securities                                         4,105         1,929         2,276        16,536        16,923       41,769
  Loans                                             78,781        12,941         9,222        35,924        13,339      150,207
  Noninterest Earning Assets                        13,675           436           903         3,708        15,325       34,047
- -------------------------------------------------------------------------------------------------------------------------------
Total Assets                                     $ 173,123      $ 16,146      $ 12,589      $ 56,445      $ 45,686     $303,989
- -------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
  Deposits                                       $ 104,090      $ 11,208      $ 13,002      $ 21,003      $ 22,231     $171,534
  Short-Term and Other Borrowings                   49,043         1,763           367             5            21       51,199
  Long-Term Debt                                     4,026           713            12         3,128         4,946       12,825
  Other Liabilities                                 34,366             8             8            70        13,143       47,595
  Stockholders' Equity                                  --            --            --            --        20,836       20,836
- -------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity       $ 191,525      $ 13,692      $ 13,389      $ 24,206      $ 61,177     $303,989
- -------------------------------------------------------------------------------------------------------------------------------
Balance Sheet                                      (18,402)        2,454          (800)       32,239       (15,491)          --
- -------------------------------------------------------------------------------------------------------------------------------
Derivative Instruments Affecting
  Interest-Rate Sensitivity(a)                        (787)         (799)       (3,137)       (1,945)        6,668           --
- -------------------------------------------------------------------------------------------------------------------------------
Interest-Rate-Sensitivity Gap                      (19,189)        1,655        (3,937)       30,294        (8,823)          --
- -------------------------------------------------------------------------------------------------------------------------------
Cumulative Interest-Rate Sensitivity Gap         $ (19,189)     $(17,534)     $(21,471)     $  8,823      $     --     $     --
- -------------------------------------------------------------------------------------------------------------------------------
% of Total Assets                                       (6)%          (6)%          (7)%           3%           --           --
- -------------------------------------------------------------------------------------------------------------------------------

(a) Represents net repricing effect of derivative positions, which include interest rate swaps, futures, forward rate agreements and options, that are used as part of the Corporation's overall asset/liability management activities.

   At December 31, 1995, the Corporation had $21,471 million more liabilities than assets repricing within one year (including net repricing effect of derivative positions), amounting to 7% of total assets. The consolidated gaps include exposure to U.S. dollar interest rates as well as exposure to non-U.S. dollar rates in currency markets in which the Corporation does business. Since U.S. interest rates and non-U.S. interest rates may not move in tandem, the overall cumulative gaps may tend to overstate the exposures of the Corporation.

   Gap analysis is the simplest representation of the Corporation's interest rate sensitivity. However, it cannot reveal the impact of factors such as administered rates (e.g., the prime lending rate), pricing strategies on consumer and business deposits, changes in balance sheet mix, or the effect of various options embedded in balance sheet instruments. Accordingly, the Asset and Liability Policy Committee conducts simulations of net interest income

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

under a variety of market interest rate scenarios. These simulations which consider forecasted balance sheet changes, such as asset sales/securitizations, and forecasted changes in interest rate spreads provide the Committee with an estimate of earnings at risk for given changes in interest rates.

   At December 31, 1995, based on these simulations, earnings at risk to an immediate 100 basis point rise in market interest rates was estimated to be less than three percent of projected 1996 after-tax net income (excluding the merger-related restructuring charge). An immediate 100 basis point rise in interest rates is a hypothetical rate scenario, used to calibrate risk, and does not necessarily represent management's current view of future market developments.

   All the measurements of risk described above are made based upon the Corporation's business mix and interest rate exposures at the particular point in time. The exposures change continuously as a result of the Corporation's ongoing business and its risk management initiatives. While management believes these measures provide a meaningful representation of the Corporation's interest rate sensitivity, they do not necessarily take into account all business developments that have an effect on net income, such as changes in credit quality or the size and composition of the balance sheet.

Interest rate swaps: Interest rate swaps are one of the various financial instruments used in the Corporation's ALM activities. Although the Corporation believes the results of its ALM activities should be evaluated on an integrated basis, taking into consideration all on-balance sheet and related derivative instruments and not a specific group of financial instruments, the interest rate swap maturity table, which follows, provides an indication of the Corporation's interest rate swap activity.

   The following table summarizes the outstanding ALM interest rate swap notional amounts at December 31, 1995, by yearly intervals. The decrease in notional amounts from one period to the next period represents maturities of the underlying contracts. The weighted-average interest rates to be received and paid on such swaps are presented for each yearly interval. Variable rates presented are generally based on the short-term interest rates for relevant currencies such as the London Interbank Offered Rate (LIBOR). Basis swaps are interest rate swaps based on two floating rate indices (e.g., LIBOR and prime).

   The table was prepared under the assumption that variable interest rates remain constant at December 31, 1995 levels and, accordingly, the actual interest rates to be received or paid will be different to the extent that such variable rates fluctuate from December 31, 1995 levels. However, the Corporation expects the impact of any interest rate changes to be largely mitigated by corresponding changes in the interest rates and values associated with the linked assets and liabilities.

OUTSTANDING INTEREST RATE SWAPS NOTIONAL AMOUNTS AND RECEIVE/PAY RATES BY YEARLY INTERVALS

For the Year Beginning January 1, (in millions)       1996        1997        1998        1999        2000  Thereafter
- ----------------------------------------------------------------------------------------------------------------------
RECEIVE FIXED SWAPS:
Notional amount                                    $35,998     $22,574     $14,558     $12,384     $10,857      $8,254
Weighted-average:
  Receive rate                                        6.77%       7.03%       7.28%       7.36%       7.25%       7.16%
  Pay rate                                            5.48        5.73        5.93        5.95        5.93        5.97
PAY FIXED SWAPS:
Notional amount                                    $28,307     $15,763     $ 9,550     $ 7,192     $ 5,030      $3,106
Weighted-average:
  Receive rate                                        5.59%       5.59%       5.71%       5.76%       5.70%       5.65%
  Pay rate                                            7.11        7.32        7.43        7.51        7.46        7.53
BASIS SWAPS:
Notional amount                                    $ 5,437     $ 3,910     $ 2,984     $ 2,065     $   767      $  612
Weighted-average:
  Receive rate                                        6.35%       5.82%       5.89%       5.91%       5.94%       5.94%
  Pay rate                                            6.18        5.45        5.82        5.89        5.93        5.92
- ----------------------------------------------------------------------------------------------------------------------
Total Notional Amounts(a)                          $69,742     $42,247     $27,092     $21,641     $16,654      $1,972
- ----------------------------------------------------------------------------------------------------------------------

(a) At December 31, 1995, approximately $17 billion of notional amounts are interest rate swaps that, as part of the Corporation's asset/liability management, are used in place of cash market instruments. Of this amount, $10 billion is expected to mature in 1996, $4 billion in 1997 with the remaining $3 billion in 1998 and thereafter. (See Note One of the Notes to Consolidated Financial Statements).

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

   The following table summarizes the Corporation's assets and liabilities at December 31, 1995 with the notional amount of related derivatives used for ALM purposes.

Derivative Contracts and Related Balance Sheet Positions

                                                            Notional Amount(a)
                                                        ------------------------
                                             Balance      Interest     Other ALM
December 31, (in millions)              Sheet Amount    Rate Swaps  Contracts(b)
- --------------------------------------------------------------------------------
Deposits with Banks                         $  8,468       $   100       $   400
Securities - Available-for-Sale               37,141         2,724           660
Loans                                        150,207        23,597        47,571
Other Assets                                  14,843           905         4,393
Deposits                                     171,534        20,043        20,544
Long-Term Debt                                12,825         5,110           600
- --------------------------------------------------------------------------------

(a) At December 31, 1995, notional amounts of approximately $17 billion for interest rate swaps and $3 billion for other ALM contracts, both of which are used in place of cash instruments (See Note One of the Notes to Consolidated Financial Statements), have been excluded from the above table.

(b) Includes futures, forward rate agreements and options.

   The favorable impact on net interest income from the Corporation's ALM derivative activities, whereby derivative instruments are used to alter the yield on certain of the Corporation's assets and liabilities, was $153 million for 1995, compared with $459 million for 1994. The Corporation also has derivatives that affect noninterest revenue (such as derivatives linked to mortgage servicing rights).

   The preceding table includes various derivative contracts used by the Corporation to reduce risks associated with its mortgage servicing and loans held for sale. The value of the Corporation's mortgage servicing rights is affected by the level of prepayments made by mortgage holders, which in turn is affected by changes in interest rates. Interest rate swaps, futures and purchased option contracts are used to mitigate such risk. The Corporation also originates certain mortgage and consumer loans for sale or securitization to third-party investors. To reduce the risk of changes in value between the time that such loans are originated and the date of sale, the Corporation enters into futures, forward, and purchased option contracts.

   Derivative notional amounts of approximately $5.2 billion related to mortgage servicing assets and approximately $9.1 billion related to mortgage and consumer loans held for sale were outstanding at December 31, 1995. The weighted average maturity of contracts linked to mortgage servicing assets is approximately four years. Contracts related to loans held for sale generally mature within one year.

   Foreign currency exposures primarily represent the net investment in overseas entities and are managed through the use of foreign exchange forward contracts matching outstanding foreign currency positions on a currency by currency basis. These contracts, which are not included in the preceding table, hedge the impact of foreign exchange rate changes on the Corporation's net investment in its overseas entities.

   The following table reflects the deferred gains/losses and unrecognized gains/losses of the Corporation's ALM derivative contracts for 1995 and 1994.

December 31, (in millions)                  1995             1994        Change
- --------------------------------------------------------------------------------
ALM Derivative Contracts:
  Net Deferred Gains (Losses)              $ (98)         $   (73)      $   (25)
  Net Unrecognized Gains (Losses)            184(a)        (1,456)        1,640
- -------------------------------------------------------------------------------
    Net ALM Derivative Gains (Losses)      $  86          $(1,529)      $ 1,615
- --------------------------------------------------------------------------------

(a) Amount includes $69 million in net unrecognized gains from mortgage servicing rights, and $99 million in net unrecognized losses from daily margin settlements on open futures contracts. For additional information, see Note Twenty One of the Notes to Consolidated Financial Statements.

   Net deferred gains/losses relate to futures, forward contracts and swaps used in connection with available-for-sale securities, loans, deposits and debt. The unrecognized gains/losses relating to ALM activities are primarily the result of interest rate swap, option, forward and futures contracts.

   The net deferred losses at December 31, 1995 are expected to be amortized as yield adjustments in interest income or interest expense over the periods reflected in the following table.

Amortization of Net Deferred Gains (Losses) on Closed ALM Contracts

Year Ended December 31, (in millions)
- --------------------------------------------------------------------------------
1996                                                                       $ 32
1997                                                                        (15)
1998                                                                        (56)
1999                                                                        (55)
2000 and After                                                               (4)
- --------------------------------------------------------------------------------
Total                                                                      $(98)
- --------------------------------------------------------------------------------

   The Consolidated Balance Sheet includes unamortized premiums on open ALM option contracts which will be amortized as a reduction to net interest income over the periods indicated in the following table.

AMORTIZATION OF PREMIUMS ON OPEN ALM OPTIONS CONTRACTS

Year Ended December 31, (in millions)
- --------------------------------------------------------------------------------
1996                                                                        $ 32
1997                                                                          21
1998                                                                          22
1999                                                                          17
2000 and After                                                                63
- --------------------------------------------------------------------------------
Total                                                                       $155
- --------------------------------------------------------------------------------

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

- - OPERATING RISK MANAGEMENT

The Corporation, like all large financial institutions, is exposed to many types of operating risk, including the risk of fraud by employees or outsiders, unauthorized transactions by employees, and errors relating to computer and telecommunications systems. The Corporation maintains a system of controls that is designed to keep operating risk at appropriate levels in view of the financial strength of the Corporation, the characteristics of the businesses and markets in which the Corporation operates, competitive circumstances and regulatory considerations. However, from time to time in the past, the Corporation has suffered losses from operating risk and there can be no assurance that the Corporation will not suffer such losses in the future.

- - CAPITAL AND LIQUIDITY RISK MANAGEMENT

CAPITAL

The Corporation's level of capital at December 31, 1995 remained strong, with capital ratios well in excess of regulatory guidelines. The Corporation's Tier 1 and Total Capital ratios were 8.22% and 12.27%, respectively, at December 31, 1995. These ratios, as well as the leverage ratio discussed below, exclude the assets and off-balance sheet financial instruments of the Corporation's securities subsidiaries as well as the Corporation's investment in such subsidiaries. In addition, the provisions of SFAS 115 do not apply to the calculation of these ratios.

   Total capitalization (the sum of Tier 1 Capital and Tier 2 Capital as discussed below) increased by $2.0 billion during 1995 to $28.3 billion at December 31, 1995. The Corporation manages its capital to execute its strategic business plans and support its growth and investments, including acquisition strategies in its core businesses.

   During 1995, the Corporation repurchased approximately 26.3 million shares of its outstanding common stock in the open market. These repurchases were largely undertaken to meet the anticipated needs of the Corporation's employee stock option and incentive plans. During 1995, approximately 18.0 million shares were issued (of which 14.5 million were from treasury) under various employee stock option and incentive plans, and 7.6 million shares were issued (from treasury) in connection with the conversion of the Corporation's 10% convertible preferred stock. Additionally, 6.9 million shares were issued in connection with the acquisition of the U.S. Trust securities processing businesses.

   The Corporation raised the cash dividend on its common stock to $.56 per share, an increase from $.50 per share, commencing with the dividend payable on April 30, 1996. Management's current expectation is that the dividend policy of the Corporation will generally be to pay a common stock dividend equal to approximately 25-35% of the Corporation's net income (excluding restructuring charges) less preferred dividends. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of the Corporation and its subsidiaries and other factors, including applicable governmental regulations and policies.

   The Corporation's total stockholders' equity at the 1995 year-end was $20.8 billion, compared with $18.9 billion at December 31, 1994. The $1.9 billion increase primarily reflected the retention of earnings (net income of $3.0 billion less total common and preferred stock dividends of $1.0 billion) generated during 1995.

   The tables which follow set forth various capital ratios and components of capital at the dates indicated.

CAPITAL RATIOS                                                           Minimum
                                                                      Regulatory
December 31,                                 1995          1994      Requirement
- --------------------------------------------------------------------------------
Tier 1 Capital Ratio(a)(c)                   8.22%         8.05%           4.00%
Total Capital Ratio(a)(c)                   12.27         12.23            8.00
Tier 1 Leverage Ratio(b)(c)                  6.68          6.63       3.00-5.00
Common Stockholders' Equity to
  Total Assets                               5.98          5.61              --
Total Stockholders' Equity to
  Total Assets                               6.85          6.61              --
- --------------------------------------------------------------------------------

(a) Tier 1 Capital or Total Capital divided by risk-weighted assets. Risk-weighted assets include assets and off-balance sheet positions, weighted by the type of instrument and the risk weight of the counterparty, collateral or guarantor.

(b) Tier 1 Capital divided by adjusted average assets.

(c) Including the Corporation's securities subsidiaries, the December 31, 1995 Tier 1 Capital, Total Capital and Tier 1 Leverage ratios were 8.37%, 12.67% and 6.27%, respectively, compared with 8.22%, 12.64% and 6.21%, respectively, at December 31, 1994.

COMPONENTS OF CAPITAL

December 31, (in millions)                                    1995          1994
- --------------------------------------------------------------------------------
TIER 1 CAPITAL:
Common Stockholders' Equity                               $ 18,424      $ 16,496
Nonredeemable Preferred Stock                                2,650         2,850
Minority Interest                                              162           143
Less: Goodwill                                               1,446         1,379
    Non-Qualifying Intangible Assets                           116           169
    50% Investment in Securities Subsidiaries                  698           624
- --------------------------------------------------------------------------------
Tier 1 Capital                                              18,976        17,317
- --------------------------------------------------------------------------------
TIER 2 CAPITAL:
Long-Term Debt Qualifying as Tier 2                          7,139         6,910
Qualifying Allowance for Credit Losses                       2,907         2,713
Less: 50% Investment in Securities Subsidiaries                698           624
- --------------------------------------------------------------------------------
Tier 2 Capital                                               9,348         8,999
- --------------------------------------------------------------------------------
Total Qualifying Capital                                  $ 28,324      $ 26,316
- --------------------------------------------------------------------------------
Risk-Weighted Assets(a)                                   $230,887      $215,105
- --------------------------------------------------------------------------------

(a) Includes off-balance sheet risk-weighted assets in the amount of $68,153 million and $61,416 million, respectively, at December 31, 1995 and 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
                               [GRAPH NUMBER 17]

   Under the risk-based capital guidelines of the Federal Reserve Board, banking organizations are required to maintain certain ratios of "Qualifying Capital" to "risk-weighted assets". "Qualifying Capital" is classified into two tiers, referred to as Tier 1 Capital and Tier 2 Capital. In addition, the Federal Reserve Board has established another capital measure, the Tier 1 leverage ratio. The Tier 1 leverage ratio is defined as Tier 1 Capital (as defined under the risk-based capital guidelines) divided by average total assets (net of allowance for credit losses, goodwill and certain intangible assets). Under the guidelines, to be "well capitalized," a banking organization must have a Tier 1 Capital ratio of at least 6%, Total Capital ratio of at least 10%, and Tier 1 leverage ratio of at least 5%. At December 31, 1995, the capital ratios for each of the Corporation's banking subsidiaries, including The Chase Manhattan Bank, Chemical Bank and Texas Commerce Bank, N.A., exceeded the above ratios required to be well capitalized.

   As part of the Corporation's commitment to a disciplined capital policy, management has targeted a Tier 1 capital ratio for the Corporation of 8 to 8.25%. As part of this policy, management would divest or take other appropriate action to address any nonstrategic businesses determined by the Corporation to be underperforming, and would also return excess capital to shareholders. In addition, the Corporation has revised its previously announced buy-back program to terminate at September 30, 1996 and to provide that purchases of shares of common stock of the Corporation under the plan to such date would be in accordance with the pooling-of-interests accounting rules.

LIQUIDITY

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all of the Corporation's financial commitments and to capitalize on opportunities for the Corporation's business expansion. Liquidity management addresses the Corporation's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis at both the parent company and the subsidiary levels, enabling senior management to monitor effectively changes in liquidity and to react accordingly to fluctuations in market conditions. Contingency plans exist and could be implemented on a timely basis to minimize the risk associated with dramatic changes in market conditions.

   In managing liquidity, the Corporation takes into account the various legal limitations on the extent to which banks may pay dividends to their parent companies or finance or otherwise supply funds to certain of their affiliates.

   The primary source of liquidity for the bank subsidiaries of the Corporation derives from their ability to generate core deposits (which includes all deposits except noninterest-bearing time deposits, foreign deposits and certificates of deposit of $100,000 or more). The Corporation considers funds from such sources to comprise its subsidiary banks' "core" deposit base because of the historical stability of such sources of funds. These deposits fund a portion of the Corporation's asset base, thereby reducing the Corporation's reliance on other, more volatile, sources of funds. The average core deposits at the Corporation's bank subsidiaries for 1995 were $76 billion and the Corporation's average core deposits as a percentage of average loans was 52% for 1995. Foreign deposits generated in the Corporation's global wholesale and retail businesses are also considered to be an additional source of liquidity for the Corporation.

                               [GRAPH NUMBER 18]

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

   The Corporation holds marketable securities and other short-term investments which can be readily converted to cash. As part of the Corporation's on-going capital management process, loan syndication networks and retail securitization programs are maintained in order to facilitate the timely disposition of assets, if and when deemed desirable.

   The Corporation is an active participant in the capital markets. In addition to issuing commercial paper and medium-term notes, the Corporation raises funds through the issuance of long-term debt, common stock and preferred stock.

   The Corporation's long-term debt at December 31, 1995 was $12,825 million, a decrease of $236 million from the 1994 year-end. The decrease resulted primarily from maturities of $1,476 million of the Corporation's long-term debt (including $614 million of senior medium-term notes and $862 million of other senior notes) and the redemption of $637 million of senior notes. These decreases were partially offset by additions to the Corporation's long-term debt of $1,840 million (including $360 million of senior medium-term notes, $399 million of subordinated medium-term notes, $531 million of other senior notes and $550 million of other subordinated notes).

   As previously discussed, during the second quarter of 1995, the Corporation called all of the outstanding shares of its 10% convertible preferred stock for redemption. Substantially all of the 10% convertible preferred stock was converted prior to the redemption date, at the option of the holders, into approximately 7.6 million shares of the Corporation's common stock. The shares of common stock issued upon such conversion were issued from treasury. The Corporation will continue to evaluate the opportunity for future redemptions of its outstanding debt and preferred stock in light of current market conditions.

   The following table shows the debt ratings of the Corporation, Chemical Bank and The Chase Manhattan Bank at December 31, 1995. After the merger announcement, Moody's upgraded its debt ratings of both Chemical and Chase. Rating upgrades should continue to enhance the Corporation's access to global capital and money markets, a primary source of liquidity for an international money-center institution. The ability to access this geographically diverse assortment of distribution channels and to issue a wide variety of capital and money market instruments at various maturities provides the Corporation with a full array of alternatives for managing its liquidity position.

DEBT RATINGS

December 31, 1995                                      Corporation(a)   Banks(b)
- --------------------------------------------------------------------------------
Moody's
  Senior                                                           A1        Aa3
  Subordinated                                                     A2         A1
Standard & Poor's
  Senior                                                           A          A+
  Subordinated                                                     A-         A
- --------------------------------------------------------------------------------

(a) Represents the debt ratings for each of the predecessor institutions.
(b) Represents the debt ratings for each of Chemical Bank and The Chase Manhattan Bank.

- - ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans. Such plans include all arrangements by which employees or others receive shares of stock or other equity instruments of the Corporation, or arrangements by which the Corporation incurs liabilities in amounts based on the price of the Corporation's stock. Examples are stock options, restricted stock, restricted stock units, stock appreciation rights and stock purchase plans.

   SFAS 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is already prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Both the accounting and disclosure requirements of SFAS 123 are effective for fiscal years beginning after December 15, 1995. The Corporation intends to continue accounting for its employee stock compensation plans under its current method (APB 25), and will adopt the disclosure requirements of SFAS 123 in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

- - COMPARISON BETWEEN 1994 AND 1993

OPERATING HIGHLIGHTS

The Corporation's reported net income for 1994 was $2,486 million, compared with net income of $2,394 million in 1993. The Corporation's primary earnings per share were $5.02 in 1994, an increase from $4.85 in 1993. On a fully-diluted basis, earnings per share in 1994 were $4.97, compared with $4.79 for the prior year.

   Net income on a pro forma basis was $2,589 million in 1994, an increase of 14% from comparable earnings of $2,266 million in 1993. Pro forma primary earnings per share were $5.26 in 1994, an increase of 16% from $4.55 in 1993, while fully-diluted earnings per share were $5.20 in 1994, compared with $4.51 for the prior year. The pro forma results represent earnings on a fully-taxed basis and exclude the impact of changes in accounting principles, restructuring charges, charges related to assets held for accelerated disposition and gains on the sales of such assets, gains on emerging markets past-due interest bond sales and foreclosed property expense.

NET INTEREST INCOME

The Corporation's net interest income was $8,312 million in 1994, compared with $8,291 million in 1993. The increase in 1994 was attributable to a higher level of average interest-earning assets, which was partially offset by narrower spreads due to the effect of rising interest rates.

   Average interest-earning assets were $227.3 billion in 1994, an increase of 6% from $214.8 billion in 1993, reflecting a higher level of liquid assets and securities. The composition of average interest-earning assets shifted during the latter part of 1993 and early part of 1994 to support the Corporation's trading businesses.

PROVISION FOR LOSSES AND NET CHARGE-OFFS

The provision for losses in 1994 was $1,050 million, compared with $2,254 million in 1993, a decline of 53%. Net charge-offs were $1,612 million compared with $2,618 million in 1993, a decline of 38%. The 1994 results included a $148 million charge related to the decision to designate certain assets as held-for-accelerated disposition as well as a $291 million charge incurred in connection with management's final valuation of its emerging markets portfolio. In 1993, the Corporation also recorded a special provision of $566 million relating to its loans held for accelerated disposition portfolio.

NONINTEREST REVENUE

Noninterest revenue totaled $6,701 million in 1994, compared with $7,181 million in 1993. The decrease from the prior year reflected lower trading revenue, a decline in securities gains, and a decline in gains on the sale of emerging markets-related past-due interest bonds (included in other revenue). These decreases were partially offset by increased fee-based revenue as well as increased revenues from equity-related investments (included in other revenue).

   Corporate finance and syndication fees in 1994 were $593 million, a 19% increase from the prior year, principally resulting from the continued strong growth in loan syndication and other investment banking activities.

   Trust and investment management fees in 1994 were $1,056 million, an increase of $133 million from $923 million in 1993. The higher level of fees reflected an increase in personal trust fees principally due to new customer relationships developed as a result of the acquisition of Ameritrust Texas Corporation ("Ameritrust") by Texas Commerce and growth in the global private banking businesses.

   Credit card revenue in 1994 was $754 million, an increase of 6% from 1993, reflecting a growing cardholder base, primarily as a result of the Corporation's co-branded Shell MasterCard program, which was launched in the fourth quarter of 1993.

   Service charges on deposit accounts totaled $408 million in 1994, an increase of 3% over 1993, principally reflecting pricing initiatives during the first half of 1994 related to retail accounts, partially offset by a slightly smaller deposit base.

   Fees for other financial services for 1994 were $1,413 million, an increase of $70 million from 1993, primarily due to increased mortgage servicing fees reflecting a higher level of mortgage servicing volume from the Margaretten and AmRes acquisitions, as well as additions to the portfolio from mortgage originations.

   Trading-related revenue in 1994 was $1,339 million, a decrease of 29% from the prior year, due to a difficult trading environment during 1994, when compared with 1993. The interest rate environment in the U.S. and European markets was volatile during 1994, while difficult conditions existed in the emerging debt markets and European government bond markets. Additionally, the Corporation incurred a $70 million loss resulting from unauthorized foreign exchange transactions involving the Mexican peso.

   Securities gains were $65 million in 1994, compared with $189 million in 1993. The decrease was due to the higher interest rate environment exerting downward pressure on market prices.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

   The Corporation's other noninterest revenue for 1994 was $1,239 million, compared with $1,350 million in 1993. Revenue from equity-related investments, which includes income from venture capital activities and emerging markets investments, was $577 million in 1994, an increase of 7% from 1993. Included in other noninterest revenue were net gains of $233 million from the sale of emerging markets-related securities, compared with net gains of $469 million in 1993. Also included in 1994 other noninterest revenue were $104 million of net gains from the sale of assets held for accelerated disposition, compared with $291 million in 1993, and equity income from CIT of $73 million, an increase of 12% from 1993.

NONINTEREST EXPENSE

Noninterest expense in 1994 was $10,002 million, compared with $9,828 million in 1993. Included in the results for 1994 was a $260 million restructuring charge, taken in connection with a program to improve earnings per share, a $48 million restructuring charge related to the closing of 50 New York branches, and a charge of $157 million related to productivity initiatives. The 1993 results included a $115 million MHC merger-related charge, a $43 million charge associated with the acquisition of certain assets of the First City Bancorporation of Texas, Inc. by Texas Commerce, and a $45 million charge for the consolidation of data centers and other facilities. The 1993 results also included a special provision of $318 million relating to the Corporation's other real estate assets held for accelerated disposition. For a further discussion regarding the restructuring charges taken by the Corporation during 1994 and 1993, see Note Fifteen of the Notes to Consolidated Financial Statements.

   Excluding restructuring charges and foreclosed property expense in both years, noninterest expense for 1994, when compared with the prior year, reflected higher expenses associated with investments in certain key businesses such as the Shell MasterCard program, the trading and securities businesses, and the Corporation's acquired businesses such as Margaretten, Ameritrust and AmRes.

   Salaries and employee benefits expenses in 1994 were $4,861 million, compared with $4,489 million in 1993. The increase in 1994 was primarily due to additional staff costs resulting from business acquisitions made in 1994 and the latter part of 1993, the implementation of the Shell MasterCard program, and increased incentives related to higher earnings.

   Occupancy expense was $968 million in 1994, a decrease of $23 million from 1993. The decline from 1993 principally resulted from the termination of a facilities lease in London at the beginning of 1994, the impact of branch divestitures, and the continuing consolidation of the New York branch system. Partially offsetting these factors were additional occupancy expenses related to acquisitions, as well as costs associated with the consolidation and relocation of certain data centers.

   Equipment expense in 1994 was $724 million, an increase of $60 million, principally due to higher costs incurred for system enhancements to support the Corporation's trading activities, the consolidation of its data centers, and for upgrades to its ATM technology.

   Foreclosed property expense was $50 million in 1994, compared with $509 million in 1993, reflecting significant progress in managing the Corporation's real estate portfolio.

   For 1994, other expense was $2,934 million, an increase of 11% from the 1993 level. The increase reflected costs relating to expanded marketing programs in support of certain businesses (particularly credit cards and transaction and information services), higher professional services and telecommunication costs, as well as the impact in 1994 of expenses associated with the Corporation's business acquisitions during 1994 and the latter part of 1993.

INCOME TAXES

The Corporation recorded income tax expense of $1,475 million in 1994, compared with $798 million in 1993. Included in the 1993 income tax expense were approximately $331 million of Federal income tax benefits.

   The Corporation's effective tax rate was 37.2% in 1994 compared with 28.3% in 1993. Excluding $70 million of benefits recognized under SFAS 109 in 1994, and $331 million of such benefits in 1993, the Corporation's effective tax rate would have been 39.0% in 1994 and 40.0% in 1993.

NONPERFORMING ASSETS

The Corporation's total nonperforming assets at December 31, 1994 were $2,126 million, a decline of 62% from $5,630 million at December 31, 1993. This improvement in the Corporation's credit profile is a result of a significantly lower level of loans being placed on nonperforming status, repayments, charge-offs, and the Corporation's continuing loan workout and collection activities.

   In December 1994, the Corporation segregated approximately $735 million of real estate loans and real estate owned (approximately $580 million nonperforming assets) and designated such assets as Assets Held for Accelerated Disposition. These assets were excluded from the December 31, 1994 nonperforming assets category.

ALLOWANCE FOR CREDIT LOSSES

The total allowance for credit losses at December 31, 1994 was $3,894 million, or 2.74% of total loans and 245% of nonperforming loans, compared with $4,445 million, or 3.24% of total loans and 122% of nonperforming loans at the 1993 year-end.

         MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

- --------------------------------------------------------------------------------

- - TO OUR STOCKHOLDERS

The management of The Chase Manhattan Corporation and its subsidiaries has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles. The consolidated financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

   Management maintains a comprehensive system of internal control to assure the proper authorization of transactions, the safeguarding of assets, and the reliability of the financial records. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the system of internal control and recommends possible improvements thereto. Management believes that as of December 31, 1995, the Corporation maintains an effective system of internal control.

   The Audit Committee of the Board of Directors reviews the systems of internal control and financial reporting. The Committee meets and consults regularly with management, the internal auditors and the independent accountants to review the scope and results of their work.

   The accounting firm of Price Waterhouse LLP has performed an independent audit of the Corporation's financial statements. Management has made available to Price Waterhouse LLP all of the Corporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Price Waterhouse LLP during its audit were valid and appropriate. The firm's report appears below.

/s/ Walter V. Shipley

Walter V. Shipley
Chairman of the Board and Chief Executive Officer

/s/ Thomas G. Labrecque

Thomas G. Labrecque
President and Chief Operating Officer

/s/ Peter J. Tobin

Peter J. Tobin
Chief Financial Officer

/s/ Joseph L. Sclafani
Joseph L. Sclafani
Senior Vice President and Controller

March 31, 1996


REPORT OF INDEPENDENT ACCOUNTANTS
- --------------------------------------------------------------------------------

PRICE WATERHOUSE LLP    1177 AVENUE OF THE AMERICAS, NEW YORK, NY 10036

To the Board of Directors and Stockholders of The Chase Manhattan Corporation:
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The Chase Manhattan Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements, which give effect to the March 31, 1996 merger of The Chase Manhattan Corporation and Chemical Banking Corporation, are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As described in Notes Four, Thirteen and Sixteen to the consolidated financial statements, in 1993 the Corporation changed its method of accounting for certain investments in debt and marketable equity securities, postretirement benefits other than pensions, and income taxes.

Price Waterhouse LLP

March 31, 1996

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

- --------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

December 31, (in millions, except share data)                                            1995         1994
- ----------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                                             $  14,794    $  13,545
Deposits with Banks                                                                     8,468       12,440
Federal Funds Sold and Securities Purchased Under Resale Agreements                    17,461       20,077
Trading Assets:
  Debt and Equity Instruments                                                          26,212       17,926
  Risk Management Instruments                                                          25,825       25,985
Securities:
  Available-for-Sale                                                                   37,141       23,140
  Held-to-Maturity (Market Value: $4,659 in 1995 and $10,160 in 1994)                   4,628       10,650
Loans (Net of Unearned Income: $1,073 in 1995 and $895 in 1994)                       150,207      142,231
Allowance for Credit Losses                                                            (3,784)      (3,894)
Premises and Equipment                                                                  3,757        3,951
Due from Customers on Acceptances                                                       1,896        1,608
Accrued Interest Receivable                                                             2,541        2,466
Other Assets                                                                           14,843       15,258
- ----------------------------------------------------------------------------------------------------------
Total Assets                                                                        $ 303,989    $ 285,383
- ----------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Domestic:
    Noninterest-Bearing                                                             $  35,414    $  33,389
    Interest-Bearing                                                                   64,640       68,063
  Foreign:
    Noninterest-Bearing                                                                 3,702        2,444
    Interest-Bearing                                                                   67,778       62,566
- ----------------------------------------------------------------------------------------------------------
    Total Deposits                                                                    171,534      166,462
Federal Funds Purchased and Securities Sold Under Repurchase Agreements                37,263       32,410
Other Borrowed Funds                                                                   13,936       11,780
Acceptances Outstanding                                                                 1,915        1,629
Trading Liabilities                                                                    34,341       30,356
Accounts Payable, Accrued Expenses and Other Liabilities                               11,339       10,812
Long-Term Debt                                                                         12,825       13,061
- ----------------------------------------------------------------------------------------------------------
Total Liabilities                                                                     283,153      266,510
- ----------------------------------------------------------------------------------------------------------
Commitments and Contingencies (See Note Twenty Three)
STOCKHOLDERS' EQUITY
Preferred Stock                                                                         2,650        2,850
Common Stock (Authorized 750,000,000 Shares,
  Issued 457,587,675 Shares in 1995 and 447,110,332 Shares in 1994)                       458          447
Capital Surplus                                                                        11,075       10,671
Retained Earnings                                                                       7,997        6,045
Net Unrealized Loss on Securities Available-for-Sale, Net of Taxes                       (237)        (473)
Treasury Stock, at Cost (22,583,225 Shares in 1995 and 18,337,533 Shares in 1994)      (1,107)        (667)
- ----------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                             20,836       18,873
- ----------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                          $ 303,989    $ 285,383
- ----------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of these Statements.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, (in millions, except per share data)           1995      1994     1993
- -----------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                $12,842   $11,004  $11,207
Securities                                                             2,591     2,329    2,412
Trading Assets                                                         1,464     1,282      762
Federal Funds Sold and Securities Purchased Under Resale Agreements    1,889     1,827    1,368
Deposits with Banks                                                      824       869      985
- -----------------------------------------------------------------------------------------------
Total Interest Income                                                 19,610    17,311   16,734
- -----------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                               6,291     4,704    4,255
Short-Term and Other Borrowings                                        4,175     3,447    3,163
Long-Term Debt                                                           942       848    1,025
- -----------------------------------------------------------------------------------------------
Total Interest Expense                                                11,408     8,999    8,443
- -----------------------------------------------------------------------------------------------
Net Interest Income                                                    8,202     8,312    8,291
Provision for Losses                                                     758     1,050    2,254
Provision for Loans Held for Accelerated Disposition                      --        --      566
- -----------------------------------------------------------------------------------------------
Net Interest Income After Provisions for Losses                        7,444     7,262    5,471
- -----------------------------------------------------------------------------------------------
NONINTEREST REVENUE
Corporate Finance and Syndication Fees                                   796       593      500
Trust and Investment Management Fees                                   1,018     1,056      923
Credit Card Revenue                                                      834       754      710
Service Charges on Deposit Accounts                                      417       408      397
Fees for Other Financial Services                                      1,453     1,413    1,343
Trading Revenue                                                        1,016     1,173    1,769
Securities Gains                                                         132        65      189
Other Revenue                                                          1,092     1,239    1,350
- -----------------------------------------------------------------------------------------------
Total Noninterest Revenue                                              6,758     6,701    7,181
- -----------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                               4,208     3,978    3,660
Employee Benefits                                                        899       883      829
Occupancy Expense                                                        897       968      991
Equipment Expense                                                        755       724      664
Foreclosed Property Expense                                              (75)       50      509
Provision for Other Real Estate Held for Accelerated Disposition          --        --      318
Restructuring Charge                                                      15       465      203
Other Expense                                                          2,691     2,934    2,654
- -----------------------------------------------------------------------------------------------
Total Noninterest Expense                                              9,390    10,002    9,828
- -----------------------------------------------------------------------------------------------
Income Before Income Tax Expense and Effect of Accounting Changes      4,812     3,961    2,824
Income Tax Expense                                                     1,842     1,475      798
- -----------------------------------------------------------------------------------------------
Income Before Effect of Accounting Changes                             2,970     2,486    2,026
Net Effect of Changes in Accounting Principles                           (11)       --      368
- -----------------------------------------------------------------------------------------------
Net Income                                                           $ 2,959   $ 2,486  $ 2,394
- -----------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                $ 2,732   $ 2,221  $ 2,099
- -----------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Primary:
  Income Before Effect of Accounting Changes                         $  6.23   $  5.02  $  4.00
  Net Effect of Changes in Accounting Principles                       (0.03)       --      .85
- -----------------------------------------------------------------------------------------------
  Net Income                                                         $  6.20   $  5.02  $  4.85
- -----------------------------------------------------------------------------------------------
Assuming Full Dilution:
  Income Before Effect of Accounting Changes                         $  6.07   $  4.97  $  3.96
  Net Effect of Changes in Accounting Principles                       (0.03)       --      .83
- -----------------------------------------------------------------------------------------------
  Net Income                                                         $  6.04   $  4.97  $  4.79
- -----------------------------------------------------------------------------------------------
Average Common and Common Equivalent Shares                            440.8     442.2    433.1
- -----------------------------------------------------------------------------------------------
Average Common Shares Assuming Full Dilution                           453.5     450.9    441.7
- -----------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of these Statements.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Year ended December 31, (in millions)                                        1995      1994      1993
- ------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Balance at Beginning of Year                                               $ 2,850   $ 3,053   $ 3,325
Issuance of Stock                                                               --       428       572
Redemption of Stock                                                           (200)     (631)     (844)
- ------------------------------------------------------------------------------------------------------
Balance at End of Year                                                       2,650     2,850     3,053
- ------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at Beginning of Year                                                   447       445       409
Issuance of Stock                                                               11         2        36
- ------------------------------------------------------------------------------------------------------
Balance at End of Year                                                         458       447       445
- ------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Balance at Beginning of Year                                                10,671    10,652     9,700
Issuance of Stock                                                              397        40       969
Premium on Redemption of Preferred Stock                                        --       (12)      (17)
Restricted Stock Granted, Net of Amortization                                    7        (9)       --
- ------------------------------------------------------------------------------------------------------
Balance at End of Year                                                      11,075    10,671    10,652
- ------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at Beginning of Year                                                 6,045     4,484     2,931
Net Income                                                                   2,959     2,486     2,394
Cash Dividends Declared:
  Preferred Stock                                                             (227)     (253)     (296)
  Common Stock                                                                (789)     (672)     (549)
Accumulated Translation Adjustment(a)                                            9        --         4
- ------------------------------------------------------------------------------------------------------
Balance at End of Year                                                       7,997     6,045     4,484
- ------------------------------------------------------------------------------------------------------
NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE-FOR-SALE, NET OF TAXES
Balance at Beginning of Year                                                  (473)      479        --
Impact of Accounting Change                                                     --        --       479
Net Change in Fair Value of Securities Available-for-Sale, Net of Taxes        236      (952)       --
- ------------------------------------------------------------------------------------------------------
Balance at End of Year                                                        (237)     (473)      479
- ------------------------------------------------------------------------------------------------------
COMMON STOCK IN TREASURY, AT COST
Balance at Beginning of Year                                                  (667)      (12)      (12)
Purchase of Treasury Stock                                                  (1,389)     (693)       --
Reissuance of Treasury Stock                                                   949        38        --
- ------------------------------------------------------------------------------------------------------
Balance at End of Year                                                      (1,107)     (667)      (12)
- ------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                 $20,836   $18,873   $19,101
- ------------------------------------------------------------------------------------------------------

(a) Balance was $11 million, $2 million and $2 million at December 31, 1995, 1994 and 1993, respectively.

The Notes to Consolidated Financial Statements are an integral part of these Statements.

                                                 The Chase Manhattan Corporation
                                                                and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, (in millions)                                                1995         1994       1993
- -------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                         $  2,959     $  2,486   $  2,394
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
  Net Effect of Changes in Accounting Principles                                         11           --       (368)
  Provision for Losses                                                                  758        1,050      3,138
  Restructuring Charge                                                                   15          465        203
  Depreciation and Amortization                                                         866          765        779
  Net Change In:
    Trading-Related Assets                                                           (6,466)      (1,523)   (12,228)
    Accrued Interest Receivable                                                         (86)        (460)        83
    Other Assets                                                                        328          331      2,242
    Trading-Related Liabilities                                                       3,423        3,026         --
    Accrued Interest Payable                                                             12          331       (139)
    Other Liabilities                                                                (1,430)       1,373      1,835
    Other, Net                                                                         (746)      (2,740)      (944)
- -------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Operating Activities                                       (356)       5,104     (3,005)
- -------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net Change In:
  Deposits with Banks                                                                 4,054         (840)    (3,873)
  Federal Funds Sold and Securities Purchased Under Resale Agreements                 2,094       (2,936)    (4,819)
  Loans Due to Sales and Securitizations                                             32,987       22,872     25,882
  Other Loans, Net                                                                  (44,455)     (29,138)   (22,485)
  Other, Net                                                                         (1,281)        (250)     1,629
Proceeds from the Maturity of Held-to-Maturity Securities                             2,395        3,554      5,624
Proceeds from the Sale of Held-to-Maturity Securities                                    --           --        152
Purchases of Held-to-Maturity Securities                                             (1,052)      (2,614)    (7,181)
Proceeds from the Maturity of Available-for-Sale Securities                           7,427        5,357      4,341
Proceeds from the Sale of Available-for-Sale Securities                              54,290       23,086     12,027
Purchases of Available-for-Sale Securities                                          (69,311)     (30,497)   (18,366)
Cash Used in Acquisitions                                                               (10)        (721)      (683)
Proceeds from Divestitures of Nonstrategic Businesses                                 1,050           --         --
- -------------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                                               (11,812)     (12,127)    (7,752)
- -------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net Change In:
  Noninterest-Bearing Domestic Demand Deposits                                        2,588       (4,268)     1,704
  Domestic Time and Savings Deposits                                                 (1,279)     (10,107)    (3,147)
  Foreign Deposits                                                                    6,153       11,134      7,485
  Federal Funds Purchased and Securities Sold Under Repurchase Agreements             5,287       11,677     (1,305)
  Other Borrowed Funds                                                                2,199        1,125      6,033
  Other, Net                                                                            378          782       (751)
Proceeds from the Issuance of Long-Term Debt                                          1,876        2,413      4,553
Repayments of Long-Term Debt                                                         (2,076)      (3,369)    (4,578)
Proceeds from the Issuance of Stock                                                     665          511      1,548
Redemption of Preferred Stock                                                            --         (643)      (913)
Treasury Stock Purchased                                                             (1,389)        (693)        --
Cash Dividends Paid                                                                    (978)        (914)      (825)
- -------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                            13,424        7,648      9,804
- -------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Due from Banks                               (7)          --         19
Net Increase (Decrease) in Cash and Due from Banks                                    1,249          625       (934)
Cash and Due from Banks at the Beginning of the Year                                 13,545       12,920     13,854
- -------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks at the End of the Year                                     $ 14,794     $ 13,545   $ 12,920
- -------------------------------------------------------------------------------------------------------------------
Cash Interest Paid                                                                 $ 11,248     $  8,533   $  8,512
- -------------------------------------------------------------------------------------------------------------------
Taxes Paid                                                                         $  1,309     $  1,139   $    551
- -------------------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of these Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On March 31, 1996, The Chase Manhattan Corporation ("Chase") merged with and into Chemical Banking Corporation ("Chemical"). Upon consummation of the merger, Chemical changed its name to "The Chase Manhattan Corporation" (the "Corporation"). The Corporation is a bank holding company organized under the laws of the State of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended. The merger was accounted for as a pooling of interests and, accordingly, the information included in the financial statements and consolidated notes of the Corporation presents the combined results of Chase and Chemical as if the merger had been in effect for all periods presented. In addition, certain amounts have been reclassified to conform to the current presentation.

     The Corporation provides diversified financial services principally through the Global Bank, Regional and Consumer Banking and Global Services. The Global Bank provides domestic and international corporate finance, wholesale banking, and investment services and emphasizes originations, underwriting, distribution, risk management products and private banking. Regional and Consumer Banking serves a wide range of customer needs and includes consumer, commercial, professional and middle market customers. Global Services include custody, cash management, trade services, trust and other fiduciary services.

     The Corporation conducts its domestic and international financial services businesses through various bank and non-bank subsidiaries. The principal bank subsidiaries of the Corporation are Chemical Bank, a New York State bank ("Chemical Bank"), The Chase Manhattan Bank, N.A., a national bank ("The Chase Manhattan Bank"), Texas Commerce Bank National Association, a subsidiary of Texas Commerce Equity Holdings, Inc., a bank holding company organized under the laws of the State of Delaware ("Texas Commerce"), and The Chase Manhattan Bank
(USA)("Chase USA"), a Delaware bank. The principal non-bank subsidiary of the Corporation is Chase Securities Inc.

     The accounting and financial reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles and prevailing industry practices and, where applicable, the accounting and reporting guidelines prescribed by the Securities and Exchange Commission and bank regulatory authorities. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following is a description of significant accounting policies.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after eliminating material intercompany balances and transactions. Equity investments in less than majority-owned companies (20%-50% ownership interest) are generally accounted for in accordance with the equity method of accounting and are reported in Other Assets. The Corporation's pro-rata share of earnings (losses) of these companies is included in Other Revenue.

     Assets held in an agency or fiduciary capacity by commercial banking subsidiaries and by trust and investment advisory subsidiaries are not assets of the Corporation and, accordingly, are not included in the Consolidated Balance Sheet.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange. Gains and losses on foreign currency translation from operations for which the functional currency is other than the U.S. dollar, together with related hedges and tax effects, are reported in Stockholders' Equity. For foreign operations for which the U.S. dollar is the functional currency, gains and losses resulting from converting foreign currency assets and liabilities to the U.S. dollar, including the related hedges, are reported in the Income Statement.

TRADING ACTIVITIES

The Corporation trades debt and equity instruments and risk management instruments, as discussed below. These instruments are carried at their estimated fair value. Quoted market prices, when available, are used as the basis to determine the fair value of trading instruments. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, quoted prices of instruments with similar characteristics, or discounted cash flows.

     Realized and unrealized gains (losses) on these instruments are recognized in Trading Revenue. A portion of the market valuation relating to certain risk management instruments is deferred and accreted to income over the life of the instruments to match ongoing servicing costs and credit risks, as appropriate. Interest earned on debt and dividends earned on equity instruments and interest payable on securities sold but not yet purchased are reported as interest income and interest expense, respectively.

Debt and Equity Instruments and Securities Sold, Not Yet Purchased: Debt and equity instruments which includes securities, loans, and other credit instruments held for trading purposes are reported as Trading Assets. Obligations to deliver securities sold but not yet purchased are reported as Trading Liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk Management Instruments: The Corporation primarily deals in interest rate, foreign exchange, precious metals and commodity contracts to generate trading revenues. Such contracts include futures, forwards, swaps, and options (including interest rate caps and floors). The estimated fair value of such contracts are reported on a gross basis as Trading Assets-Risk Management Instruments (positive fair values) and Trading Liabilities (negative fair values), except for contracts executed with the same counterparty under legally enforceable master netting agreements, which are presented on a net basis.

DERIVATIVES USED IN ASSET/LIABILITY MANAGEMENT ACTIVITIES

As part of its asset/liability management activities ("ALM"), the Corporation predominantly uses interest rate swaps and futures and, to a lesser degree, forward rate agreements and option contracts (including interest rate caps and floors) to hedge exposures or to modify the interest rate characteristics of related balance sheet instruments. Futures contracts are designated as hedges when they reduce risk and there is high correlation between the futures contract and the item being hedged, both at inception and throughout the hedge period. Interest rate swaps, forward rate agreements, and option contracts are generally used to modify the interest rate characteristics of balance sheet instruments and are linked to specific assets or groups of similar assets or specific liabilities or groups of similar liabilities.

     The instruments that meet the above criteria are accounted for under the accrual method or available-for-sale fair value method, as discussed below.

Accrual Method: Under the accrual method, interest income or expense on the derivative contract is accrued and there is no recognition of unrealized gains and losses on the derivative in the balance sheet. Premiums on option contracts are amortized to interest income or interest expense over the life of such contracts.

Available-for-Sale Fair Value Method: Derivatives linked to available-for-sale securities are carried at fair value. The accrual of interest receivable or interest payable on these derivatives is reported in Interest Income on Securities. Changes in the market values of these derivatives, exclusive of net interest accruals, are reported in Stockholders' Equity, net of applicable taxes, consistent with the reporting of unrealized gains and losses on the related securities.

     For both the accrual and available-for-sale fair value method, realized gains and losses from the settlement or termination of derivatives contracts are deferred on the balance sheet and are amortized to interest income or interest expense over the appropriate risk management periods. Amortization commences when the contract is settled or terminated. If the related assets or liabilities are sold or otherwise disposed, then the deferred gain or loss on the derivative contract is recognized as an adjustment to the gain or loss on disposition of the related assets or liabilities.

     Prior to January 1, 1995, the Corporation used interest rate swaps in place of cash market instruments. Effective January 1, 1995, this practice was discontinued. Accordingly, interest rate contracts entered into subsequent to January 1, 1995 that do not meet the hedge or linkage criteria described above are designated as trading activities and are accounted for at fair value.

SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

The Corporation enters into short-term purchases of securities under agreements to resell (resale agreements) and sales of securities under agreements to repurchase (repurchase agreements) of substantially identical securities. The amounts advanced under resale agreements and the amounts borrowed under repurchase agreements are carried on the balance sheet at the amount advanced or borrowed plus accrued interest. Interest earned on resale agreements and interest incurred on repurchase agreements are reported as interest income and interest expense, respectively. The Corporation offsets resale and repurchase agreements executed with the same counterparty under legally enforceable netting agreements that meet the applicable netting criteria.

     It is the Corporation's policy to obtain control or take possession of securities purchased under resale agreements. The Corporation monitors the market value of securities and adjusts the level of collateral for resale and repurchase agreements, as appropriate.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). For a further discussion of SFAS 115 and the Financial Accounting Series Special Report on SFAS 115, issued during the 1995 fourth quarter, see Note Four.

     Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as Available-for-Sale and are carried at fair value. Unrealized gains and losses on these securities, along with any unrealized gains and losses on related derivatives, are reported, net of applicable taxes, in Stockholders' Equity. Securities that the Corporation has the positive intent and ability to hold to maturity are classified as Held-to-Maturity and are carried at amortized cost. During 1993, securities that might have been sold prior to maturity were carried at the lower of aggregate cost or market value, with any valuation adjustments reported in Securities Gains.

     Interest and dividend income on securities, including amortization of premiums and accretion of discounts, are reported in Interest Income on Securities. Interest income is recognized using the interest method. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported in Securities Gains. The carrying value of individual securities is reduced through writedowns against Securities Gains to reflect other-than-temporary impairments in value.

     The Corporation anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations ("CMO") and mortgage-backed securities. The prepayment of CMOs and mortgage-backed securities is actively monitored through the Corporation's portfolio management function. The Corporation typically invests in CMOs and mortgage-backed securities with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly does simulation testing regarding the impact that interest and market rate changes would have on its CMO and mortgage-backed securities portfolios. CMOs and mortgage-backed securities that management believes have high prepayment risk are included in the available-for-sale portfolio.

LOANS

Loans are generally reported at the principal amount outstanding, net of unearned income and net deferred loan fees (nonrefundable yield-related loan fees, net of related direct origination costs), if any. Loans held for sale are carried at the lower of aggregate cost or fair value. Certain loans meeting the accounting definition of a security are classified as loans but are measured pursuant to SFAS 115. Interest income is recognized using the interest method or on a basis approximating a level rate of return over the term of the loan.

     The Corporation sells or securitizes certain commercial and consumer loans. Such sales are generally without recourse to the Corporation. A limited number of assets are sold with recourse for which appropriate reserves are provided. Gains or losses, as appropriate, are reported in Other Revenue.

     Nonaccrual loans are those loans on which the accrual of interest has ceased. Loans, other than certain consumer loans discussed below, are placed on nonaccrual status immediately if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. In addition, the amortization of net deferred loan fees is suspended when a loan is placed on nonaccrual status. Interest income on nonaccrual loans is recognized only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

     Consumer loans (exclusive of residential mortgage products which are accounted for in accordance with the nonaccrual loan policy discussed above) are generally charged to the allowance for credit losses upon reaching specified stages of delinquency. Accrued interest is reversed against interest income when such consumer loans are charged off.

     Renegotiated loans are those for which concessions, such as the reduction of interest rates or deferral of interest or principal payments, have been granted due to a deterioration in the borrowers' financial condition. Interest on renegotiated loans is accrued at the renegotiated rates. Certain renegotiated loan agreements call for additional interest to be paid on a deferred or contingent basis. Such interest is recognized in income only as collected.

     Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("SFAS 118"). SFAS 114 requires that the carrying value of an impaired loan be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent. Under SFAS 114, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. SFAS 114 applies to all loans except smaller-balance homogeneous consumer loans, loans carried at fair value or the lower of cost or fair value, debt securities and leases. Generally, the Corporation applies SFAS 114 to nonaccrual commercial loans and renegotiated loans. In addition, SFAS 114 modified the accounting for in-substance foreclosures ("ISF"). Effective January 1, 1995, a collateralized loan is considered an ISF and reclassified to Assets Acquired as Loan Satisfactions only when the Corporation has taken physical possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

     SFAS 118 permits a creditor to use existing methods for recognizing interest revenue on impaired loans. The Corporation recognizes interest income on impaired loans pursuant to the discussion above for nonaccrual and renegotiated loans.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses provides for risks of losses inherent in the credit extension process. The allowance is a general allowance and is based on periodic reviews and analyses of the portfolio, which comprises primarily loans and derivatives and foreign exchange contracts. The periodic analyses include consideration of such factors as the risk rating of individual credits, the size and diversity of the portfolio, economic and political conditions, prior loss experience and results of periodic credit reviews of the portfolio. The allowance for credit losses is increased by provisions for losses charged against income and is reduced by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

charge-offs, net of recoveries. Charge-offs are recorded when, in the judgment of management, an extension of credit is deemed uncollectible, in whole or in part. Other charges to the allowance include amounts related to loans transferred to Assets Held for Accelerated Disposition.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization. Depreciation and amortization of premises are included in Occupancy Expense, while depreciation of equipment is included in Equipment Expense. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred, while major improvements are capitalized.

OTHER ASSETS

Assets Acquired as Loan Satisfactions: Assets acquired in full or partial satisfaction of loans are reported at the lower of cost or estimated fair value less costs to sell. These assets are primarily real estate. Writedowns at the date of transfer from Loans to Assets Acquired as Loan Satisfactions and within six months after the date of transfer are charged to the Allowance for Credit Losses. Writedowns of such assets subsequent to six months from the date of transfer are included in Foreclosed Property Expense. Operating expenses, net of related revenue, and gains and losses on sales of such assets are reported net in Foreclosed Property Expense.

Assets Held for Accelerated Disposition: Assets held for accelerated disposition, which consist primarily of real estate loans and real estate assets acquired as loan satisfactions, are reported in Other Assets. At the date of transfer to the accelerated disposition portfolio, these assets are recorded at their initial estimated disposition value less costs to sell. Assets held for accelerated disposition are carried at the lower of cost or current estimated disposition value. Interest income relating to these assets is recognized either in income or applied to reduce the carrying value of loans depending on management's judgment of collectibility. Any adjustments to the carrying value of these assets or realized gains and losses as assets are sold are reported in Other Revenue.

Equity and Equity-Related Investments: Equity and equity-related investments, which include venture capital activities and emerging markets investments, are reported in Other Assets. Nonmarketable holdings are carried at cost, net of other-than-temporary impairment losses. Marketable holdings are marked-to-market at a discount to the public value. Income from these investments is reported in Other Revenue.

Intangibles: Goodwill and other acquisition intangibles, such as core deposits and credit card relationships, are reported in Other Assets and are amortized over the estimated periods to be benefited generally ranging from 10 to 25 years. An impairment review is performed periodically on these assets.

Mortgage Servicing Rights: In 1995, the Corporation adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities" ("SFAS 65"), to require that when a definitive plan exists to sell or securitize mortgage loans and to retain the servicing rights related thereto, a mortgage banking enterprise should recognize as separate assets the rights to service mortgage loans for others, irrespective of whether those servicing rights are acquired through the purchase or the origination of the mortgage loans. Under SFAS 65, only purchased mortgage servicing rights were permitted to be recognized as separate assets. Capitalized mortgage servicing assets are reported in Other Assets and are amortized into noninterest revenue in proportion to, and over the period of, the estimated future net servicing income stream of the underlying mortgage loans. SFAS 122 requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The Corporation's policy for evaluating impairment is to stratify the mortgage servicing rights by interest rate bands. Fair value is determined considering market prices for similar assets or based on discounted cash flows using market based prepayment estimates for similar coupons and incremental direct and indirect costs.

FEE-BASED REVENUE

Corporate finance and syndication fees primarily include fees received for managing and syndicating loan arrangements; providing financial advisory services in connection with leveraged buyouts, recapitalizations, and mergers and acquisitions; and arranging private placements and underwriting debt and equity securities.

     Trust and investment management fees primarily include fees received in connection with personal, corporate, and employee benefit trust and investment management activities.

     Credit card revenues primarily include fees received in connection with credit card activities such as annual, late payment, cash advance and interchange fees, as well as servicing fees earned in connection with securitization activities.

     Fees for other financial services primarily include fees received in connection with mortgage servicing, loan commitments, standby letters of credit, compensating balances and other fees.

     Corporate finance and syndication fees are recognized when services to which they relate have been provided. In addition, recognition of syndication fees is subject to certain tests being satisfied. Trust and investment management fees and fees for other financial services are generally recognized over the period the related service is provided. Credit card revenues are generally recognized as billed, except for annual fees, which are recognized over a twelve-month period.

INCOME TAXES

The Corporation recognizes both the current and deferred tax consequences of all transactions that have been recognized in the financial statements. Calculations are based on the provisions of enacted tax laws and the tax rates in effect for current and future years. The deferred tax liability (asset) is determined based on enacted tax rates which will be in effect when the underlying items of income and expense are expected to be reported to the taxing authorities. Net deferred tax assets, whose realization is dependent on taxable earnings of future years, are recognized when a more-likely-than-not criterion is met. Annual deferred tax expense (benefit) is equal to the change in the deferred tax liability (asset) account from the beginning to the end of the year. A current tax liability (asset) is recognized for the estimated taxes payable or refundable for the current year.

EARNINGS PER SHARE

Primary earnings per share is computed by dividing net income after deducting preferred stock dividends by average common and common equivalent shares outstanding, which reflect the dilutive effect of stock options and warrants during the respective period. The dilutive effect of stock options and warrants is computed under the treasury stock method using the average market price of the Corporation's common stock for the period.

     Earnings per common share, assuming full dilution, is computed based on the average number of common shares outstanding during the period, including the dilutive effect of stock options, warrants, and any convertible preferred stock outstanding during the period. The dilutive effect of outstanding stock options and warrants is computed using the greater of the closing market price or the average market price of the Corporation's common stock for the period. Any stock options or warrants exercised or any preferred stock converted are assumed to have occurred at the beginning of the period. Net income applicable to common stock is adjusted for dividends on the convertible preferred stock.

     During 1995, the Corporation changed its reporting of earnings per share ("EPS") for all periods from "simple" EPS (which is based solely on the average number of common shares outstanding) to reporting "primary" and "fully-diluted" EPS. Previously, the Corporation reported simple EPS, since the differences between simple EPS and primary EPS or simple EPS and fully-diluted EPS were not material (less than 3%).

STATEMENT OF CASH FLOWS

For purposes of preparing the Consolidated Statement of Cash Flows, the Corporation defines cash and cash equivalents as those amounts included in the balance sheet caption Cash and Due from Banks. Cash flows from loans and deposits are reported on a net basis. Changes in assets and liabilities are net of the effects of sales and acquisitions.

2. MERGER BETWEEN CHASE AND CHEMICAL

On March 31, 1996, Chase merged with and into Chemical (the "merger") resulting in a corporation with over $300 billion in total assets and $20 billion in shareholders' equity.

     Under the terms of the merger agreement, 183 million shares of the Corporation's common stock were issued in exchange for all of the outstanding shares of Chase's common stock (based on an exchange ratio of 1.04 shares of the Corporation's common stock for each share of Chase's common stock). All of Chase's series of preferred stock were exchanged on a one-for-one basis for a corresponding series of the Corporation's preferred stock having substantially the same terms as the Chase preferred stock so converted. The merger was accounted for as a pooling of interests.

     In connection with the merger, $1.9 billion of one-time merger-related costs have been identified, of which $1.65 billion was taken as a restructuring charge on March 31, 1996. The remaining $250 million will be substantially incurred over the next two years as these costs do not qualify for immediate recognition under a recently issued accounting pronouncement. These costs will be reflected in the restructuring charge caption when incurred. The $1.9 billion of merger-related costs reflects severance and other termination-related costs to be incurred in connection with anticipated staff reductions (approximately $600 million), costs in connection with planned dispositions of certain facilities, premises and equipment (approximately $700 million), and other merger-related expenses, including costs to eliminate redundant back office and other operations of Chemical and Chase and other expenses related directly to the merger (approximately $600 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. TRADING ACTIVITIES

The Corporation uses its trading assets and liabilities to meet the financial needs of its customers and to generate revenue through its trading activities. The Corporation generates such trading revenue through market-making, sales, arbitrage and, to a lesser degree, positioning. A description of the classes of derivative and foreign exchange instruments used in the Corporation's trading activities as well as the credit and market risk factors involved in such activities are disclosed in Note Eighteen.

TRADING REVENUE

The following table sets forth the components of total trading-related revenue.

YEAR ENDED DECEMBER 31, (IN MILLIONS)            1995        1994           1993
- --------------------------------------------------------------------------------
Trading Revenue                                $1,016      $1,173         $1,769
Net Interest Income Impact(a)                     442         166            127
- --------------------------------------------------------------------------------
Total Trading-Related Revenue                  $1,458      $1,339         $1,896
- --------------------------------------------------------------------------------
Product Diversification:

  Interest Rate Contracts(b)                   $  445      $  492         $  640
  Foreign Exchange Contracts(c)                   584         431(e)         668
  Debt Instruments and Other(d)                   429         416            588
- --------------------------------------------------------------------------------
Total Trading-Related Revenue                  $1,458      $1,339         $1,896
- --------------------------------------------------------------------------------

(a) Net interest income attributable to trading activities includes accruals on interest-earning and interest-bearing trading-related positions as well as a management allocation reflecting the funding cost or benefit associated with trading positions.
(b) Includes interest rate swaps, cross-currency interest rate swaps, foreign exchange forward contracts, interest rate futures, and forward rate agreements and related hedges.
(c) Includes foreign exchange spot and option contracts.
(d) Includes U.S. and foreign government and government agency securities, corporate debt securities, emerging markets debt instruments, debt-related derivatives, equity securities, equity derivatives, and commodity derivatives.
(e) Reflects $70 million reduction as a result of losses sustained from unauthorized foreign exchange transactions involving the Mexican peso.

TRADING ASSETS AND LIABILITIES

Trading assets include debt and equity instruments and risk management instruments with positive fair values. Trading liabilities are comprised of securities sold, not yet purchased and risk management instruments with negative fair values. Trading assets and trading liabilities (which are carried at estimated fair value, after taking into account the effects of legally enforceable master netting agreements on risk management instruments) are presented in the following table for the dates indicated.

DECEMBER 31, (IN MILLIONS)                                           1995      1994
- -----------------------------------------------------------------------------------
Trading Assets - Debt and Equity Instruments:
  U.S. Government, Federal Agencies and
    Municipal Securities                                          $ 9,601   $ 4,001
  Certificates of Deposit, Bankers' Acceptances,
    and Commercial Paper                                            2,560     2,381
  Debt Securities Issued by Foreign Governments                     6,318     4,078
  Debt Securities Issued by Foreign Financial Institutions          3,467     3,356
  Loans                                                               666       894
  Corporate Securities                                              2,224     2,075
  Other                                                             1,376     1,141
- -----------------------------------------------------------------------------------
Total Trading Assets-Debt and Equity Instruments(a)(b)            $26,212   $17,926
- -----------------------------------------------------------------------------------
Trading Assets - Risk Management Instruments:
  Interest Rate Contracts                                         $12,408   $10,684
  Foreign Exchange Contracts                                       12,384    14,597
  Stock Index Options and Commodity Contracts                       1,033       704
- -----------------------------------------------------------------------------------
Total Trading Assets-Risk Management Instruments(c)               $25,825   $25,985
- -----------------------------------------------------------------------------------
Trading Liabilities - Risk Management Instruments:
  Interest Rate Contracts                                         $13,975   $ 9,413
  Foreign Exchange Contracts                                       13,295    14,078
  Stock Index Options and Commodity Contracts                         831       460
- -----------------------------------------------------------------------------------
Trading Liabilities-Risk Management Instruments(c)                $28,101   $23,951
- -----------------------------------------------------------------------------------
Securities Sold, Not Yet Purchased                                $ 6,240   $ 6,405
- -----------------------------------------------------------------------------------
Total Trading Liabilities                                         $34,341   $30,356
- -----------------------------------------------------------------------------------

(a) Includes emerging markets instruments of $1,301 million in 1995 and $1,350 million in 1994.
(b) The average fair value of Trading Assets - Debt and Equity Instruments was $20,935 million during 1995 and $19,436 million during 1994.
(c) The average fair value of Trading Assets - Risk Management Instruments and Trading Liabilities - Risk Management Instruments was $30,397 million and $31,665 million, respectively, during 1995. The average fair value of Trading Assets - Risk Management Instruments and Trading Liabilities - Risk Management Instruments was $27,956 million and $25,918 million, respectively, during 1994.

4. SECURITIES

See Note One for a discussion of the accounting policies relating to securities. The amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities, including the impact of related derivatives, were as follows for the dates indicated:

                                                           GROSS      GROSS                           GROSS       GROSS
                                               AMORTIZED UNREALIZED UNREALIZED   FAIR    AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                 COST      GAINS      LOSSES    VALUE(A)   COST       GAINS       LOSSES    VALUE(A)
DECEMBER 31, (IN MILLIONS)                                       1995                                        1994
- -----------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale Securities
U.S. Government and Federal Agency/Corporation Obligations:
  Mortgage-Backed Securities                    $19,029      $205      $  2    $19,232   $ 8,203      $554      $  595    $ 8,162
  Collateralized Mortgage Obligations             1,132        --         8      1,124       948         6          56        898
  Other, primarily U.S. Treasuries                5,020         4        53      4,971     8,859        52         430      8,481
Obligations of State and Political Subdivisions     633         6        --        639        89        --           1         88
Debt Securities Issued by Foreign Governments     8,084       234       146      8,172     3,561        22         155      3,428
Corporate Debt Securities                           716        31        10        737       478        23           7        494
Collateralized Mortgage Obligations(b)              246        --         1        245       339         1           4        336
Equity Securities                                   999       169         4      1,164       662        86          --        748
Other, primarily Asset-Backed Securities            853         9         5        857       515         1          11        505
- -----------------------------------------------------------------------------------------------------------------------------------
Total Available-for-Sale Securities             $36,712      $658      $229    $37,141   $23,654      $745      $1,259    $23,140
- -----------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
U.S. Government and Federal Agency/Corporation Obligations:
  Mortgage-Backed Securities                    $ 1,782      $ 24      $  1    $ 1,805   $ 3,749      $ --      $  214    $ 3,535
  Collateralized Mortgage Obligations             2,624        11         6      2,629     4,189        --         253      3,936
  Other, primarily U.S. Treasuries                   82        --        --         82       245        --           2        243
Obligations of State and Political Subdivisions       1        --        --          1       453         4           4        453
Debt Securities Issued by Foreign Governments        --        --        --         --       734         2          10        726
Corporate Debt Securities                            --        --        --         --       130        --          --        130
Collateralized Mortgage Obligations(b)               48         2        --         50       173         1           4        170
Other, primarily Asset-Backed Securities             91         1        --         92       977         2          12        967
- -----------------------------------------------------------------------------------------------------------------------------------
Total Held-to-Maturity Securities               $ 4,628      $ 38      $  7    $ 4,659   $10,650      $  9      $  499    $10,160
- -----------------------------------------------------------------------------------------------------------------------------------

(a) The Corporation's portfolio of securities generally consists of investment-grade securities. The fair value of actively-traded securities is determined by the secondary market, while the fair value for non-actively-traded securities is based on independent broker quotations.
(b) Collateralized mortgage obligations of private issuers generally have underlying collateral consisting of obligations of U.S. Government and Federal agencies and corporations.

     Cash proceeds from the sale of available-for-sale securities during 1995, 1994 and 1993 were $54,290 million, $23,086 million and $12,027 million, respectively. Net gains from available-for-sale securities sold in 1995, 1994 and 1993 amounted to $130 million (gross gains of $570 million and gross losses of $440 million), $65 million (gross gains of $157 million and gross losses of $92 million) and $186 million (gross gains of $237 million and gross losses of $51 million), respectively. There were no sales of held-to-maturity securities during 1995 and 1994. During 1995, early redemption of certain held-to-maturity securities by their issuers resulted in a $2 million gain. Cash proceeds from the sales of held-to-maturity securities during 1993 were $152 million. Gross gains from held-to-maturity securities sold in 1993 amounted to $3 million (there were no losses from sales of such securities in 1993).

     During the fourth quarter of 1995, the Financial Accounting Standards Board issued Financial Accounting Series Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115 Implementation Guide"). In accordance with the adoption of the Implementation Guide, the Corporation reassessed the classification of all securities held. The result of the one-time reassessment was the reclassification of $4.7 billion of held-to-maturity securities to available-for-sale securities and $11 million of held-to-maturity securities to trading assets. Unrealized net gains related to the transfer of held-to-maturity securities to available-for-sale securities were $21 million after-tax. The amortized cost of held-to-maturity securities transferred to trading assets approximated the fair value. See Note Five for a discussion of loans accounted for pursuant to SFAS 115.

     The amortized cost, estimated fair value, and average yield at December 31, 1995 of the Corporation's available-for-sale and held-to-maturity securities by contractual maturity range and type of security are presented in the table which follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MATURITY SCHEDULE OF AVAILABLE-FOR-SALE SECURITIES          DUE IN 1     DUE AFTER 1       DUE AFTER 5        DUE AFTER
DECEMBER 31, 1995 (IN MILLIONS, EXCEPT YIELDS)            YEAR OR LESS   THROUGH 5 YEARS   THROUGH 10 YEARS   10 YEARS(A)    TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
U.S. Government and Federal Agency/Corporation Obligations:
  Amortized Cost                                             $1,856          $2,365           $2,302         $18,658      $25,181
  Fair Value                                                  2,085           2,120            2,261          18,861       25,327
  Average Yield(b)                                             6.50%           5.42%            5.70%           7.36%        6.96%
- -----------------------------------------------------------------------------------------------------------------------------------
Obligations of State and Political Subdivisions:
  Amortized Cost                                             $  389           $  94           $   60         $    90      $   633
  Fair Value                                                    390              97               61              91          639
  Average Yield(b)                                             4.06%           6.81%            6.63%           6.46%        5.05%
- -----------------------------------------------------------------------------------------------------------------------------------
Other:(c)
  Amortized Cost                                             $2,466          $4,911           $2,160         $ 1,361      $10,898
  Fair Value                                                  2,470           5,014            2,168           1,523       11,175
  Average Yield(b)                                             6.88%           6.51%            7.91%           3.41%        6.48%
- -----------------------------------------------------------------------------------------------------------------------------------
Total Available-for-Sale Securities:
  Amortized Cost                                             $4,711          $7,370           $4,522         $20,109      $36,712
  Fair Value                                                  4,945           7,231            4,490          20,475       37,141
  Average Yield(b)                                             6.50%           6.16%           6.77%           7.09%         6.79%
- -----------------------------------------------------------------------------------------------------------------------------------

Maturity Schedule of Held-to-Maturity Securities          Due in 1     Due After 1       Due After 5        Due After
December 31, 1995 (in millions, except yields)         Year or less   Through 5 Years   Through 10 Years   10 Years(a)    Total
- -----------------------------------------------------------------------------------------------------------------------------------
U.S. Government and Federal Agency/Corporation Obligations:
  Amortized Cost                                             $   81          $  649           $  936         $ 2,822      $ 4,488
  Fair Value                                                     81             655              942           2,838        4,516
  Average Yield(b)                                             5.05%           6.39%            7.04%           6.77%        6.74%
- -----------------------------------------------------------------------------------------------------------------------------------
Other:(c)
  Amortized Cost                                             $   --          $    3           $   83         $    54      $   140
  Fair Value                                                     --               3               84              56          143
  Average Yield(b)                                               --%           6.50%            7.28%           9.34%        8.07%
- -----------------------------------------------------------------------------------------------------------------------------------
Total Held-to-Maturity Securities:
  Amortized Cost                                             $   81          $  652           $1,019         $ 2,876      $ 4,628
  Fair Value                                                     81             658            1,026           2,894        4,659
  Average Yield(b)                                             5.05%           6.39%            7.06%           6.82%        6.78%
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Securities with no stated maturity are included with securities with a remaining maturity of ten years or more. Substantially all of the Corporation's mortgage-backed securities and CMOs are due in ten years or more based on contractual maturity. The estimated duration of mortgage-backed securities and CMOs, which reflects anticipated future prepayments based on a consensus of dealers in the market, is approximately 5 years.
(b) The average yield is based on amortized cost balances at the end of the year. Yields are derived by dividing interest income, adjusted for the effect of related derivatives on available-for-sale securities and the amortization of premiums and accretion of discounts, by total amortized cost. Taxable-equivalent yields are used, where applicable.
(c) Includes investments in debt securities issued by foreign governments, corporate debt securities, collateralized mortgage obligations of private issuers, equity and other debt securities.

5. LOANS
The composition of the loan portfolio at each of the dates indicated was as follows:

                                                      DOMESTIC      FOREIGN       TOTAL       DOMESTIC     FOREIGN      TOTAL
DECEMBER 31, (IN MILLIONS)                                            1995                                  1994
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial:
Commercial Real Estate                                $  6,662      $   810     $  7,472      $  7,705     $   786    $  8,491
Commercial and Industrial                               32,972       20,936       53,908        30,990      18,490      49,480
Financial Institutions                                   5,766        5,422       11,188         5,277       5,591      10,868
Foreign Governments and Official Institutions               --        6,076        6,076            --       7,859       7,859
- -----------------------------------------------------------------------------------------------------------------------------------
  Total Commercial                                      45,400       33,244       78,644        43,972      32,726      76,698
- -----------------------------------------------------------------------------------------------------------------------------------
Consumer:
Residential Mortgage                                    34,118        1,102       35,220        28,865       1,038      29,903
Credit Card                                             17,078          493       17,571        16,994         390      17,384
Auto Loans                                               6,360           --        6,360         8,056          --       8,056
Other Consumer                                          12,040        1,445       13,485         9,843       1,242      11,085
- -----------------------------------------------------------------------------------------------------------------------------------
  Total Consumer                                        69,596        3,040       72,636        63,758       2,670      66,428
- -----------------------------------------------------------------------------------------------------------------------------------
Total Loans                                            114,996       36,284      151,280       107,730      35,396     143,126
Unearned Income                                           (915)        (158)      (1,073)         (666)       (229)       (895)
- -----------------------------------------------------------------------------------------------------------------------------------
Loans, Net of Unearned Income                         $114,081      $36,126     $150,207      $107,064     $35,167    $142,231
- -----------------------------------------------------------------------------------------------------------------------------------

     Certain loans that meet the accounting definition of a security are classified as loans and are measured pursuant to SFAS 115, along with related derivatives. Bonds that have been issued by foreign governments (such as Mexico, Venezuela and Brazil) to financial institutions, including the Corporation, as part of a debt renegotiation (i.e., "Brady Bonds") are subject to the provisions of SFAS 115.

     In connection with the adoption of the SFAS 115 Implementation Guide in the fourth quarter of 1995, the Corporation reassessed the classification of all securities held. The result of the one-time reassessment was the reclassification of the entire held-to-maturity portfolio of Brady Bonds, other loans, and related derivatives (measured pursuant to SFAS 115) to the available-for-sale category. The amount of the reclassification was $1,972 million at amortized cost. Unrealized net losses related to the transfer were $454 million after-tax.

     A significant portion of the Brady Bonds within the available-for-sale portfolio are collateralized by zero-coupon U.S. Treasury obligations. Up to two years' interest on Brady Bonds is also collateralized by U.S. Treasury obligations. Management continually evaluates and monitors the ability of each of the countries within the portfolio to perform and believes that any unrealized losses on its available-for-sale portfolio are temporary in nature. The amortized cost and estimated fair value of loans measured pursuant to SFAS 115, including the impact of related derivatives, for the dates indicated were as follows:

                                                               GROSS          GROSS
                                              AMORTIZED   UNREALIZED     UNREALIZED      FAIR
DECEMBER 31, 1995 (IN MILLIONS)                    COST        GAINS         LOSSES     VALUE
- -----------------------------------------------------------------------------------------------
Total (all Available-for-Sale)                   $2,849         $ 47        $  917     $1,979
- -----------------------------------------------------------------------------------------------
December 31, 1994
- -----------------------------------------------------------------------------------------------
Available-for-Sale                               $2,158         $150        $  466     $1,842
Held-to-Maturity                                  1,998           10           848      1,160
- -----------------------------------------------------------------------------------------------
Total                                            $4,156         $160        $1,314     $3,002
- -----------------------------------------------------------------------------------------------

     The 1995 results included a net loss of $49 million (gross gains of $204 million and gross losses of $253 million) related to the disposition of emerging market securities previously recorded as available-for-sale. Such dispositions are part of the Corporation's ongoing efforts to manage its emerging markets exposure in its available-for-sale portfolio. The 1994 results included a net gain of $233 million (gross gains of $348 million and gross losses of $115 million) on the disposition of emerging market securities. Cash proceeds from the sales of these available-for-sale loans during 1995 and 1994 were $1,193 million and $1,079 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. ALLOWANCE FOR CREDIT LOSSES

The table below summarizes the changes in the allowance for credit losses during 1995, 1994 and 1993.

YEAR ENDED DECEMBER 31, (IN MILLIONS)                                      1995                1994                 1993
- ---------------------------------------------------------------------------------------------------------------------------
Total Allowance at January 1                                            $ 3,894             $ 4,445              $ 4,938
  Provision for Losses                                                      758               1,050                2,254
  Provision for Loans Held for Accelerated Disposition                       --                  --                  566
  Charge-Offs                                                            (1,278)             (1,970)              (3,135)
  Recoveries                                                                438                 506                  517
- ---------------------------------------------------------------------------------------------------------------------------
  Net Charge-Offs                                                          (840)             (1,464)              (2,618)
  Charge for Assets Transferred to Held for Accelerated Disposition          --                (148)                (701)
  Allowance Related to Purchased (Disposed) Subsidiaries                    (31)(a)               4                    9
  Foreign Exchange Translation Adjustment and Other                           3                   7                   (3)
- ---------------------------------------------------------------------------------------------------------------------------
Total Allowance at December 31                                          $ 3,784             $ 3,894              $ 4,445
- ---------------------------------------------------------------------------------------------------------------------------

(a) Includes $28 million related to the sale of banking operations in southern and central New Jersey.

7. NONPERFORMING ASSETS

The following table sets forth the nonperforming assets and contractually past-due loans of the Corporation at the dates indicated.

NONPERFORMING ASSETS

DECEMBER 31, (IN MILLIONS)                     1995       1994
- ---------------------------------------------------------------
Total Domestic Nonperforming Loans           $1,150     $1,128
Total Foreign Nonperforming Loans               343        461
- ---------------------------------------------------------------
Total Nonperforming Loans                     1,493(a)   1,589
Assets Acquired as Loan Satisfactions
  (primarily Real Estate)                       171        537
- ---------------------------------------------------------------
Total Nonperforming Assets                   $1,664     $2,126
- ---------------------------------------------------------------
Contractually Past-due Loans (b)             $  664     $  730
- ---------------------------------------------------------------

(a) Includes $1,221 million of loans considered impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114").

(b) Accruing loans past-due 90 days or more as to principal and interest, which are not characterized as nonperforming loans. Consumer loans are generally not classified as nonperforming loans but rather are charged-off on a formula basis. Included within consumer loans is the student loan portfolio. There are essentially no credit losses in the student loan portfolio due to the existence of Federal and State government agency guarantees. At December 31, 1995 and 1994, student loans which were past due 90 days and over and still accruing were approximately $107 million and $105 million, respectively.

     The table below presents the Corporation's assets held for accelerated disposition at the dates indicated:

ASSETS HELD FOR ACCELERATED DISPOSITION

DECEMBER 31, (IN MILLIONS)                     1995        1994
- -----------------------------------------------------------------
Loans(a)                                       $412        $336
Real Estate Owned                                --         190
- -----------------------------------------------------------------
Total Assets Held for Accelerated Disposition  $412        $526
- -----------------------------------------------------------------

(a) Includes $412 million and $87 million of loans that were performing at December 31, 1995 and 1994, respectively.

     The following table presents the amount of interest income recorded by the Corporation on its nonaccrual and renegotiated loans and the amount of interest income on the carrying value of such loans that would have been recorded if these loans had been current in accordance with their original terms (interest at original rates).

IMPACT OF NONPERFORMING LOANS ON INTEREST INCOME(a)
YEAR ENDED DECEMBER 31, (IN MILLIONS)          1995     1994      1993
- -------------------------------------------------------------------------
Domestic:
Gross Amount of Interest That Would Have
  Been Recorded at the Original Rate           $ 94     $116     $ 234
Interest That Was Recognized in Income          (23)     (32)      (44)
- -------------------------------------------------------------------------
Negative Impact-Domestic                         71       84       190
- -------------------------------------------------------------------------
Foreign:
Gross Amount of Interest That Would Have
  Been Recorded at the Original Rate             34       34        86
Interest That Was Recognized in Income          (11)     (12)     (122)
- -------------------------------------------------------------------------
Negative (Positive) Impact-Foreign               23       22       (36)
- -------------------------------------------------------------------------
Total Negative Impact on Interest Income       $ 94     $106     $ 154
- -------------------------------------------------------------------------

(a) Excludes loans held for accelerated disposition.

     The table below sets forth impaired loans disclosures. The Corporation uses the discounted cash flow method as its primary method for valuing its impaired loans.

IMPAIRED LOANS
DECEMBER 31, (IN MILLIONS)
- -----------------------------------------------------------------
Impaired Loans with an Allowance                        $  481
Impaired Loans without an Allowance(a)                     740
- -----------------------------------------------------------------
Total Impaired Loans                                    $1,221
- -----------------------------------------------------------------
Allowance for Impaired Loans under SFAS 114(b)          $  152
- -----------------------------------------------------------------
Average Balance of Impaired Loans During the
  Year-ended December 31, 1995                          $1,534
- -----------------------------------------------------------------
Interest Income Recognized on Impaired Loans During
  the Year-ended December 31, 1995                      $   26
- -----------------------------------------------------------------

(a) Impaired loans for which the discounted cash flows, collateral value or market price equals or exceeds the carrying value of the loan. Such loans do not require an allowance under SFAS 114.
(b) The allowance for impaired loans under SFAS 114 is a part of the Corporation's overall Allowance for Credit Losses.

8. SHORT-TERM AND OTHER BORROWED FUNDS

(IN MILLIONS)                                        1995       1994       1993
- --------------------------------------------------------------------------------
Federal funds purchased and securities sold under repurchase agreements:
Balance at year-end                               $37,263    $32,410    $20,747
Average daily balance during the year              44,720     34,419     26,730
Maximum month-end balance                          52,655     42,828     28,141
Weighted-average rate at December 31                 5.82%      5.47%      4.10%
Weighted-average rate during the year                6.01%      4.66%      3.90%
- --------------------------------------------------------------------------------
Other Borrowed Funds-Commercial paper:
Balance at year-end                               $ 6,275    $ 5,841    $ 3,888
Average daily balance during the year               5,672      4,403      3,918
Maximum month-end balance                           6,275      5,841      4,354
Weighted-average rate at December 31                 5.52%      5.31%      2.93%
Weighted-average rate during the year                5.77%      4.25%      3.31%
- --------------------------------------------------------------------------------
Other Borrowed Funds-Other borrowings:
Balance at year-end                               $ 7,661    $ 5,939    $ 6,244
Average daily balance during the year               5,956      5,565      5,206
Maximum month-end balance                           9,117      8,936     11,677
Weighted-average rate at December 31(a)              6.96%      6.29%     22.76%
Weighted-average rate during the year(a)            11.08%     20.86%     32.76%
- --------------------------------------------------------------------------------

(a) The average interest rates denoted above reflect the high levels of local interest rates prevailing in certain Latin American countries with highly inflationary economies. The 1995 and 1994 rates reflect lower interest rates due to the significant decrease in Brazilian inflation beginning in the third quarter of 1994.

     Federal funds purchased represents overnight funds. Securities sold under repurchase agreements generally mature between one day and three months. Commercial paper is generally issued in amounts not less than $100,000 and with maturities of 270 days or less. Other borrowings consist of demand notes, term federal funds purchased, and various other borrowings in domestic and foreign offices that generally have maturities of one year or less.

     At December 31, 1995, the Corporation had unused lines of credit available for general corporate purposes, including the payment of commercial paper borrowings, amounting to $1.5 billion.

9. FEES FOR OTHER FINANCIAL SERVICES AND OTHER REVENUE

Details of fees for other financial services were as follows:

YEAR ENDED DECEMBER 31, (IN MILLIONS)                 1995    1994     1993
- -------------------------------------------------------------------------------
Commissions on Letters of Credit and Acceptances    $  350  $  334   $  325
Fees in Lieu of Compensating Balances                  281     314      334
Mortgage Servicing Fees                                212     180       79
Loan Commitment Fees                                   123     116      122
Other                                                  487     469      483
- -------------------------------------------------------------------------------
Total Fees for Other Financial Services             $1,453  $1,413   $1,343
- -------------------------------------------------------------------------------

Details of other revenue were as follows:

YEAR ENDED DECEMBER 31, (IN MILLIONS)             1995    1994      1993
- ---------------------------------------------------------------------------
Revenue from Equity-Related Investments         $  626  $  577   $  537
Net Gains (Losses) on Emerging Markets
  Securities Sales                                 (49)    233      469
Gains on the Sale of Nonstrategic Businesses        85      84       --
Accelerated Disposition Gains                       --     104      291
Residential Mortgage Origination/Sales
  Activities                                       179      34     (115)(a)
All Other Revenue                                  251     207      168
- ---------------------------------------------------------------------------

Total Other Revenue                             $1,092  $1,239   $1,350
- ---------------------------------------------------------------------------

(a) Includes $161 million of accelerated mortgage servicing writedowns.

10. LONG-TERM DEBT

The accompanying table is a summary of long-term debt (net of unamortized original issue debt discount, where applicable) displayed by remaining maturity at December 31, 1995. The distribution by remaining maturity is based on contractual maturity of the debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             Under                         After          1995         1994
By remaining maturity at December 31, (in millions)          1 year       1-5 years       5 years         Total        Total
- -----------------------------------------------------------------------------------------------------------------------------------
Parent Company:
Senior Debt:
  Fixed Rate                                                 $  393         $1,090          $   20        $ 1,503        $ 1,497
  Variable Rate                                                 805          1,189             325          2,319          2,631
  Modified Interest Rates(a)                            5.56 - 9.80%   5.30 - 8.31%   5.73 - 10.21%  5.30 - 10.21%  3.23 - 10.85%
Subordinated Debt:
  Fixed Rate                                                     --          1,900           3,537          5,437          4,451
  Variable Rate                                                  --            567             708          1,275          1,311
  Modified Interest Rates(a)                                     --   6.19 - 10.38%    5.71 - 9.38%  5.71 - 10.38%  5.33 - 10.38%
- ------------------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                  1,198          4,746           4,590         10,534          9,890
- ------------------------------------------------------------------------------------------------------------------------------------
Subsidiaries:
Senior Debt:
  Fixed Rate                                                     30            477             209            716            918
  Variable Rate                                                  10             --              --             10            710
  Modified Interest Rates(a)                           4.75 - 14.00%  2.67 - 14.50%   4.00 - 10.50%  2.67 - 14.50%  3.50 - 10.52%
Subordinated Debt:
  Fixed Rate                                                     --             --             969            969            947
  Variable Rate                                                  --            346             250            596            596
  Modified Interest Rates(a)                                     --    5.75 - 6.21%    6.00 - 7.25%   5.75 - 7.25%   5.64 - 7.25%
- ------------------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                     40            823           1,428          2,291          3,171
- ------------------------------------------------------------------------------------------------------------------------------------
Total Long-Term Debt                                         $1,238         $5,569          $6,018        $12,825        $13,061
- ------------------------------------------------------------------------------------------------------------------------------------

(a) The interest rates shown have been adjusted to reflect the effect of ALM derivative contracts, primarily interest rate swaps, used to convert a majority of the Corporation's fixed rate debt to variable rates. The interest rates shown for variable rate issues, including those converted to variable rate, are those in effect at December 31, 1995.

     The Corporation issues long-term debt denominated in various currencies, predominately in U.S. dollars, with both fixed and variable interest rates.

     Fixed-rate debt outstanding at December 31, 1995 matures at various dates through 2013 at contractual interest rates ranging from 2.67% to 14.50%. The consolidated weighted-average interest rates on fixed-rate debt at December 31, 1995 and 1994 were 7.81% and 7.67%, respectively. Variable-rate debt outstanding, with contractually-determined interest rates ranging from 5.34% to 6.63% at December 31, 1995, matures at various dates through 2009. The consolidated weighted-average interest rates on variable-rate debt at December 31, 1995 and 1994 were 5.99% and 5.79%, respectively.

     Included in long-term debt are equity commitment notes and equity contract notes totaling $968 million at both December 31, 1995 and 1994.

     Equity commitment notes require that the Corporation issue, prior to their maturity, shares of common stock or perpetual preferred stock or other securities of the Corporation (collectively, "Capital Securities") approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") equal to 100% of the original aggregate principal amount of the notes.

     Equity contract notes require the Corporation to exchange the notes at maturity for Capital Securities with a market value equal to the principal amount of the notes or, at the Corporation's option, to pay the principal of the notes from amounts representing designated proceeds from the sale of Capital Securities.

     At December 31, 1995, the Corporation had designated proceeds from the sale of Capital Securities in an amount sufficient to satisfy fully the dedication requirements of its equity commitment and equity contract notes.

     The Corporation has guaranteed several long-term debt issues of its subsidiaries. Such guaranteed debt totaled $420 million and $435 million at December 31, 1995 and 1994, respectively.

     At December 31, 1995, long-term debt aggregating $1.7 billion was redeemable at the option of the Corporation, in whole or in part, prior to maturity, based on the terms specified in the respective notes.

     The aggregate principal amount of debt that matures in each of the five years subsequent to December 31, 1995 are $1,238 million in 1996, $1,493 million in 1997, $860 million in 1998, $1,559 million in 1999, and $1,657 million in 2000.

11. PREFERRED STOCK

The Corporation is authorized to issue 200 million shares of preferred stock, in one or more series, with a par value of $1 per share. At December 31, 1995 and 1994, approximately 82.0 million and 86.0 million shares, respectively, of preferred stock were outstanding.

     During 1995, the Corporation called all of the outstanding shares of its 10% Convertible Preferred Stock for redemption. Substantially all of the 10% Convertible Preferred Stock was converted prior to the redemption date, at the option of the holders thereof, into approximately 7.6 million shares of the Corporation's common stock. The shares of common stock issued upon the conversion were issued from treasury.

     At December 31, 1995, four million shares of preferred stock designated as Junior Participating Preferred Stock were reserved for issuance under the Corporation's Shareholders' Rights Plan (see Note Twenty Four).

     During 1994, the Corporation redeemed all 33.6 million outstanding shares of its Adjustable Rate Cumulative Preferred Stock, Series C. The redemption price was $12.36 per share (which included a premium of $.36 per share) plus accrued but unpaid dividends to the date of redemption. Also during 1994, the Corporation redeemed all 4.5 million shares of Floating Rate Preferred Stock, Series F at a price of $50.00 per share plus accrued but unpaid dividends to the date of redemption. Two issues of preferred stock were issued during 1994 totaling $428 million.

     Dividends on shares of each preferred stock issue are payable quarterly and are cumulative. All the preferred stocks outstanding have preference over the Corporation's common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of the Corporation.

     The following is a summary of the Corporation's preferred stocks outstanding at December 31, 1995 and 1994:


(DOLLARS AND SHARES IN MILLIONS,  STATED            OUTSTANDING AT DECEMBER 31      EARLIEST       REDEMPTION   RATES IN EFFECT AS
EXCEPT PER SHARE DATA)             VALUE     SHARES    1995           1994        REDEMPTION DATE    PRICE(B)     DECEMBER 31, 1995
- -----------------------------------------------------------------------------------------------------------------------------------
10.50% Cumulative                $ 25.00      5.6     $ 140          $ 140         9/30/1998        $   25.00         10.500%
9.76% Cumulative                   25.00      4.0       100            100         9/30/1999            25.00          9.760
10.96% Cumulative                  25.00      4.0       100            100         6/30/2000            25.00         10.960
10.84% Cumulative                  25.00      8.0       200            200         6/30/2001            25.00         10.840
10.00% Convertible                 50.00      4.0        --            200                --               --             --
9.08% Cumulative                   25.00      6.0       150            150         3/31/1997            25.00          9.080
8.375% Cumulative                  25.00     14.0       350            350          6/1/1997            25.00          8.375
8.50% Cumulative                   25.00      6.8       170            170         6/30/1997            25.00          8.500
8.32% Cumulative                   25.00      9.6       240            240         9/30/1997            25.00          8.320
7.92% Cumulative                  100.00      2.0(a)    200            200         10/1/1997           100.00          7.920
8.40% Cumulative                   25.00      6.9       172            172         3/31/1998            25.00          8.400
7.58% Cumulative                  100.00      2.0(a)    200            200          4/1/1998           100.00          7.580
7.50% Cumulative                  100.00      2.0(a)    200            200          6/1/1998           100.00          7.500
Adjustable Rate, Series L         100.00      2.0       200            200         6/30/1999           100.00         5.502(c)
Adjustable Rate, Series N          25.00      9.1       228            228         6/30/1999            25.00         5.568(c)
- -----------------------------------------------------------------------------------------------------------------------------------
Total Preferred Stock                                $2,650         $2,850
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Shares of each series are represented by 8.0 million depositary shares, each representing .25 of a share.
(b) Plus accrued but unpaid dividends.
(c) Floating rates are based on certain money market rates. The minimum and maximum rates are 4.50% and 10.50%, respectively, for each of Series L and Series N Preferred.

12. COMMON STOCK

The Corporation is authorized to issue 750 million shares of common stock (par value $1.00 per share). At December 31, 1995, 1994 and 1993, the number of shares of common stock issued and outstanding were as follows:

DECEMBER 31,                1995           1994          1993
- ----------------------------------------------------------------
Issued               457,587,675    447,110,332   445,059,974
Held in Treasury     (22,583,225)   (18,337,533)     (515,782)
- ----------------------------------------------------------------
Outstanding          435,004,450    428,772,799   444,544,192
- ----------------------------------------------------------------

     During 1995, the Corporation repurchased approximately 26.3 million shares of its outstanding common stock in the open market. These repurchases were largely undertaken to meet the anticipated needs of the Corporation's employee stock option and incentive plans. During 1995, approximately 18.0 million shares were issued (of which 14.5 million were from treasury) under various employee stock option and incentive plans, and 7.6 million shares were issued (from treasury) in connection with the conversion of the Corporation's 10% convertible preferred stock. Additionally, 6.9 million shares were issued in connection with the acquisition of the U.S. Trust securities processing businesses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
     As of December 31, 1995, approximately 51 million shares of common stock were reserved for issuance under various employee incentive, option and stock purchase plans and under the Corporation's Dividend Reinvestment Plan. In addition, as of December 31, 1995, the Corporation had reserved 3,389,741 shares of common stock for issuance upon the exercise of warrants which had originally been issued during 1993 by Chase in settlement of a legal action. As a result of the merger, each warrant represents the right to acquire upon exercise thereof
1.04 shares of common stock at an exercise price of $34.6125 per warrant. The warrants expire June 30, 1996.

     Under the Corporation's Dividend Reinvestment Plan, stockholders may reinvest all or part of their quarterly dividends in shares of common stock.

     Common stock issued, or distributed from treasury, during 1995, 1994 and 1993 was as follows:

YEAR ENDED DECEMBER 31,                     1995          1994           1993
- -------------------------------------------------------------------------------
Employee Benefit and
   Compensation Plans                 17,649,425(a)  2,104,924      2,855,111
Conversion of 10% Convertible
  Preferred Stock                      7,639,424            --             --
Acquisition of U.S. Trust              6,883,685            --             --
Dividend Reinvestment
  and Stock Purchase Plans               385,513       998,665      2,426,380
Stock Warrants                            53,362         2,222          2,273
Public Offerings                              --            --     30,112,000
- -------------------------------------------------------------------------------
Total Shares Issued or Distributed
  from Treasury(b)                    32,611,409     3,105,811     35,395,764
- -------------------------------------------------------------------------------

(a) Amount includes 11,385,569 of common stock issued related to broad-based employee stock option plans of both predecessor corporations. See Note Fourteen for a discussion of the Corporation's Employee Stock Option Plans.

(b) During 1995 and 1994, 22,132,496 and 1,055,455, respectively, of these shares were distributed from treasury. No shares were distributed from treasury in 1993.

13. POSTRETIREMENT EMPLOYEE BENEFITS PLANS

The Corporation is currently in the process of reviewing the benefit plans of both predecessor institutions, including the postretirement employee benefit plans. New plans for the Corporation are expected to be approved in 1996.

PENSION PLANS

The Corporation currently has two separate noncontributory pension plans that provide defined benefits to substantially all domestic employees of Chase and Chemical. Chase's domestic plan employs, subject to approval from the Internal Revenue Service, a cash balance form of defined benefit formula that provides for benefits based on salary and service, subject to a minimum benefit level. Chemical's domestic plan also provides for defined benefits, which include both a cash balance feature and a final-average-pay feature. Contributions are made to the Corporation's defined benefit pension plans within the range of levels permitted under applicable law.

     There are also a number of other defined benefit plans which provide benefits to certain domestic and overseas employees. The Corporation's funding strategy for these plans is based on legal requirements, plan documents and local practice. The assumptions used to value such plans generally are consistent with those used to value the plans that cover substantially all domestic employees, adjusted for local conditions.

     The accompanying tables present the aggregate funded status and the net asset and liability amounts included in Other Assets or Other Liabilities, respectively, and the components of expense included in Employee Benefits expense for the Corporation's defined benefit pension plans.

FUNDED STATUS OF PENSION PLANS
                                                                               ACCUMULATED                            ACCUMULATED
                                                         ASSETS EXCEED          BENEFITS         ASSETS EXCEED         BENEFITS
                                                      ACCUMULATED BENEFITS   EXCEED ASSETS(A) ACCUMULATED BENEFITS  EXCEED ASSETS(A)
DECEMBER 31, (IN MILLIONS)                                               1995                                    1994
- ------------------------------------------------------------------------------------------------------------------------------------
Actuarial Present Value of Benefit Obligation:
  Accumulated Benefit Obligation - Vested Benefits           $(1,724)             $(193)             $(1,452)              $(159)
  Accumulated Benefit Obligation - Nonvested Benefits            (71)               (15)                 (76)                (12)
  Additional Benefits Based on Future Salary Levels             (226)               (39)                (193)                (35)
- ------------------------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation for Service Rendered
  to Date                                                     (2,021)              (247)              (1,721)               (206)
Plan Assets at Fair Value(b)                                   2,419                 68                2,022                  41
- ------------------------------------------------------------------------------------------------------------------------------------
Plan Assets in Excess of (Less than) Projected
  Benefit Obligation                                             398               (179)                 301                (165)
Unrecognized Net Loss                                             83                 14                  219                   6
Unrecognized Net (Asset) Obligation                              (49)                 4                  (67)                  5
Unrecognized Prior Service (Benefit) Cost                        (16)                 7                  (11)                  7
Minimum Liability Adjustment                                      --                (16)                  --                  (5)
- ------------------------------------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost                               $   416              $(170)             $   442               $(152)
- ------------------------------------------------------------------------------------------------------------------------------------
Weighted-Average Annualized Actuarial Assumptions:
  Discount Rate                                                 7.25%                                   8.64%
  Rate of Increase in Future Compensation                       5.00                                    5.42
- ------------------------------------------------------------------------------------------------------------------------------------

(a) Consists primarily of domestic plans not subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") and overseas pension plans where funding strategies vary according to legal requirements and local practice.

(b) Consists primarily of listed stocks, fixed income securities, commingled funds and participation rights.

                                           The Chase Manhattan Corporation
                                           and Subsidiaries

- --------------------------------------------------------------------------

     In 1996, pension expense is expected to increase as a result of the decrease in the discount rate to 7.25% at December 31, 1995.

COMPONENTS OF NET PENSION EXPENSE

YEAR ENDED DECEMBER 31, (IN MILLIONS)   1995     1994     1993
- -----------------------------------------------------------------
Cost of Benefits Earned                $ 179    $ 197    $ 175
Interest Cost on Projected Benefit
  Obligation                             155      125      117
Actual (Gain) Loss on Plan Assets       (458)      27     (240)
Net Amortization and Deferral            257     (224)      47
- -----------------------------------------------------------------
Net Periodic Pension Expense           $ 133    $ 125    $  99
- -----------------------------------------------------------------
Weighted-Average Annualized
  Actuarial Assumptions:

    Discount Rate                       8.65%    7.39%    8.48%
    Assumed Rate of Long-Term Return
      on Plan Assets                    9.32     8.50     9.14
    Rate of Increase in Future
      Compensation                      5.41     5.42     6.00
- -----------------------------------------------------------------

     During 1994, Chase offered and completed a voluntary retirement program in which eligible participants in the postretirement plans received accelerated and enhanced benefits if they elected to retire under the program. As a result of this voluntary retirement program, a restructuring charge of $105 million was taken, primarily relating to pension benefits.

     The Corporation has several defined contribution plans. The most significant are the Thrift Incentive Plan ("TIP") offered to domestic employees of Chase and the Savings Incentive Plan ("SIP") offered to domestic employees of Chemical. Subject to certain limits, the TIP and the SIP allow employees to make tax-deferred investments and earn matching contributions from the Corporation. Employee Benefits expense related to all defined contribution plans totaled $94 million in 1995, $86 million in 1994 and $74 million in 1993.

POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

The Corporation provides postretirement medical and life insurance benefits to substantially all domestic employees and to certain foreign employees who meet certain age and length-of-service requirements at retirement. The amount of benefits provided varies with length of service and date of hire. The medical plans are contributory and the life insurance plans are noncontributory. Employees hired by Chemical after April 15, 1992 pay the full cost of their benefits. The plans for both Chemical and Chase employees provide for limits on the Corporation's share of covered medical benefits. The Corporation has not prefunded these benefits.

     Effective January 1, 1993, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") for benefits provided to domestic employees. SFAS 106 requires recognition, during the years of the employees' active service, of the employer's expected cost and obligation of providing postretirement benefits other than pensions to employees and eligible dependents. The Corporation elected to expense the entire unrecognized accumulated obligation (for both predecessor institutions) in 1993 as of the date of adoption of SFAS 106 via a one-time pre-tax charge of approximately $685 million.

     Effective January 1, 1995, the Corporation adopted SFAS 106 for postretirement medical benefits for its eligible foreign employees. Consistent with the January 1, 1993 adoption of SFAS 106 for domestic employees, the Corporation elected to expense the entire unrecognized accumulated obligation as of the date of adoption of SFAS 106 related to its foreign employees via a one-time pre-tax charge of $17 million ($11 million after-tax).

     The accompanying tables present the components of the liability included in Accrued Expenses, and the periodic expense included in Employee Benefits expense related to providing postretirement medical and life insurance benefits. The discount rates and rates of increase in future compensation used to determine the actuarial values for these benefits generally are consistent with those used for the Corporation's defined benefit pension plans. For 1995, the assumed weighted average medical benefits cost trend rate used to measure the expected cost of benefits covered was 10.4% for 1996, declining gradually to a floor of 5.7%. The effect of a 1% increase in the assumed medical benefits cost trend rate would be to increase the December 31, 1995 accumulated obligation and related periodic expense each by approximately 6%.

COMPONENTS OF POSTRETIREMENT MEDICAL AND LIFE INSURANCE LIABILITY
DECEMBER 31, (IN MILLIONS)                    1995        1994
- -----------------------------------------------------------------
Accumulated Benefit Obligation:
  Retirees                                    $651        $567
  Active Employees                             167         114
- -----------------------------------------------------------------
Accumulated Benefit Obligation                 818         681
Unrecognized Net Gain (Loss)                   (40)         50
- -----------------------------------------------------------------
Accrued Postretirement Medical and
  Life Insurance Benefits                     $778        $731
- -----------------------------------------------------------------

     The unrecognized net loss at December 31, 1995 resulted primarily from the change in the discount rate at December 31, 1995.

COMPONENTS OF NET POSTRETIREMENT MEDICAL AND LIFE INSURANCE EXPENSE
YEAR ENDED DECEMBER 31, (IN MILLIONS)   1995     1994     1993
- -----------------------------------------------------------------
Cost of Benefits Earned                  $ 9      $10      $ 9
Interest Cost on Accumulated Benefit
  Obligation                              59       52       56
Amortization of Net Gain(a)               (3)      (1)      --
- -----------------------------------------------------------------
Net Postretirement Medical and Life
  Insurance Expense                      $65      $61      $65
- -----------------------------------------------------------------

(a) For 1995, only individual plans with an unrecognized net gain met the accounting requirements for amortization.

     In 1996, postretirement medical and life insurance expense is expected to remain relatively unchanged.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------
14. EMPLOYEE STOCK INCENTIVE PLANS

EXECUTIVE INCENTIVE PLANS

The Corporation has several long-term stock incentive plans that provide for stock-based awards, including stock options, restricted stock and restricted stock units to certain key employees.

     Prior to the merger, Chemical had in effect a long-term stock incentive plan (the "Chemical LTIP"), pursuant to which stock options have been issued at prices at least equal to the market value of the Corporation's common stock on the grant date. Generally, options cannot be exercised until one year after the grant date and become exercisable over various periods as determined at the time of grant. Options generally expire ten years after the grant date. Under generally accepted accounting principles, no compensation expense is required to be recognized in conjunction with granted or exercised options; amounts received upon the exercise of options are recorded as common stock and capital surplus.

     Restricted stock and restricted stock units are issued under the Chemical LTIP at no cost to the recipient. Restricted stock is awarded subject to the risk of forfeiture until certain restrictions, including continued employment for a specified number of years, have lapsed. The recipient is, however, entitled to the voting rights and dividends on the stock. Restricted stock units entitle their holders to receive shares of common stock after a certain period of continued employment. The holders of restricted stock units are entitled to receive cash payments equivalent to the dividends that would have been received if the units were shares of common stock.

     Most restricted shares and restricted stock units awarded under the Chemical LTIP during 1995 and 1994 vest when Chemical's common stock price reaches and sustains targeted prices for a minimum period of time. During 1995, restricted stock and restricted stock units totaling 858,680 were issued under the Chemical LTIP. The number of such awards issued under the Chemical LTIP during 1994 totaled 901,300. At December 31, 1995, more than half of all such awards had vested as a result of the first two stock price targets having been attained. The third and final stock price target was attained in the 1996 first quarter.

     Compensation expense relating to most restricted shares and restricted stock units (e.g., for awards where the number of shares to be issued at the end of the restricted period is determined on the grant date) is equal to the market value of the Corporation's common stock on the grant date; for other awards, compensation expense generally is equal to the market value on the date the restrictions lapse (e.g., for awards that are forfeitable in the event that targets are not attained or that are payable in cash). Compensation expense is recognized over the restricted period.

     A separate plan, the Chase Long-Term Incentive Plan (the "Chase LTIP"), in effect prior to the merger,provided for awards to selected key personnel of Chase in the form of options to purchase shares of common stock with or without related stock appreciation rights ("SARs") and restricted stock units. Options issued under the Chase LTIP are similar to those issued under the Chemical LTIP. Restricted stock units under the Chase LTIP entitle their holders to receive shares of common stock after a certain period of continued employment. During 1995 and 1994, 488,800 and 156,000 restricted stock units, respectively, were issued under the Chase LTIP. SARs permit their holders to surrender their related options in exchange for cash or shares in an amount equal to the excess of the market price per share of the stock on the date the right is exercised over the related option price. SARs related to nonqualified stock options are recorded as compensation expense based on the excess of the fair market value of the number of shares of stock covered by a SAR over the option price. No further awards will be made under the Chase LTIP after the merger. As a result of the merger, the Corporation assumed all unexercised awards previously granted under the Chase LTIP at a conversion rate of 1.04 for each outstanding award.

     The following table presents a summary of the aggregate option transactions for the Chemical and Chase LTIPs during 1995 and 1994.

                                       STOCK     STOCK OPTIONS                      STOCK     STOCK OPTIONS
                                      OPTIONS     WITH SARS      OPTION PRICE      OPTIONS      WITH SARS   OPTION PRICE
YEAR ENDED DECEMBER 31,                             1995                                         1994
- ------------------------------------------------------------------------------------------------------------------------------
Options Outstanding, January 1       21,378,667     545,114    $10.22 - $43.13    17,210,853    792,130    $10.22--$43.13
Granted                               4,936,692          --     33.06 -  54.93     6,032,785         --     21.80-- 40.19
Exercised                            (4,252,101)   (137,204)    10.22 -  43.13    (1,274,365)  (130,131)    10.22-- 39.06
Cancelled                              (439,251)   (195,606)    10.22 -  46.80      (590,606)  (116,885)    10.22-- 43.13
- ------------------------------------------------------------------------------------------------------------------------------
Options Outstanding, December 31     21,624,007     212,304    $10.22 - $54.93    21,378,667    545,114    $10.22--$43.13
- ------------------------------------------------------------------------------------------------------------------------------
Options Exercisable at December 31   12,535,615     212,304    $10.22 - $51.25    12,247,582    545,114    $10.22--$43.13
- ------------------------------------------------------------------------------------------------------------------------------

     At December 31, 1995 and 1994, 16,727,850 and 19,078,482 shares, respectively, of the Corporation's common stock were reserved for issuance and available for future awards under the Chemical and Chase LTIPs. In January of 1995 and 1996, the Corporation, pursuant to the terms of the Chemical LTIP, reserved additional shares equal to 1.5% of its outstanding shares of common stock for future awards under the Chemical LTIP.

                                                The Chase Manhattan Corporation
                                                and Subsidiaries

- -------------------------------------------------------------------------------

EMPLOYEE STOCK OPTION PLANS

In addition to the awards granted under the Chemical and Chase LTIPs, the Corporation adopted a broad-based employee stock option plan in June 1994 and, as a result of the merger, assumed Chase's broad-based employee stock option plan, originally adopted in January 1994. Under the Chemical plan, Chemical granted 20,025,250 non-qualified stock options to purchase shares of its common stock to all full-time (500 options each) and part-time (250 options each) employees (excluding senior officers). These options were granted at the $40.50 market price of Chemical's common stock on June 15, 1994 and were exercisable in three installments if Chemical's common stock price closed at, or above, certain targeted prices for a pre-specified period. During 1995, all three minimum target prices were met and maintained for the specified periods giving grant recipients the right to exercise all of their options. Any options not exercised by June 14, 2004 will be forfeited as of that date.

     Under the Chase Plan, substantially all full-time employees were awarded options to purchase 400 shares of common stock, and substantially all part-time employees were awarded options to purchase 200 shares of common stock, at an exercise price of $35.50 per share. Employees who began employment after January 19, 1994 were awarded options to purchase a proportionately reduced number of shares based on the time remaining between the commencement of employment and the first date the options could be exercised. When granted, the options, which expire on January 19, 2004, were exercisable on January 19, 2003, with early exercise permitted commencing as early as January 1997, upon the occurrence of certain events. The options were accelerated to become exercisable on December 11, 1995 as a result of shareholder approval of the merger. The Corporation has assumed all such options that remained unexercised at the time of the merger.

     Neither the grant nor the exercise of such employee stock options result in a charge to the Corporation's earnings under current accounting rules.

     The following table presents the activity in the broad-based employee stock option plans of Chemical and Chase during 1995 and 1994.

                                           NUMBER OF                           NUMBER OF
                                            OPTIONS         OPTION PRICE        OPTIONS         OPTION PRICE
YEAR ENDED DECEMBER 31,                              1995                                 1994
- -----------------------------------------------------------------------------------------------------------------
Options Outstanding, January 1            32,497,662      $30.77 - $40.50              --      $    --   $   --
Granted                                      449,448       34.19 -  45.32      36,202,427        30.77 -  40.50
Exercised                                (11,385,569)      30.77 -  45.32              --                    --
Cancelled                                 (3,025,818)      30.77 -  45.32      (3,704,765)       30.77 -  40.50
- -----------------------------------------------------------------------------------------------------------------
Options Outstanding, December 31          18,535,723      $30.77 - $45.32      32,497,662      $ 30.77 - $40.50
- -----------------------------------------------------------------------------------------------------------------

15. RESTRUCTURING CHARGES AND OTHER EXPENSE

Restructuring Charges: The 1995 results include a $15 million restructuring charge, taken by the Corporation relating to the exiting from a futures brokerage business.

     The 1994 results include a pre-tax restructuring charge of $260 million taken by the Corporation in connection with the program to improve earnings per share. At December 31, 1995, the reserve balance associated with this charge was approximately $115 million relating substantially to the disposition of certain facilities, premises and equipment and the termination of leases. Additionally, a charge of $105 million was incurred by the Corporation relating to a voluntary retirement program offered to eligible employees. The Corporation also expensed $52 million for other productivity initiatives, such as exiting from certain consumer activities overseas, regionalizing foreign operations and for further streamlining of the domestic infrastructure. Further, during 1994, the Corporation incurred a restructuring charge of $48 million related to the closing of 50 New York branches and a staff reduction of 650.

     The 1993 results include a charge of $115 million taken by the Corporation after it completed an assessment of costs associated with the merger of Chemical and Manufacturers Hanover Corporation on December 31, 1991. Also in 1993, the Corporation's Texas Commerce subsidiary incurred a restructuring charge of $43 million in connection with the acquisition of assets and assumption of liabilities of four banks (the "First City Banks") of the former First City Bancorporation of Texas, Inc. from the Federal Deposit Insurance Corporation ("FDIC"). In 1993, the Corporation incurred a $45 million restructuring charge for the consolidation of data centers and other facilities.

     At December 31, 1995, the remaining reserves related to the above-mentioned restructuring charges (other than the reserve related to the program to improve earnings per share) were immaterial.

Other Expense: Details of other expense were as follows:

YEAR ENDED DECEMBER 31, (IN MILLIONS)   1995    1994      1993
- ----------------------------------------------------------------------
Other Expense:
  Professional Services               $  559     $  564     $   486
  Marketing Expense                      372        371         348
  FDIC Assessments                       117(a)     250         272
  Telecommunications                     333        294         244
  Amortization of Intangibles            182        192         184
  All Other                            1,128      1,263       1,120
- ----------------------------------------------------------------------
Total Other Expense                   $2,691     $2,934     $ 2,654
- ----------------------------------------------------------------------

(a) Reflects the impact of a reduction in the FDIC assessment rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

16. INCOME TAXES

As of January 1, 1993, the Corporation adopted SFAS 109 and, as a result, recognized a favorable cumulative effect on income tax expense of $1,053 million.

     A valuation reserve was established as of January 1, 1993, in accordance with the requirements of SFAS 109, for tax benefits available to the Corporation but for which realization was in doubt. The Corporation's valuation reserve for Federal taxes was $115 million at December 31, 1995, relating primarily to tax benefits associated with foreign operations which are subject to tax law limitations on realization.

     Deferred income tax expense (benefit) results from differences between amounts of assets and liabilities as measured for income tax return and financial reporting purposes. The significant components of Federal deferred tax assets and liabilities as of December 31, 1995 and 1994 are reflected in the following table.

DECEMBER 31, (IN MILLIONS)                     1995       1994
- ----------------------------------------------------------------
Federal Deferred Tax Assets:
  Reserves for Credit Losses                 $  933     $  983
  Reserves Other Than Credit Losses             716        817
  Fair Value Adjustments-Available-for-
    Sale-Securities                             137        248
  Interest and Fee Accrual Differences          101        279
  Foreign Operations                            285        197
  Securities Marked-to-Market for Tax
    Purposes                                     14         --
  Postretirement Benefits                       270        250
  Other                                         201        259
- ----------------------------------------------------------------
Gross Federal Deferred Tax Assets            $2,657     $3,033
- ----------------------------------------------------------------
Federal Deferred Tax Liabilities:
  Leasing Transactions                       $1,120     $1,144
  Pension Benefits                              129        152
  Depreciation and Amortization                  83        107
  Securities Marked-to-Market for Tax
    Purposes                                     --        226
  Other                                         113        131
- ----------------------------------------------------------------
Gross Federal Deferred Tax Liabilities       $1,445     $1,760
- ----------------------------------------------------------------
Deferred Federal Tax Asset Valuation
  Reserve                                    $  115     $  144
- ----------------------------------------------------------------
Net Federal Deferred Tax Asset After
  Valuation Reserve                          $1,097     $1,129
- ----------------------------------------------------------------

     A valuation reserve of $148 million as of December 31, 1995, has been established against all New York State and City deferred tax assets. The Corporation has recorded deferred New York State and City tax liabilities of approximately $140 million, net of deferred tax assets and related valuation reserve, as of December 31, 1995. Foreign deferred taxes are approximately $321 million as of December 31, 1995 and a Federal deferred tax asset has been recorded in accordance with SFAS 109. The Corporation expects that when paid, these foreign taxes will be creditable against its Federal income tax liability.

     The components of income tax expense included in the Consolidated Statement of Income were as follows:

YEAR ENDED DECEMBER 31, (IN MILLIONS)    1995   1994      1993
- ------------------------------------------------------------------
Current Income Tax Expense:
Federal                                $1,232   $  605    $ 389
Foreign                                   381      258      343
State and Local                           264      239      242
- ------------------------------------------------------------------

Total Current                           1,877    1,102      974
- ------------------------------------------------------------------

Deferred Income Tax Expense (Benefit):

Federal                                  (164)     266     (169)
Foreign                                   111       42      (28)
State and Local                            18       65       21
- ------------------------------------------------------------------

Total Deferred                            (35)     373     (176)
- ------------------------------------------------------------------

Total Income Tax Expense               $1,842   $1,475    $ 798
- ------------------------------------------------------------------

     Not reflected in the preceding table are the tax effects of unrealized gains and losses, with respect to available-for-sale securities that are recorded directly in stockholders' equity, pursuant to SFAS 115, and certain tax benefits associated with the Corporation's employee stock plans. Stockholders' equity decreased by $38 million and $319 million, respectively, in 1995 and 1993 and increased by $676 million in 1994 as a result of the tax effects.

     The tax expense applicable to securities gains and losses for the years 1995, 1994 and 1993 was $68 million, $73 million, and $77 million, respectively.

     A reconciliation of the income tax expense computed at the applicable statutory U.S. income tax rate to the actual income tax expense for the past three years is shown in the following table.

YEAR ENDED DECEMBER 31, (IN MILLIONS)    1995     1994    1993
- ----------------------------------------------------------------
Statutory U.S. Federal Tax Expense     $1,684   $1,386    $ 988
Increase (Decrease) in Tax Expense
  Resulting From:
(Recognized) Unrecognized Tax Benefits     --      (70)    (331)
Tax-Exempt Interest and Dividends         (50)     (48)     (52)
State and Local Income Taxes, Net of
  Federal Income Tax Benefit              183      197      170
Nondeductible Expense                      81       41       43
Other--Net                                (56)     (31)     (20)
- ----------------------------------------------------------------
Total Income Tax Expense               $1,842   $1,475    $ 798
- ----------------------------------------------------------------

     The 1994 and 1993 income tax expense was reduced by $70 million and $331 million, respectively, of tax benefits recognized in accordance with SFAS 109. The following table presents the domestic and foreign components of income before income taxes for the past three years.

YEAR ENDED DECEMBER 31, (IN MILLIONS)   1995    1994     1993
- ---------------------------------------------------------------
Domestic                              $3,710  $2,369   $1,569
Foreign(a)                             1,102   1,592    1,255
- ---------------------------------------------------------------
Income Before Income Taxes            $4,812  $3,961   $2,824
- ---------------------------------------------------------------

(a) For purposes of this disclosure, foreign income is defined as income generated from operations located outside the United States.

                                                 The Chase Manhattan Corporation
                                                 and Subsidiaries
- --------------------------------------------------------------------------------
17. RESTRICTIONS ON CASH AND INTERCOMPANY FUNDS TRANSFERS

Federal Reserve Board regulations require depository institutions to maintain cash reserves with a Federal Reserve Bank. The average amount of reserve balances deposited by the Corporation with various Federal Reserve Banks was approximately $1.2 billion during 1995 and $1.6 billion during 1994.

     Restrictions imposed by Federal law prohibit the Corporation and certain other affiliates from borrowing from banking subsidiaries unless the loans are secured in specified amounts. Such secured loans to the Corporation or to each of certain other affiliates generally are limited to 10% of the banking subsidiary's capital and surplus; the aggregate amount of all such loans is limited to 20% of the banking subsidiary's capital and surplus. The Corporation was well within these limits throughout the year.

     The principal sources of the Corporation's income (on a parent company-only basis) are dividends and interest from The Chase Manhattan Bank, Chemical Bank and the other banking and non-banking subsidiaries of the Corporation. Federal law imposes limitations on the payment of dividends by the subsidiaries of the Corporation that are state member banks of the Federal Reserve System (a "state member bank") or are national banks. Under such limitations, dividend payments by such banks are limited to the lesser of (i) the amount of "undivided profits" (as defined) and (ii) absent regulatory approval, an amount not in excess of "net income" (as defined) for the current year plus "retained net income" (as defined) for the preceding two years. Non-bank subsidiaries of the Corporation are not subject to such limitations.

     In accordance with the foregoing restrictions, the Corporation's bank subsidiaries could, during 1996, without the approval of their relevant banking regulators, pay dividends of approximately $2.5 billion to their respective bank holding companies, plus an additional amount equal to their net income from January 1, 1996 through the date in 1996 of any such dividend payment.

- --------------------------------------------------------------------------------

18. DERIVATIVE AND FOREIGN EXCHANGE FINANCIAL INSTRUMENTS

The Corporation utilizes various derivative and foreign exchange financial instruments for trading purposes and for purposes other than trading, such as ALM. These financial instruments represent contracts with counterparties where payments are made to or from the counterparty based upon specific interest rates, currency levels, other market rates or on terms predetermined by the contract. Such derivative and foreign exchange transactions involve, to varying degrees, credit risk and market risk. For a discussion of the credit and market risks involved with derivative and foreign exchange financial instruments, reference is made to the first three paragraphs of the Derivative and Foreign Exchange Financial Instruments section of the Management's Discussion and Analysis ("MD&A") on page 38, the first ten paragraphs of the Credit Risk Management section of the MD&A on pages 31-32, and paragraphs one, two and eight through ten of the Market Risk Management section of the MD&A on page 40.

     DERIVATIVE AND FOREIGN EXCHANGE INSTRUMENTS USED FOR TRADING PURPOSES: The credit risk associated with the Corporation's trading activities is disclosed on the balance sheet. The effects of any market risk (gains or losses) on the Corporation's trading activities have been reflected in trading revenue, as the trading instruments are marked-to-market on a daily basis. See Note One for a discussion of the Corporation's trading activities and Note Three for the types and categories of these trading instruments.

     DERIVATIVE AND FOREIGN EXCHANGE INSTRUMENTS USED FOR PURPOSES OTHER THAN
TRADING: The Corporation's principal objective in using derivatives for purposes other than trading is for its ALM activities. For a further discussion of the Corporation's objectives and strategies for employing derivative and foreign exchange instruments for ALM activities, reference is made to the first three paragraphs of the Asset/Liability Management discussion of the MD&A on page 41 and paragraphs three through five on page 44.

     The majority of the Corporation's derivatives used for ALM are transacted through its trading units.

     For the disclosure of the fair value associated with the Corporation's ALM activities, see Note Twenty One.

     At December 31, 1995, gross deferred gains and gross deferred losses relating to closed derivative contracts used in ALM activities were $528 million and $626 million, respectively. See Note One for the accounting method used for these contracts and the Amortization of Net Deferred Gains/Losses on Closed ALM Contracts table on page 44 of the MD&A.

     The Corporation also uses selected derivative financial instruments to manage the sensitivity to changes in market interest rates on anticipated transactions; however, such transactions are not significant. Accordingly, at December 31, 1995, deferred gains and losses associated with such transactions were insignificant.

     The following table summarizes the aggregate notional amounts of interest rate and foreign exchange contracts as well as the credit exposure related to these instruments (after taking into account the effects of legally enforceable master netting agreements) for the dates indicated below. The table should be read in conjunction with the preceding narrative as well as the descriptions of these products and their risks immediately following.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

                                                         NOTIONAL AMOUNTS(A)       CREDIT EXPOSURE

DECEMBER 31, (IN BILLIONS)                                  1995          1994       1995       1994
- ----------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Futures, Forwards and Forward Rate Agreements
  Trading                                             $  1,047.5    $  1,203.3    $   1.3    $   0.9
  Asset and Liability Management                            40.0          47.5        0.1        --
Interest Rate Swaps
  Trading                                                1,692.6       1,358.0       10.4        9.2
  Asset and Liability Management                            69.7         101.8        0.3        0.3
Purchased Options
  Trading                                                  147.2         118.4        0.7        0.5
  Asset and Liability Management                            26.0          22.2        --         --
Written Options
  Trading                                                  161.0         141.7        --         --
  Asset and Liability Management                             6.4           3.4        --         --
- ----------------------------------------------------------------------------------------------------
Total Interest Rate Contracts                         $  3,190.4    $  2,996.3    $  12.8    $  10.9
- ----------------------------------------------------------------------------------------------------
FOREIGN EXCHANGE CONTRACTS
Spot, Forward and Futures Contracts
  Trading                                             $  1,352.1    $  1,335.9    $   8.8    $  11.0
  Asset and Liability Management                            10.9          13.4        --         --
Other Foreign Exchange Contracts(b)
  Trading                                                  241.6         199.2        3.6        3.6
  Asset and Liability Management                             1.6           0.7        --         --
- ----------------------------------------------------------------------------------------------------
Total Foreign Exchange Contracts                      $  1,606.2    $  1,549.2    $  12.4    $  14.6
- ----------------------------------------------------------------------------------------------------
STOCK INDEX OPTIONS AND COMMODITY CONTRACTS
  Trading                                             $     37.7    $     20.6    $   1.0    $   0.8
- ----------------------------------------------------------------------------------------------------
Total Stock Index Options and Commodity Contracts     $     37.7    $     20.6    $   1.0    $   0.8
- ----------------------------------------------------------------------------------------------------
Total Credit Exposure Recorded on the Balance Sheet                               $  26.2    $  26.3
- ----------------------------------------------------------------------------------------------------

(a) The notional amounts of exchange-traded interest rate contracts, foreign exchange contracts, and stock index options and commodity contracts were $417.7 billion, $10.6 billion and $5.1 billion, respectively, at December 31, 1995. The credit risk amounts of these contracts were minimal since exchange-traded contracts principally settle daily in cash.

(b) Includes notional amounts of purchased options, written options and cross-currency interest rate swaps of $92.2 billion, $92.4 billion and $58.6 billion, respectively, at December 31, 1995, compared with $71.0 billion, $87.4 billion and $41.5 billion, respectively, at December 31, 1994.

CLASSES OF DERIVATIVE AND FOREIGN EXCHANGE INSTRUMENTS: The following classes of derivative and foreign exchange instruments refer to instruments that are used by the Corporation for purposes of both trading and ALM.

   Interest rate futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. The credit risk inherent in futures and forwards is the risk that the exchange party may default. Futures contracts settle in cash daily and, therefore, there is minimal credit risk to the Corporation. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.

   Forward rate agreements are contracts to exchange payments on a certain future date, based on a market change in interest rates from trade date to contract settlement date. The notional amount on which the interest payments are based is not exchanged. The maturity of these agreements is typically less than two years.

   Interest rate swaps are contracts in which a series of interest rate flows in a single currency are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. Most interest rate swaps involve the exchange of fixed and floating interest payments. Cross-currency interest rate swaps are contracts that involve the exchange of both interest and principal amounts in two different currencies. The risks inherent in interest rate and cross-currency swap contracts are the potential inability of a counterparty to meet the terms of its contract and the risk associated with changes in the market values of the contracts due to movements in the underlying interest rates.

   Interest rate options, which include caps and floors, are contracts which transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is initiated. As a writer of interest rate caps, floors, and other options, the Corporation receives a premium in exchange for bearing the risk of unfavorable changes in interest rates. Conversely, as a purchaser of an option, the Corporation pays a premium for the right, but not the obligation, to buy or sell a financial instrument

                                                 The Chase Manhattan Corporation
                                                 and Subsidiaries
- --------------------------------------------------------------------------------
or currency at predetermined terms in the future. Foreign currency options are similar to interest rate option contracts, except that they are based on currencies instead of interest rates.

   The Corporation's use of written options as part of its ALM is permitted only in those circumstances where they are specifically linked to purchased options and in order to mitigate interest rate risk. All unmatched written options are included in the trading portfolio and are marked-to-market.

   Foreign exchange contracts are contracts for the future receipt or delivery of foreign currency at previously agreed-upon terms. The risks inherent in these contracts are the potential inability of a counterparty to meet the terms of its contract and the risk associated with changes in the market values of the underlying currencies.

   Stock index option contracts are contracts to pay or receive cash flows from counterparties based upon the increase or decrease in the underlying index. Commodity contracts include swaps, caps and floors and are similar to interest rate contracts, except that they are based on commodity indices instead of interest rates.

   To reduce its exposure to market risk related to the above-mentioned classes of derivative and foreign exchange instruments, the Corporation may enter into offsetting positions.

   To reduce credit risk, management may deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on management's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

   Derivatives and foreign exchange instruments are generally either negotiated over-the-counter ("OTC") contracts or standardized contracts executed on a recognized exchange. Standardized exchange-traded derivatives primarily include futures and options. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

   Included as part of the financial instruments presented in the preceding notional table are transactions involving "when-issued securities" which the Corporation enters into primarily as part of its trading activities. When-issued securities are commitments to purchase or sell securities authorized for issuance, but not yet actually issued, and are not recorded on the balance sheet until issued. However, these commitments are marked-to-market with the resulting gains or losses reflected in trading revenue.

- --------------------------------------------------------------------------------

19   OFF-BALANCE SHEET LENDING-RELATED FINANCIAL INSTRUMENTS

In addition to using derivative and foreign exchange financial instruments, the Corporation also utilizes lending-related financial instruments in order to meet the financing needs of its customers. The Corporation issues commitments to extend credit, standby and other letters of credit and guarantees, and also provides securities-lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these commitments expire without being drawn upon. As a result, total contractual amounts are not representative of the Corporation's actual future credit exposure or liquidity requirements for such commitments.

   The following table summarizes the contract amounts relating to the Corporation's lending-related financial instruments at December 31, 1995 and 1994.

OFF-BALANCE SHEET LENDING-RELATED FINANCIAL INSTRUMENTS

December 31, (in millions)                                 1995          1994
- --------------------------------------------------------------------------------
Commitments to Extend Credit                            $95,555(a)    $82,766(a)
Standby Letters of Credit and Guarantees (Net of
   Risk Participations of $4,861 and $6,241)             24,745        22,797
Other Letters of Credit                                   5,907         5,806
Customers' Securities Lent                               27,169        21,227
- --------------------------------------------------------------------------------

(a) Excludes credit card commitments of $47.6 billion and $47.5 billion at December 31, 1995 and 1994, respectively.

   Unfunded commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates.

   Standby letters of credit and guarantees are conditional commitments issued by the Corporation generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper, bond financing, construction and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by participations to third parties. The Corporation holds collateral to support those standby letters of credit and guarantees written for which collateral is deemed necessary. At December 31, 1995, all of the Corporation's standby letters of credit and guarantees written expire in less than five years.

   Customers' securities lent are customers' securities held by the Corporation, as custodian, which are lent to third parties. The Corporation obtains collateral, with a market value exceeding 100% of the contract amount, for customers' securities lent, which is used to indemnify customers against possible losses resulting from third-party defaults.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
20   SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk arise when a number of customers are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions.

   Concentrations of credit risk indicate the relative sensitivity of the Corporation's performance to both positive and negative developments affecting a particular industry. Based on the nature of the banking business, management does not believe that any of these concentrations are unusual.The accompanying table presents the Corporation's significant concentrations of credit risk for on-balance sheet (principally loans) and off-balance sheet (principally commitments to extend credit) financial instruments. The Corporation has procedures to monitor counterparty credit risk and to obtain collateral when deemed necessary. Accordingly, management believes that the credit exposure shown below is not representative of the potential risk of loss inherent in the portfolio.

                                   Credit         On-Balance    Off-Balance            Credit        On-Balance    Off-Balance
                                 Exposure              Sheet          Sheet          Exposure             Sheet          Sheet
December 31, (in billions)                    1995 Distributions                                  1994 Distributions
- ------------------------------------------------------------------------------------------------------------------------------
Residential Mortgages              $ 37.4              $35.2          $ 2.2            $ 32.4             $29.9          $ 2.5
Credit Cards                         65.2               17.6           47.6              64.9              17.4           47.5
Commercial Real Estate                8.4                7.5            0.9               9.1               8.5            0.6
- ------------------------------------------------------------------------------------------------------------------------------
Total                              $111.0              $60.3          $50.7            $106.4             $55.8          $50.6
- ------------------------------------------------------------------------------------------------------------------------------

   The Corporation's balance sheet exposure to consumers is mainly residential mortgages and credit card outstandings, with off-balance sheet exposure concentrated in unfunded credit card commitments. For a geographic concentration of residential mortgages and credit card outstandings, reference is made to the tables entitled Residential Mortgage Loans by Geographic Region and Domestic Credit Card Receivables by Geographic Region within the Domestic Consumer Portfolio section of the MD&A on pages 34 and 35, respectively.

   Geographic concentrations are a factor most directly affecting the credit risk of the real estate and emerging markets segments of the Corporation's loan portfolio. The Corporation's real estate portfolio is primarily concentrated in the New York Metropolitan area and in Texas. Its emerging markets portfolio is largely concentrated in Latin America, principally Mexico, Brazil and Venezuela. For a further discussion of the emerging markets portfolio, reference is made to the Cross-Border Outstandings section of the MD&A on page 37.

- --------------------------------------------------------------------------------
21  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), requires the Corporation disclose fair value information about financial instruments for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheet. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

   Quoted market prices are not available for a significant portion of the Corporation's financial instruments. As a result, the fair values presented are estimates derived using present value or other valuation techniques and may not be indicative of the net realizable value. In addition, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values.

   Certain financial instruments and all nonfinancial instruments are excluded from the scope of SFAS 107. Accordingly, the fair value disclosures required by SFAS 107 provide only a partial estimate of the fair value of the Corporation; for example, the values associated with the various ongoing businesses which the Corporation operates are excluded. The Corporation has developed long-term relationships with its customers through its deposit base and its credit card accounts, commonly referred to as core deposit intangibles and credit card relationships. Customer relationships with mortgage servicing customers also provide significant economic value. As discussed in Note One, servicing rights, except those associated with certain mortgages originated after the adoption of SFAS 122, are not currently reflected in the balance sheet. In the opinion of management, these items in the aggregate add significant value to the Corporation, but their fair value is not disclosed in this Note.

   Fair values among financial institutions are not comparable due to the wide range of permitted valuation techniques and numerous estimates that must be made. This lack of objective valuation standard introduces a great degree of subjectivity to these derived or estimated fair values. Therefore, readers are cautioned in using this information for purposes of evaluating the financial condition of the Corporation compared with other financial institutions.

                                                 The Chase Manhattan Corporation
                                                 and Subsidiaries
- --------------------------------------------------------------------------------
   The following summary presents the methodologies and assumptions used to estimate the fair value of the Corporation's financial instruments required to be valued pursuant to SFAS 107.

FINANCIAL ASSETS

Assets for Which Fair Value Approximates Carrying Value: The fair value of certain financial assets carried at cost, including cash and due from banks, deposits with banks, federal funds sold and securities purchased under resale agreements, due from customers on acceptances, short-term receivables and accrued interest receivable is considered to approximate their respective carrying values due to their short-term nature and negligible credit losses. The fair value of loans held for accelerated disposition is also considered to approximate carrying value. As discussed in Note One, such loans are carried at the lower of cost or current estimated disposition value.

Trading Assets: The Corporation carries trading assets, which includes debt and equity instruments as well as the positive fair value on derivative and foreign exchange instruments at estimated fair value. The fair value of these instruments were valued using either quoted market prices, pricing models, quoted market prices of financial instruments with similar characteristics or discounted cash flows. For the fair value of trading assets, see Note Three.

Securities: Securities held-to-maturity are carried at amortized cost. Securities available-for-sale and interest rate contracts used in connection with the available-for-sale portfolio are carried at fair value. The valuation methodologies for securities are discussed in Note Four.

Loans: Loans were valued using methodologies suitable for each loan type. Certain of these methodologies and key assumptions made are discussed below.

   The fair value of the Corporation's commercial loan portfolio was estimated by assessing the two main risk components of the portfolio: credit and interest. The estimated cash flows were adjusted to reflect the inherent credit risk and then discounted, using rates appropriate for each maturity that incorporate the effects of interest rate changes. Generally, emerging market loans were valued based on secondary market prices.

   For consumer installment loans and residential mortgages for which market rates for comparable loans are readily available, the fair value was estimated by discounting cash flows, adjusted for prepayments. The discount rates used for consumer installment loans were current rates offered by commercial banks and thrifts; for residential mortgages, secondary market yields for comparable mortgage-backed securities, adjusted for risk, were used. The fair value of credit card receivables was estimated by discounting expected cash flows. The discount rates used incorporated the effects of interest rate changes only, since the estimated cash flows were adjusted for credit risk.

Other Assets: Other Assets consist primarily of equity investments, including venture capital investments. The fair value of these investments was determined on an individual basis. The valuation methodologies included market values of publicly-traded securities, independent appraisals, and cash flow analyses.

FINANCIAL LIABILITIES

Liabilities for Which Fair Value Approximates Carrying Value: SFAS 107 requires that the fair value disclosed for deposit liabilities with no stated maturity (i.e., demand, savings and certain money market deposits) be equal to the carrying value. SFAS 107 does not allow for the recognition of the inherent funding value of these instruments.

   The fair value of foreign deposits, federal funds purchased and securities sold under repurchase agreements, other borrowed funds, acceptances outstanding, short-term payables and accounts payable and accrued liabilities are considered to approximate their respective carrying values due to their short-term nature.

Domestic Time Deposits: The fair value of time deposits was estimated by discounting cash flows based on contractual maturities at the interest rates for raising funds of similar maturity.

Trading Liabilities: The Corporation carries trading liabilities which include securities sold, not yet purchased as well as derivatives and foreign exchange instruments at estimated fair value. These instruments were valued using either quoted market prices, pricing models, quoted market prices of financial instruments with similar characteristics or discounted cash flows. For the estimated fair value of trading liabilities, see Note Three.

Long-Term Debt: The valuation of long-term debt takes into account several factors, including current market interest rates and the Corporation's credit rating. Quotes were gathered from various investment banking firms for indicative yields for the Corporation's securities over a range of maturities.

UNUSED COMMITMENTS AND LETTERS OF CREDIT

The Corporation has reviewed the unfunded portion of commitments to extend credit as well as standby and other letters of credit, and has determined that the fair value of such financial instruments is not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
   The following tables present the carrying value and estimated fair value at December 31, 1995 and 1994 of financial assets and liabilities valued under SFAS 107 and certain derivative contracts used for ALM activities related to such financial assets and liabilities.

                                                                  Financial Assets/Financial Liabilities
                                                                  --------------------------------------
                                                                                         Estimated
                                                                       Carrying               Fair
December 31, 1995 (in millions)                                           Value(a)(b)        Value(a)(b)
- --------------------------------------------------------------------------------------------------------

Financial Assets:
Assets for Which Fair Value Approximates Carrying Value               $  52,235           $ 52,235
Trading Assets - Debt and Equity Instruments                             26,212             26,212
Trading Assets - Risk Management Instruments                             25,825             25,825
Securities Available-for-Sale                                            37,141             37,141
Securities Held-to-Maturity                                               4,628              4,659
Loans, Net of Unearned Income                                           150,207            151,078
Allowance for Credit Losses                                              (3,784)              --
Derivatives in Lieu of Cash Market Instruments(d)                            68                117
Other Assets                                                              2,095              2,612
- --------------------------------------------------------------------------------------------------------
  Total Financial Assets                                              $ 294,627           $299,879
- --------------------------------------------------------------------------------------------------------
Financial Liabilities:
Liabilities for Which Fair Value Approximates Carrying Value          $ 208,786           $208,790
Domestic Time Deposits                                                   27,113             27,368
Trading Liabilities                                                      34,341             34,341
Long-Term Debt                                                           12,825             13,199
- --------------------------------------------------------------------------------------------------------
  Total Financial Liabilities                                         $ 283,065           $283,698
- --------------------------------------------------------------------------------------------------------

December 31, 1994 (in millions)
- --------------------------------------------------------------------------------------------------------
Financial Assets:
Assets for Which Fair Value Approximates Carrying Value               $  56,693           $ 56,693
Trading Assets - Debt and Equity Instruments                             17,926             17,939
Trading Assets - Risk Management Instruments                             25,985             25,985
Securities Available-for-Sale                                            23,140             23,140
Securities Held-to-Maturity                                              10,650             10,160
Loans, Net of Unearned Income                                           142,231            140,394
Allowance for Credit Losses                                              (3,894)              --
Derivatives in Lieu of Cash Market Instruments(d)                            97                175
Other Assets                                                              2,025              2,324
- --------------------------------------------------------------------------------------------------------
  Total Financial Assets                                              $ 274,853           $276,810
- --------------------------------------------------------------------------------------------------------
Financial Liabilities:
Liabilities for Which Fair Value Approximates Carrying Value          $ 197,406           $197,406
Domestic Time Deposits                                                   26,450             27,657
Trading Liabilities                                                      30,356             30,356
Long-Term Debt                                                           13,061             13,016
- --------------------------------------------------------------------------------------------------------
  Total Financial Liabilities                                         $ 267,273           $268,435
- --------------------------------------------------------------------------------------------------------

                                                                             Derivative Contracts Used for ALM Activities
                                                                       ---------------------------------------------------------
                                                                                           Gross          Gross     Estimated
                                                                       Carrying     Unrecognized   Unrecognized          Fair
December 31, 1995 (in millions)                                          Value(c)         Gains         Losses         Value(e)
- --------------------------------------------------------------------------------------------------------------------------------
Assets for Which Fair Value Approximates Carrying Value                   $  (1)           $  4         $    (1)      $     2
Trading Assets - Debt and Equity Instruments                               --               --             --            --
Trading Assets - Risk Management Instruments                               --               --             --            --
Securities Available-for-Sale                                               (78)            --             --             (78)
Securities Held-to-Maturity                                                --               --             --            --
Loans, Net of Unearned Income                                               103             159            (370)         (108)
Allowance for Credit Losses                                                --               --             --            --
Derivatives in Lieu of Cash Market Instruments(d)                            68             276            (227)          117
Other Assets                                                               --               --             --            --
- --------------------------------------------------------------------------------------------------------------------------------
  Total Financial Assets                                                  $  92            $439         $  (598)      $   (67)
- --------------------------------------------------------------------------------------------------------------------------------
Financial Liabilities:
Liabilities for Which Fair Value Approximates Carrying Value              $   6            $ 93         $   (50)      $    49
Domestic Time Deposits                                                      235             462            (254)          443
Trading Liabilities                                                        --               --             --            --
Long-Term Debt                                                               29             163             (41)          151
- --------------------------------------------------------------------------------------------------------------------------------
  Total Financial Liabilities                                             $ 270            $718         $  (345)      $   643


December 31, 1994 (in millions)
- --------------------------------------------------------------------------------------------------------------------------------
Financial Assets:
Assets for Which Fair Value Approximates Carrying Value                   $   8            $--          $    (1)      $     7
Trading Assets - Debt and Equity Instruments                               --               --             --            --
Trading Assets - Risk Management Instruments                               --               --             --            --
Securities Available-for-Sale                                               572             --             --             572
Securities Held-to-Maturity                                                --               --             --            --
Loans, Net of Unearned Income                                               128             166            (185)          109
Allowance for Credit Losses                                                --               --             --            --
Derivatives in Lieu of Cash Market Instruments(d)                            97             194            (116)          175
Other Assets                                                               --               --             --            --
- --------------------------------------------------------------------------------------------------------------------------------
  Total Financial Assets                                                  $ 805            $360         $  (302)      $   863
- --------------------------------------------------------------------------------------------------------------------------------
Financial Liabilities:
Liabilities for Which Fair Value Approximates Carrying Value              $  12            $ 13         $   (49)      $   (24)
Domestic Time Deposits                                                      241             104          (1,234)         (889)
Trading Liabilities                                                        --               --             --            --
Long-Term Debt                                                               43               5            (311)         (263)
- --------------------------------------------------------------------------------------------------------------------------------
  Total Financial Liabilities                                             $ 296            $122         $(1,594)      $(1,176)
- --------------------------------------------------------------------------------------------------------------------------------

(a) The carrying value and estimated fair value include the carrying value and estimated fair value of derivative contracts used for ALM activities.

(b) The carrying value and estimated fair value of daily margin settlements on open futures contracts are primarily included in Other Assets on the balance sheet, except when used in connection with available-for-sale securities, which are carried at fair value and are included in Securities: Available-for-Sale on the balance sheet. The Corporation uses these contracts in its ALM activities to modify the interest rate characteristics of balance sheet instruments such as securities available-for-sale, loans and deposits. Gross unrecognized gains and losses from daily margin settlements on open futures contracts were $4 million and $103 million, respectively, at December 31, 1995.

(c) The carrying value of derivatives used for asset/liability management is recorded as receivables and payables and is primarily included in Other Assets on the balance sheet, except derivatives used in connection with available-for-sale securities which are carried at fair value and are included in Securities: Available-for-Sale on the balance sheet.

(d) Represents derivative contracts that, as part of the Corporation's ALM activities, are used in place of cash market instruments.

(e) Derivative Contracts Used for ALM Activities were valued using market prices or pricing models consistent with methods used by the Corporation in valuing similar instruments used for trading purposes.

   In addition to the derivative contracts in the above tables, the Corporation also uses derivative contracts (interest rate swaps, futures and purchased option contracts) to manage the risk associated with its mortgage servicing rights that are not required to be fair valued under SFAS 107. At December 31, 1995, the carrying value was $7.7 million, and gross unrecognized gains and losses were $71.9 million and $3.4 million, respectively, resulting in an estimated fair value of $76.2 million.

- --------------------------------------------------------------------------------
22   INTERNATIONAL OPERATIONS

The accompanying table presents average assets and income statement information for 1995, 1994 and 1993 relating to international and domestic operations of the Corporation by major geographic areas, based on the domicile of the customer. The Corporation defines international activities as business transactions that involve customers residing outside of the United States. However, a definitive separation of the Corporation's domestic and foreign businesses cannot be performed because many of the Corporation's domestic operations service international business.

   As these operations are highly integrated, estimates and subjective assumptions have been made to apportion revenue and expenses between domestic and international operations. Estimates of the following are allocated on a management accounting basis: stockholders' equity, interest costs charged to users of funds, and overhead, administrative and other expenses incurred by one area on behalf of another. The provision for losses is allocated based on charge-off experience and risk characteristics of the portfolio.

   The Corporation considers the balance in the allowance for credit losses to be available for both domestic and foreign exposures; however, a portion of the allowance is allocated to international operations based on a methodology consistent with the allocation of the provision for losses.

                                                   Average                                         Income Before         Net
For the Year Ended December 31, (in millions)       Assets          Revenue(a)       Expense(b)     Income Taxes      Income
- ----------------------------------------------------------------------------------------------------------------------------
1995
Europe                                            $ 45,376          $ 1,471          $   928              $  543      $  342
Asia and Pacific                                    30,348            1,124              730                 394         251
Latin America and the Caribbean                     19,833              800              433                 367         232
Middle East and Africa                               1,635               67               34                  33          21
Other(c)                                             1,731               20               12                   8           5
- ----------------------------------------------------------------------------------------------------------------------------
Total International                                 98,923            3,482            2,137               1,345         851
Total Domestic                                     208,462           11,478            8,011               3,467       2,108
- ----------------------------------------------------------------------------------------------------------------------------
Total Corporation                                 $307,385          $14,960          $10,148              $4,812      $2,959
- ----------------------------------------------------------------------------------------------------------------------------

1994
Europe                                            $ 44,969          $ 1,385          $   922              $  463      $  293
Asia and Pacific                                    22,717              872              689                 183         125
Latin America and the Caribbean                     19,549            1,469              628                 841         553
Middle East and Africa                               1,509               63               27                  36          26
Other(c)                                             1,141               37               20                  17           8
- ----------------------------------------------------------------------------------------------------------------------------
Total International                                 89,885            3,826            2,286               1,540       1,005
Total Domestic                                     197,188           11,187            8,766               2,421       1,481
- ----------------------------------------------------------------------------------------------------------------------------
Total Corporation                                 $287,073          $15,013          $11,052              $3,961      $2,486
- ----------------------------------------------------------------------------------------------------------------------------

1993
Europe                                            $ 27,985          $ 1,504          $ 1,109              $  395      $  243
Asia and Pacific                                    15,499            1,025              620                 405         235
Latin America and the Caribbean                     20,402            1,405              447                 958         857
Middle East and Africa                               1,339               59               23                  36          22
Other(c)                                             1,163               35               22                  13          13
- ----------------------------------------------------------------------------------------------------------------------------
Total International                                 66,388            4,028            2,221               1,807       1,370
Total Domestic                                     181,170           11,444           10,427               1,017       1,024
- ----------------------------------------------------------------------------------------------------------------------------
Total Corporation                                 $247,558          $15,472          $12,648              $2,824      $2,394
- ----------------------------------------------------------------------------------------------------------------------------

(a) Revenue is comprised of Net Interest Income and Noninterest Revenue.

(b) Expense is comprised of Noninterest Expense and Provisions.

(c) No geographic region included in Other International amounts to more than 10% of the total for the Corporation.

- --------------------------------------------------------------------------------
23   COMMITMENTS AND CONTINGENCIES

At December 31, 1995, the Corporation and its subsidiaries were obligated under a number of noncancelable operating leases for premises and equipment used primarily for banking purposes. Certain leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. No lease agreement imposes any restrictions on the Corporation affecting its ability to pay dividends, engage in debt or equity financing transactions, or enter into further lease agreements. Future minimum rental payments required under operating leases with initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995 were as follows:

- --------------------------------------------------------------------------------

Year Ended December 31, (in millions)
- --------------------------------------------------------------------------------
1996                                                                      $  384
1997                                                                         340
1998                                                                         296
1999                                                                         262
2000                                                                         233
After                                                                      1,337
- --------------------------------------------------------------------------------
Total Minimum Payments Required                                           $2,852
- --------------------------------------------------------------------------------
Less: Sublease Rentals Under Noncancelable Subleases                      $(285)
- --------------------------------------------------------------------------------
Net Minimum Payment Required                                              $2,567
- --------------------------------------------------------------------------------

   Total rental expense in 1995, 1994 and 1993 was as follows:

Year Ended December 31, (in millions)            1995         1994         1993
- --------------------------------------------------------------------------------
Gross Rentals                                   $ 558        $ 579        $ 612
Sublease Rentals                                 (173)        (153)        (121)
- --------------------------------------------------------------------------------
Total                                           $ 385        $ 426        $ 491
- --------------------------------------------------------------------------------


   At December 31, 1995 and 1994, assets amounting to $57 billion and $48 billion, respectively, were pledged to secure public deposits and for other purposes. The significant components of the $57 billion of assets pledged at December 31, 1995 were as follows: $21 billion were loans, $16 billion were securities, and the remaining $20 billion were primarily trading account assets. These amounts compare with $19 billion of loans, $12 billion of securities, and $17 billion of trading account assets pledged at December 31, 1994.

   The Corporation and its subsidiaries are defendants in a number of legal proceedings. After reviewing with counsel all such actions and proceedings pending against or involving the Corporation and its subsidiaries, management does not expect the aggregate liability or loss, if any, resulting therefrom to have a material adverse effect on the consolidated financial condition of the Corporation.

   The Corporation may guarantee the obligations of its subsidiaries. These guarantees rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. See Note Ten for a discussion of the Corporation's guarantees of long-term debt issues for its subsidiaries.

- --------------------------------------------------------------------------------
24   SHAREHOLDERS' RIGHTS PLAN

At December 31, 1995, the Corporation had in place a Shareholders' Rights Plan. The Shareholders' Rights Plan contained provisions intended to protect stockholders in the event of unsolicited offers or attempts to acquire the Corporation, including offers that do not treat all stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all stockholders, and other coercive or unfair takeover tactics that could impair the Board of Directors' ability to represent stockholders' interests fully. The Shareholders' Rights Plan provides that attached to each share of common stock is one right (a "Right") to purchase a unit consisting of one one-hundredth of a share of Junior Participating Preferred Stock for an exercise price of $150 per unit, subject to adjustment.

   At December 31, 1995, Chase also had in place a rights agreement with provisions similar to that of the Corporation. As a result of the merger, the Chase rights agreement has been extinguished.

   On January 18, 1996, the Corporation announced that it would redeem all outstanding rights issued under its Shareholders' Rights Plan. The redemption was effective on the first regular common stock dividend record date occurring after the consummation of the merger on March 31, 1996. Accordingly, the rights were redeemed from all stockholders of record on the common stock dividend record date of April 4, 1996. Since the record date occurred after the effective date of the merger, all stockholders of the Corporation on the record date, whether they were former Chase or former Chemical stockholders, were entitled to receive the redemption price.

   Under the Shareholder Rights Plan, the redemption price is $0.01 per right. Payment of the redemption price will be made at the same time as the 1996 first-quarter common stock dividend.

- --------------------------------------------------------------------------------
25   PARENT COMPANY

Condensed financial information of The Chase Manhattan Corporation, the Parent Company, is presented below.

   For purposes of preparing the Statement of Cash Flows, cash and cash equivalents are those amounts included in the balance sheet caption Cash with Banks.

- --------------------------------------------------------------------------------
PARENT COMPANY - BALANCE SHEET

December 31, (in millions)                                     1995         1994
- --------------------------------------------------------------------------------
Assets
Cash with Banks                                             $   336      $    87
Deposits with Banking Subsidiaries                            6,220        4,796
Securities Purchased Under Resale Agreements                    515          925
Available-for-Sale Securities                                   188          295
Short-Term Advances to Banking Subsidiaries                       3           24
Short-Term Advances to Nonbanking Subsidiaries                2,085        1,896
Long-Term Advances to Banking Subsidiaries                    4,467        4,797
Long-Term Advances to Nonbanking Subsidiaries                   580          350
Investment (at Equity) in Banking Subsidiaries               20,976       19,377
Investment (at Equity) in Nonbanking Subsidiaries             2,325        1,910
Other Assets                                                    652          859
- --------------------------------------------------------------------------------
Total Assets                                                $38,347      $35,316
- --------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Other Borrowed Funds, primarily Commercial Paper            $ 6,329      $ 5,747
Other Liabilities                                               508          666
Long-Term Debt(a)                                            10,674       10,030
- --------------------------------------------------------------------------------
Total Liabilities                                            17,511       16,443
Stockholders' Equity                                         20,836       18,873
- --------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                  $38,347      $35,316
- --------------------------------------------------------------------------------

(a) At December 31, 1995, aggregate annual maturities for all issues for the years 1996 through 2000 were $1,198 million, $1,271 million, $794 million $1,545 million and $1,130 million, respectively.

PARENT COMPANY - STATEMENT OF INCOME

Year Ended December 31, (in millions)                 1995       1994       1993
- --------------------------------------------------------------------------------
Income
Dividends from Banking Subsidiaries                 $1,601     $1,606     $  895
Dividends from Nonbanking Subsidiaries                  15        102         61
Interest from Banking Subsidiaries                     530        497        480
Interest from Nonbanking Subsidiaries                  232        142        155
Interest on Available-for-Sale Securities               16         11         17
All Other Income                                       162         89         52
- --------------------------------------------------------------------------------
Total Income                                         2,556      2,447      1,660
- --------------------------------------------------------------------------------
Expense
Interest on:
  Other Borrowed Funds, primarily
    Commercial Paper                                   328        175        123
  Long-Term Debt                                       744        618        632
All Other Expense                                       61         83        145
- --------------------------------------------------------------------------------
Total Expense                                        1,133        876        900
- --------------------------------------------------------------------------------
Income Before Income Tax Benefit
  and Equity in Undistributed Net Income
  of Subsidiaries                                    1,423      1,571        760
Income Tax Benefit                                      73         46         39
Equity in Undistributed Net Income
  of Subsidiaries                                    1,463        869      1,595
- --------------------------------------------------------------------------------
Net Income                                          $2,959     $2,486     $2,394
- --------------------------------------------------------------------------------

PARENT COMPANY - STATEMENT OF CASH FLOWS

Year Ended December 31, (in millions)                                         1995         1994         1993
- ------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                 $ 2,959      $ 2,486      $ 2,394
Less--Net Income of Subsidiaries                                             3,079        2,577        2,551
- ------------------------------------------------------------------------------------------------------------
Parent Company Net Loss                                                       (120)         (91)        (157)
Add--Dividends from Subsidiaries                                             1,616        1,708          956
Other--Net                                                                     (60)         221         (219)
- ------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                    1,436        1,838          580
- ------------------------------------------------------------------------------------------------------------
Investing Activities
Net (Increase) Decrease in Deposits with Banking Subsidiaries               (1,424)      (2,628)        (580)
Net (Increase) Decrease in Short-Term Advances to Subsidiaries                (168)       1,045        1,184
Net (Increase) Decrease in Long-Term Advances to Subsidiaries                  100         (245)         390
Net (Increase) Decrease in Investment (at Equity) in Subsidiaries             (218)        (189)        (870)
Net (Increase) Decrease in Securities Purchased Under Resale Agreement         410          111         (611)
Proceeds from the Maturity of Available-for-Sale Securities                    105          425          250
Proceeds from the Sale of Available-for-Sale Securities                         13           13          102
Purchase of Available-for-Sale Securities                                      (40)        (323)        (258)
Proceeds from Divestitures of Nonstrategic Businesses                          490         --           --
Other--Net                                                                     (12)        (101)        --
- ------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                                         (744)      (1,892)        (393)
- ------------------------------------------------------------------------------------------------------------
Financing Activities
Net Change in Other Borrowed Funds                                             581        2,186          137
Proceeds from the Issuance of Long-Term Debt                                 1,804        1,679        3,502
Repayments of Long-Term Debt                                                (1,201)      (2,062)      (3,688)
Proceeds from the Issuance of Stock                                            740          511        1,548
Purchase of Treasury Stock                                                  (1,389)        (693)        --
Redemption of Preferred Stock                                                 --           (643)        (913)
Cash Dividends Paid                                                           (978)        (914)        (825)
- ------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Financing Activities                              (443)          64         (239)
- ------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                                                249           10          (52)
Cash with Banks at the Beginning of the Year                                    87           77          129
- ------------------------------------------------------------------------------------------------------------
Cash with Banks at the End of the Year                                     $   336      $    87      $    77
- ------------------------------------------------------------------------------------------------------------
Cash Interest Paid                                                         $ 1,060      $   784      $   747
Taxes Paid (Refunded)                                                      $   957      $  (178)     $    37
- ------------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION 1995-1994

(in millions, except per share and stock price data)          1995
- -------------------------------------------------------------------------------------
                                        4th         3rd         2nd         1st
Net Interest Income                 $   2,078   $   2,069   $   2,028   $   2,027
Provision for Losses                      186         192         195         185
Noninterest Revenue                     1,765       1,710       1,726       1,557
Noninterest Expense                     2,364       2,332       2,359       2,335
- -------------------------------------------------------------------------------------
Income Before Income Tax Expense
  and Effect of Accounting Change       1,293       1,255       1,200       1,064
Income Tax Expense                        466         491         471         414
- -------------------------------------------------------------------------------------
Income Before Effect of
  Accounting Change                       827         764         729         650
Effect of Change in Accounting
  Principle                              --          --          --           (11)(a)
- -------------------------------------------------------------------------------------
Net Income                          $     827   $     764   $     729   $     639
- -------------------------------------------------------------------------------------
Per Common Share:
Primary:
  Income Before Effect of
    Accounting Change               $    1.73   $    1.58   $    1.54   $    1.37
  Effect of Change in Accounting
    Principle                            --          --          --          (.03)(a)
- -------------------------------------------------------------------------------------
  Net Income                        $    1.73   $    1.58   $    1.54   $    1.34
- -------------------------------------------------------------------------------------
Assuming Full Dilution:
  Income Before Effect of
    Accounting Change               $    1.73   $    1.55   $    1.52   $    1.36
  Effect of Change in Accounting
    Principle                            --          --          --          (.03)(a)
- -------------------------------------------------------------------------------------
  Net Income                        $    1.73   $    1.55   $    1.52   $    1.33
- -------------------------------------------------------------------------------------
Cash Dividends Declared Per Share   $     .50   $     .50   $     .50   $     .44
Average Common and Common
  Equivalent Shares                     446.0       448.4       436.2       430.5
Average Common Shares Assuming
  Full Dilution                         447.7       456.4       444.4       439.5
- -------------------------------------------------------------------------------------
Stock Price Per Common Share:(c)
  High                              $   64.75   $   61.63   $   48.75   $   40.88
  Low                                   53.88       46.25       37.50       35.75
  Close                                 58.75       60.88       47.25       37.75
- -------------------------------------------------------------------------------------

(in millions, except per share and stock price data)        1994
- -------------------------------------------------------------------------------------
                                        4th            3rd         2nd         1st
- -------------------------------------------------------------------------------------
Net Interest Income                 $   2,059      $   2,079   $   2,092   $   2,082
Provision for Losses                      175            200         310         365
Noninterest Revenue                     1,501          1,724       1,679       1,797
Noninterest Expense                     2,875          2,385       2,361       2,381
- -------------------------------------------------------------------------------------
Income Before Income Tax Expense
  and Effect of Accounting Change         510          1,218       1,100       1,133
Income Tax Expense                        107            478         440         450
- -------------------------------------------------------------------------------------
Income Before Effect of
  Accounting Change                       403            740         660         683
Effect of Change in Accounting
  Principle                              --             --          --          --
- -------------------------------------------------------------------------------------
Net Income                          $     403(b)   $     740   $     660   $     683
- -------------------------------------------------------------------------------------
Per Common Share:
Primary:
  Income Before Effect of
    Accounting Change               $     .79      $    1.51   $    1.32   $    1.38
  Effect of Change in Accounting
    Principle                            --             --          --          --
- -------------------------------------------------------------------------------------
  Net Income                        $     .79(b)   $    1.51   $    1.32   $    1.38
- -------------------------------------------------------------------------------------
Assuming Full Dilution:
  Income Before Effect of
    Accounting Change               $     .79      $    1.49   $    1.30   $    1.37
  Effect of Change in Accounting
    Principle                            --             --          --          --
- -------------------------------------------------------------------------------------
  Net Income                        $     .79(b)   $    1.49   $    1.30   $    1.37
- -------------------------------------------------------------------------------------
Cash Dividends Declared Per Share   $     .44      $     .44   $     .38   $     .38
Average Common and Common
  Equivalent Shares                     433.3          440.4       448.8       448.1
Average Common Shares Assuming
  Full Dilution                         441.7          448.9       459.2       456.8
- -------------------------------------------------------------------------------------
Stock Price Per Common Share:(c)
  High                              $   38.63      $   40.00   $   40.88   $   42.13
  Low                                   33.63          34.88       33.88       34.50
  Close                                 35.88          35.00       38.50       36.38
- -------------------------------------------------------------------------------------


(a) On January 1, 1995, the Corporation adopted SFAS 106 for the accounting for other postretirement benefits relating to the Corporation's foreign plans.

(b) Excluding the impact of the $417 million restructuring charge ($249 million after-tax) and the Federal tax benefits of $70 million recognized in the 1994 fourth quarter, pro forma net income was $582 million or $1.20 per primary share and $1.19 per fully-diluted share.

(c) The Corporation's common stock is listed and traded on the New York Stock Exchange and the International Stock Exchange of the United Kingdom and Republic of Ireland. The high, low and closing prices of the Corporation's common stock are from the New York Stock Exchange Composite Transaction Tape.

                                                The Chase Manhattan Corporation
                                                and Subsidiaries

AVERAGE CONSOLIDATED BALANCE SHEET, INTEREST AND RATES

Year Ended December 31,
(Taxable-Equivalent Interest and Rates; in millions)                    1995                                    1994
- ---------------------------------------------------------------------------------------------------------------------------------
                                                         Balance       Interest      Rate       Balance       Interest      Rate
Assets
Deposits with Banks                                    $  10,877       $   824       7.58%    $  12,478       $   869       6.96%
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                 29,465         1,889       6.41        25,333         1,827       7.21
Trading Assets-Debt and Equity Instruments                20,935         1,464       6.99        19,436         1,282       6.60
Securities:
  Available-for-Sale                                      26,946         1,948       7.23(a)     22,399         1,575       7.03(a)
  Held-to-Maturity                                         9,756           667       6.84        10,911           779       7.14
- -------------------------------------------------------------------------------------------------------------------------------
Total Securities                                          36,702         2,615       7.12        33,310         2,354       7.07
- -------------------------------------------------------------------------------------------------------------------------------
Domestic Loans                                           110,752         9,725       8.78       101,440         8,258       8.14
Foreign Loans                                             35,776         3,138       8.77        35,273         2,770       7.85
- -------------------------------------------------------------------------------------------------------------------------------
Total Loans                                              146,528        12,863(b)    8.78       136,713        11,028(b)    8.07
- -------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets                            244,507        19,655       8.04%      227,270        17,360       7.64%
- -------------------------------------------------------------------------------------------------------------------------------
Allowance for Credit Losses                               (3,840)                                (4,302)                    --
Cash and Due from Banks                                   13,874                                 14,541                     --
Trading Assets-Risk Management Instruments                30,397                                 27,956                     --
All Other Assets                                          22,447                                 21,608                     --
- -------------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $ 307,385                              $ 287,073                     --
- -------------------------------------------------------------------------------------------------------------------------------
Liabilities

Domestic Retail Deposits                               $  55,389         1,962       3.54%    $  60,043         1,486       2.47%
Domestic Negotiable Certificates of Deposit
  and Other Deposits                                      11,831           624       5.27        12,973           578       4.46
Deposits in Foreign Offices                               65,276         3,705       5.68        56,106         2,640       4.71
- -------------------------------------------------------------------------------------------------------------------------------
Total Time and Savings Deposits                          132,496         6,291       4.75       129,122         4,704       3.64
- -------------------------------------------------------------------------------------------------------------------------------
Short-Term and Other Borrowings:
  Federal Funds Purchased and Securities Sold
    Under Repurchase Agreements                           44,720         2,686       6.01        34,419         1,603       4.66
  Commercial Paper                                         5,672           327       5.77         4,403           187       4.25
  All Other Borrowings(c)                                 13,033         1,162       8.92        13,029         1,657      12.72
- -------------------------------------------------------------------------------------------------------------------------------
Total Short-Term and Other Borrowings                     63,425         4,175       6.58        51,851         3,447       6.65
Long-Term Debt                                            13,080           942       7.20        13,628           848       6.22
- -------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities                       209,001        11,408       5.46       194,601         8,999       4.62
- -------------------------------------------------------------------------------------------------------------------------------
Demand Deposits                                           35,815                                 37,580                     --
Trading Liabilities-Risk Management Instruments           31,665                                 25,918                     --
All Other Liabilities                                     11,261                                  9,932                     --
- -------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                        287,742                                268,031                     --
- -------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Preferred Stock                                            2,730                                  3,020                     --
Common Stockholders' Equity                               16,913                                 16,022                     --
- -------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                19,643(d)                              19,042(d)                  --
- -------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity             $ 307,385                              $ 287,073                     --
- -------------------------------------------------------------------------------------------------------------------------------
Interest Rate Spread                                                                 2.58%                                  3.02%
- ------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and Net Yield on
  Interest-Earning Assets                                              $ 8,247       3.37%                    $ 8,361       3.68%
- -------------------------------------------------------------------------------------------------------------------------------

(a) For the years ended December 31, 1995 and 1994, the annualized rate for securities available-for-sale based on amortized cost was 7.26% and 7.04%, respectively.

(b) Fees and commissions on loans included in loan interest amounted to $167 million in 1995 and $194 million in 1994.

(c) Includes securities sold but not yet purchased.

(d) The ratio of average stockholders' equity to average assets was 6.4% for 1995 and 6.6% for 1994.

                                                The Chase Manhattan Corporation
                                                and Subsidiaries
CONSOLIDATED BALANCE SHEETS

                                                                                                               THE CHASE MANHATTAN
                                                                                   CHEMICAL BANK                    BANK, N.A.
                                                                                  AND SUBSIDIARIES               AND SUBSIDIARIES
December 31, (in millions, except share data)                                      1995         1994           1995            1994
- -----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                                       $   6,371    $   6,258      $   5,576        $  4,518
Deposits with Banks                                                               2,544        5,484          5,950           7,002
Federal Funds Sold and Securities Purchased Under
  Resale Agreements                                                               5,621        5,898          3,385           3,824
Trading Assets:
  Debt and Equity Instruments                                                    10,338        8,088          4,848           4,815
  Risk Management Instruments                                                    17,625       17,694          8,121           8,273
Securities:
  Available-for-Sale                                                             26,348       16,362          6,314           4,076
  Held-to-Maturity(a)                                                             3,807        6,316           --             1,760
Loans(b)                                                                         67,079       62,272         57,335          51,033
Allowance for Credit Losses                                                      (2,021)      (2,022)        (1,114)         (1,092)
Premises and Equipment                                                            1,355        1,409          1,723           1,759
Due from Customers on Acceptances                                                 1,166        1,064            717             520
Accrued Interest Receivable                                                       1,053          989            918             966
Other Assets                                                                      3,464        3,702          6,384           6,525
- -----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                  $ 144,750    $ 133,514      $ 100,157        $ 93,979
- -----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Domestic:
    Noninterest-Bearing                                                       $  15,508    $  15,143      $  13,704        $ 11,648
    Interest-Bearing                                                             31,996       31,868         18,779          17,888
  Foreign:
    Noninterest-Bearing                                                             147          124          3,555           2,320
    Interest-Bearing                                                             36,831       31,106         34,030          33,645
- -----------------------------------------------------------------------------------------------------------------------------------
Total Deposits                                                                   84,482       78,241         70,068          65,501
Federal Funds Purchased and Securities Sold Under
  Repurchase Agreements                                                          17,172       16,183          2,079           2,580
Other Borrowed Funds                                                              7,174        6,654          2,264           2,308
Acceptances Outstanding                                                           1,180        1,081            722             525
Trading Liabilities                                                              19,467       16,950          9,146           8,066
Accounts Payable, Accrued Expenses and Other Liabilities                          3,653        3,029          5,460           5,194
Long-Term Debt                                                                    1,575        2,303            393             443
Long-Term Debt Payable to Parent Company                                          1,867        1,867          1,960           2,360
- -----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                               136,570      126,308         92,092          86,977
- -----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDER'S EQUITY
Common Stock(c)                                                                     620          620            921             916
Capital Surplus                                                                   4,665        4,501          5,285           4,656
Retained Earnings                                                                 3,185        2,495          1,852           1,495
Net Unrealized Gain (Loss) on Securities Available-for-Sale, Net of Taxes          (290)        (410)             7             (65)
- -----------------------------------------------------------------------------------------------------------------------------------
Total Stockholder's Equity                                                        8,180        7,206          8,065           7,002
- -----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                    $ 144,750    $ 133,514      $ 100,157        $ 93,979
- -----------------------------------------------------------------------------------------------------------------------------------

(a) The market value of held-to-maturity securities for Chemical Bank was $3,830 million and $5,981 million, at December 31, 1995 and 1994, respectively. The market value of held-to-maturity securities for The Chase Manhattan Bank was $1,739 million at December 31, 1994.

(b) Loans are net of unearned income of $434 million and $405 million, at December 31, 1995 and 1994, respectively, for Chemical Bank. Loans are net of unearned income of $317 million and $194 million, at December 31, 1995 and 1994, respectively, for The Chase Manhattan Bank.

(c) Chemical Bank has issued and outstanding 51,633,170 shares of its common stock with a $12 par value as of December 31, 1995 and 1994. The Chase Manhattan Bank has issued and outstanding 61,425,980 shares of its common stock as of December 31, 1995 and 61,038,415 shares as of December 31, 1994, each with a $15 par value.

                                   APPENDIX I

                 NARRATIVE DESCRIPTION OF GRAPHIC IMAGE MATERIAL

Pursuant to Item 304 of Regulation S-T, the following is a description of the graphic image material included in the foregoing Management's Discussion and Analysis of Financial Condition.

GRAPHIC NUMBER  PAGE                                                   DESCRIPTION
- --------------  ----                                                   -----------
       1         22   Bar graph entitled "Reported Net Income and Return on Common Stockholders' Equity in millions of dollars except ratios" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----
                      Net Income                   $       670   $     1,723   $     2,394   $     2,486   $     2,959

                      Return on Common
                      Equity                              4.35%        11.88%        14.62%        13.86%        16.15%


       2         22   Bar graph entitled "Pro Forma Net Income and Return on Common Stockholders' Equity in millions of dollars, except ratios" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----

                      Pro Forma Net Income
                      calculated on a fully-taxed
                      basis and excluding the
                      impact of changes in
                      accounting principles,
                      restructuring charges,
                      charges related to assets
                      held for accelerated
                      disposition and gains on
                      the sales of such assets,
                      gains on emerging markets
                      past-due interest bond
                      sales and foreclosed
                      property expense             $     1,111   $     1,564   $     2,266   $     2,589   $     2,899

                      Return on Common
                      Equity calculated
                      using pro forma
                      net income                          8.74%        10.58%        13.73%        14.51%        15.80%

GRAPHIC NUMBER  PAGE                                                   DESCRIPTION
- --------------  ----                                                   -----------
       3         23   Pie chart entitled "Average Earning Assets Mix, year ended December 31, 1995" presenting the following information:

                      Commercial Loans                      32%
                      Consumer Loans                        28%
                      Securities                            15%
                      Liquid Assets                         25%


       4         23   Pie chart entitled "Average Funding Mix, year ended December 31, 1995" presenting the following information:

                      Interest-Bearing Deposits             54%
                      Short-Term and Other
                      Borrowings                            26%
                      Long-Term Debt                         5%
                      Noninterest-Bearing Funds             15%

       5         24   Bar graph entitled "Provision for Losses in millions of dollars" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----
                      Provision for losses         $     2,430   $     2,585   $     2,254   $     1,050   $       758

                      The 1993 amount excludes the special provision for loans held for accelerated disposition recorded that year.

       6         25   Bar graph entitled "Noninterest Revenue in millions of dollars" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----
                      Total Noninterest Revenue    $     5,074   $     5,420   $     7,181   $     6,701   $     6,758
                                                   ===========   ===========   ===========   ===========   ===========

                      Percentage increase of
                      fees & commissions from
                      the prior year                                       4%            7%            9%            7%

       7         27   Bar graph entitled "Noninterest Expense in millions of dollars" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----
                      Noninterest expense
                      excluding restructuring
                      charges and foreclosed
                      property expense and, in
                      1993, the provision for
                      other real estate held for
                      accelerated disposition      $     8,203   $     8,388   $     8,798   $     9,487   $     9,450

GRAPHIC NUMBER  PAGE                                                   DESCRIPTION
- --------------  ----                                                   -----------
       8         29   Pie chart entitled "1995 Total Revenue (Total Net Interest Income and Noninterest Revenue)" presenting the following information:

                      Global Bank                           36%
                      Regional and Consumer
                      Banking                               51%
                      Global Services                       12%
                      Terminal (LDC and
                      Real Estate)                           1%

       9         29   Pie chart entitled "1994 Total Revenues (Total Net Interest Income and Noninterest Revenue)" presenting the following information:

                      Global Bank                           33%
                      Regional and Consumer
                      Banking                               51%
                      Global Services                       12%
                      Terminal (LDC and
                      Real Estate)                           4%

      10         32   Pie chart entitled "Loans at December 31, 1995" presenting the make-up of the loan portfolio as follows:

                      Domestic Residential
                      Mortgage                              23%
                      Domestic Credit Card                  11%
                      Domestic Other Consumer               12%
                      Domestic Commercial
                      and Industrial                        22%
                      Domestic Commercial
                      Real Estate                            4%
                      Domestic Financial
                      Institutions                           4%
                      Foreign                               24%

      11         33   Bar graph entitled "Nonperforming Assets in millions of dollars"  presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----
                      Nonperforming Assets         $    11,414   $    11,181   $     5,630   $     2,126   $     1,664
                                                   ===========   ===========   ===========   ===========   ===========


      12         33   Line graph entitled "Net Charge-offs in millions of dollars" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----

                      Total Net Charge-offs        $     4,232   $     2,875   $     2,618   $     1,464   $       840
                                                   ===========   ===========   ===========   ===========   ===========

GRAPHIC NUMBER  PAGE                                                   DESCRIPTION
- --------------  ----                                                   -----------
      13         35   Bar graph entitled "Managed Credit Card Receivables in billions of dollars" presenting the following information:

                                                      12/31/91      12/31/92      12/31/93      12/31/94      12/31/95
                                                      --------      --------      --------      --------      --------
                      Owned                        $      13.4   $      12.5   $      13.6   $      17.0   $      17.1
                                                   ===========   ===========   ===========   ===========   ===========
                      Managed                      $      16.4   $      16.3   $      17.4   $      19.7   $      23.7
                                                   ===========   ===========   ===========   ===========   ===========

      14         35   Bar graph entitled "Credit Card Net Charge-offs to Average Managed Receivables in million of dollars, except ratios" presenting the following information:

                                                          1991          1992          1993          1994          1995
                                                          ----          ----          ----          ----          ----
                      Net Charge-offs of Managed
                      Credit Card Receivables      $       781   $       877   $       779   $       745   $       849
                      Net Charge-offs of Managed
                      Credit Card Receivables as
                      a percentage of Average
                      Managed Credit Card
                      Receivables                         5.25%         5.59%         4.91%         4.30%         4.05%

      15         39   Bar graph entitled "Total Allowance for Credit Losses and Allowance Coverage Ratio in millions of dollars, except ratios" presenting the following information:

                                                      12/31/91      12/31/92      12/31/93      12/31/94      12/31/95
                                                      --------      --------      --------      --------      --------
                      Total Allowance for
                      Credit Losses                $     5,235   $     4,938   $     4,445   $     3,894   $     3,784
                      Total Allowance as a
                      Percentage of Total
                      Nonperforming Loans                   58%           56%          122%          245%          253%

      16         41   Bar graph entitled "Histogram of Daily Market Risk-Related Trading Revenue for 1995" presenting the following information:

                      Millions of dollars                0 - 5        5 - 10       10 - 15       15 - 20       20 - 25      25 - 30
                                                         -----        ------       -------       -------       -------      -------

                      Number of trading days
                      trading revenue was within
                      the above prescribed
                      positive dollar range                 58            99            60            12             2            1

GRAPHIC NUMBER  PAGE                                                   DESCRIPTION
- --------------  ----                                                   -----------
                      Millions of dollars               0 - (5)    (5) - (10)   (10) - (15)   (15) - (20)   (20) - (25)  (25) - (30)

                      Number of trading days
                      trading revenue was within
                      the above prescribed
                      negative dollar range                 17             6             2             0             0            0

                      Millions of dollars                         (30) - (35)   (35) - (40)   (40) - (45)   (45) - (50)  (50) - (55)
                                                                  -----------   -----------   -----------   -----------  -----------

                      Number of trading days
                      trading revenue was within
                      the above prescribed
                      negative dollar range                                1             1             0             0            1


      17         46   Bar graph entitled "Risk-Based Capital Ratios" presenting the following information:

                                                      12/31/91      12/31/92      12/31/93      12/31/94      12/31/95
                                                      --------      --------      --------      --------      --------

                      Total Risk-Based
                      Capital Ratio                       9.25%        11.22%        12.35%        12.23%        12.27%

                      Tier 1 Risk-Based
                      Capital Ratio                       5.14%         7.01%         8.06%         8.05%         8.22%

                      Tier 1 Leverage Ratio               5.01%         6.79%         7.35%         6.63%         6.68%

                      The minimum regulatory requirements for the above ratios are as follows:

                      Minimum Total Risk-Based Capital
                      Ratio                                  8%
                      Minimum Tier 1 Risk-Based Capital
                      Ratio                                  4%
                      Minimum Tier 1 Leverage Ratio          3%

      18         46   Bar graph entitled "Market Capitalization in billions of dollars" presenting the following information:

                                                      12/31/91      12/31/92      12/31/93      12/31/94      12/31/95
                                                      --------      --------      --------      --------      --------
                      Market Capitalization        $       7.0   $      15.8   $      17.8   $      15.4   $      25.6